    As filed with the Securities and Exchange Commission on October 18, 1996

                                                       Registration No. 33-60403
                                                       =========================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933

                              COMFORCE CORPORATION
                        (FORMERLY THE LORI CORPORATION)
             (Exact name of registrant as specified in its charter)

          DELAWARE                              7361                            36 - 2262248
---------------------------------               ----                 ----------------------------------
(State or other jurisdiction         (Primary Standard Industrial   (I.R.S Employer Identification No.)
of incorporation or organization)    Classification Code Number)

                             ____________________

                             COMFORCE CORPORATION
                              2001 MARCUS AVENUE
                         LAKE SUCCESS, NEW YORK 11042
                                (516) 352-3200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              ____________________

                             CHRISTOPHER P. FRANCO
                            EXECUTIVE VICE PRESIDENT
                              COMFORCE CORPORATION
                               2001 MARCUS AVENUE
                          LAKE SUCCESS, NEW YORK 11042
                                 (516) 352-3200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              ____________________

                                    Copy to:

                           DAVID G. EDWARDS, ESQUIRE
               DOEPKEN KEEVICAN & WEISS PROFESSIONAL CORPORATION
                             37TH FLOOR, USX TOWER
                                600 GRANT STREET
                      PITTSBURGH, PENNSYLVANIA 15219-2703
    (412) 355-2600 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              ____________________

                             (Cover page continued)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. X
                               ---

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ____

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _____


                        CALCULATION OF REGISTRATION FEE

=============================================================================================================================
    Title of Each Class of       Amount to be       Proposed Maximum            Proposed Maximum            Amount of
 Securities to be Registered    Registered(1)   Offering Price Per Share(2)  Aggregate Offering Price(2)  Registration Fee(2)
 ---------------------------    -------------   ---------------------------  ---------------------------  -------------------
Common Stock                         9,808,705                    $ 2.375                $ 2,734,266         $   942.85
                                                                  $13.375                $74,182,270         $25,579.92
                                                                  $16.625                $51,721,987         $17,835.16
=============================================================================================================================

(1) Includes certain shares of common stock (the "Common Stock"), of COMFORCE Corporation ("COMFORCE" or the "Company") issuable upon the exercise of the Company's warrants to purchase Common Stock or upon the conversion of the Company's convertible preferred stock or notes.

(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c), the offering price and registration fee are computed on the basis of the average of the high and low prices of the Company's shares of Common Stock traded on the American Stock Exchange within five business days prior to the filing of this Registration Statement. The per share price of $2.375 represents such average on June 16, 1995, a date within five business days prior to the filing of the original Registration Statement under which 1,151,270 shares were included for registration (the fee as to which ($942.85) was previously paid). The per share price of $13.375 represents such average on May 6, 1996, a date within five business days prior to the filing of Amendment No. 1 under which 5,546,338 shares were included for registration (the fee as to which ($25,579.92) was previously paid). The per share price of $16.625 represents such average on October 14, 1996, a date within five business days prior to the filing of this Amendment No. 2 under which 3,111,097 shares are included for registration (the fee as to which ($17,835.16) is paid herewith).


THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                  SUBJECT TO COMPLETION DATED OCTOBER 18, 1996

     PROSPECTUS

                                9,808,705 SHARES
                              COMFORCE CORPORATION
                                  COMMON STOCK


       COMFORCE Corporation, a Delaware corporation (the "Company" or "COMFORCE") is a leading provider of staffing, consulting and outsourcing solutions that address the high technology needs of businesses.

       All of the 9,808,705 shares of common stock ("Common Stock") of the COMFORCE Corporation (the "Company" or "COMFORCE") offered hereby are being offered for sale, from time to time by or for the account of certain existing security holders of the Company ("Selling Stockholders"). See "Selling Stockholders." The Common Stock is listed on the American Stock Exchange. The Selling Stockholders have indicated that they propose from time to time to offer their shares, if any, for sale in regular way brokerage transactions on the American Stock Exchange or in privately negotiated transactions; and that sales on or through the facilities of the American Stock Exchange will be effected at such prices as may be obtainable and are satisfactory to the respective Selling Stockholders. Michael Ferrentino, the President and a Director of the Company, Christopher P. Franco, an Executive Vice President of the Company, Kevin W. Kiernan, a Vice President of COMFORCE Global, and James L. Paterek, a consultant to the Company, collectively are registering 3,888,084 shares hereby. Such individuals have advised the Company that they will agree not to sell any such shares for at least six months from the effective date of the Registration Statement of which this Prospectus is a part.

       In certain cases the Selling Stockholders, brokers executing sales orders on their behalf and dealers purchasing shares from the Selling Stockholders for resale, may be deemed to be "underwriters," as that term is defined in
     Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of Common Stock purchased by them may be deemed underwriting commissions or discounts under the Securities Act.

       The Company will not receive any proceeds from sales of shares to which this Prospectus relates. However, insofar as the holders of warrants to purchase shares of the Common Stock are expected to exercise their warrants in order to sell the underlying shares (which are registered hereby), the Company will receive the amount of the exercise prices of any warrants so exercised. The Company cannot predict when or if it will receive proceeds from the exercise of warrants, or the amount of any such proceeds.


     SEE "RISK FACTORS" ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.


       On _______, 1996, the closing price of the Common Stock on the American Stock Exchange was $___ per share. The Company will bear certain of the expenses of this offering, estimated to be $130,000.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



               The date of this Prospectus is ____________, 1996.

                               PROSPECTUS SUMMARY

       The following is a summary of certain of the information contained in this Prospectus and is qualified in its entirety by the more detailed information and financial statements appearing elsewhere herein. Prospective investors should carefully consider the information set forth under the caption "Risk Factors."

     THE COMPANY

       COMFORCE is a leading provider of staffing, consulting and outsourcing solutions that address the high technology needs of businesses. The Company provides services through a highly-skilled labor force, including computer programmers, engineers, technicians, scientists and researchers. The Company's customers include telecommunication equipment manufacturers, telecommunication service providers (wireline and wireless), computer software and hardware providers, aerospace and avionics firms, utilities and national laboratories engaging in alternative energy source development, environmental safety, and laser and weapons research.
     COMFORCE employs over 1,100 persons, 95% of which are billable. In addition to billable employees, the Company maintains a database of approximately 100,000 prospective highly-skilled employees with expertise in the technical disciplines served by the Company.

       The Company serves its customers through three principal operating divisions, Telecommunications, Technical Services and Information Technology. The Telecommunications division serves its customers' needs in virtually all areas of the telecommunications sector, including wireline and wireless technology, satellite and earth station deployment, network management and plant modernization. The Information Technology division's programmers, systems analysts, software engineers and other computer personnel offer expertise throughout the information technology market. In the technical staffing market, the Technical Services division provides diverse commercial needs for highly skilled labor, including in the avionics and aerospace, architectural, automotive, energy and power, pharmaceutical, marine and petrochemical fields.

       The Company's objective is to increase its revenues and strengthen its market position in the highly skilled labor segment of the technical staffing services business. COMFORCE will seek to achieve its objective by
     (i) focussing its efforts in the high technology sectors which offer a greater demand for services, higher employee compensation levels, higher profit margins and more stable customer and employee relationships than lower skilled labor sectors; (ii) seeking to continue to acquire existing businesses with profitable track records and recognized local or regional presence, with a view toward expanding the Company's geographic service base, diversifying its capabilities in the high technology sectors and establishing new relationships with large corporations; (iii) offering innovative and flexible service packages to its customers; and (iv) seeking to continue to expand geographically in the United States and internationally.

     THE OFFERING

       The Company is required under certain agreements it has entered into with stockholders, warrantholders and noteholders to register the shares of Common Stock held by such persons or issuable upon the exercise of warrants or conversion of convertible Preferred Stock or notes held by them.

       Existing securityholders of the Company are offering 9,808,705 shares of Common Stock held by them or issuable to them.

        Common Stock Offered by the Selling Stockholders...... 9,808,175 shares*
        Common Stock Outstanding.............................. 9,632,032 shares
        Common Stock Issuable Under Warrants............................ shares
        Common Stock Issuable Upon Conversion of Convertible
         Preferred Stock and Notes...................................... shares
        Total Common Stock.............................................. shares*
        American Stock Exchange Symbol..................................... CFS

     _________________
     *Includes Common Stock issuable under Warrants or upon conversion of convertible Preferred Stock and convertible notes.

        See "Selling Stockholders" and "Plan of Distribution."

     USE OF PROCEEDS

        The Company will not receive any proceeds from the sale of the Common Stock offered hereby by the Selling Stockholders. However, if the holders of warrants to purchase shares of Common Stock exercise their warrants in order to sell the underlying shares (which are registered hereby), the Company will receive the amount of the exercise prices of any warrants so exercised. The Company cannot predict when or if it will receive proceeds from the exercise of warrants, or the amount of any such proceeds. The Company intends to use the proceeds, if any, received from the exercise of warrants for working capital purposes. See "Plan of Distribution."

     RISK FACTORS

        Prospective investors should carefully review the risk factors and other information set forth herein, including under the heading "Risk Factors" which discusses, among other things, significant risks associated with an investment in the Company.

                                  RISK FACTORS


        In addition to the other information in this Prospectus, the following factors relating to the Company and the Offering should be considered in evaluating an investment in the shares of Common Stock offered hereby.

     DILUTION AND DEPRESSION OF MARKET PRICE OF COMMON STOCK

        During August 1996, the daily average number of shares of Common Stock traded on the American Stock Exchange was approximately 33,000 shares. If such trading levels continue, it may be difficult for Selling Stockholders to effect sales of their shares on the American Stock Exchange and, the placement of a substantially larger number of sell orders could materially and adversely impact the market price of the Common Stock.

        As of September 30, 1996, there were 9,632,032 shares of Common Stock issued and outstanding (10,519,132 shares assuming conversion of currently outstanding shares of Series E Preferred Stock at the specified rate of 100 shares of Common Stock for each share of Series E Preferred Stock, which conversion will take place automatically if the Company's stockholders approve a proposed amendment to the Company's Certificate of Incorporation to increase the number of authorized shares at the Annual Meeting of Stockholders to be held on October 28, 1996), of which approximately 1,200,000 were in the public float. Assuming that all shares registered hereby (including shares issuable upon the exercise of warrants and the conversion into Common Stock of convertible Preferred Stock and convertible notes) will be sold into the market, an additional 9,808,705 previously restricted shares will enter the public float. In addition, the exercise of warrants and the conversion into Common Stock of convertible Preferred Stock and convertible notes at prices below the market price will result in substantial dilution to existing stockholders.

     ABSENCE OF COMBINED OPERATING HISTORY

        The Company's technical staffing business has been developed principally through the acquisition of established technical staffing business, all of which have been acquired since October 1995. Prior to their acquisition by the Company, each of these acquired companies operated as a separate independent entity, and there can be no assurance that the Company will be able to integrate the businesses acquired on an economic or operational basis. There can be no assurance that the Company's management group will be able to oversee the combined entity and effectively implement the Company's strategy. The pro forma financial data of the Company set forth in this Prospectus includes the combined operating results of these recently acquired businesses during periods when they were not under common control or management and as such may not be indicative of the Company's future financial or operating results. An inability of the Company to integrate the acquired businesses would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, if the Company is unable to effectively integrate the management personnel needed to manage the acquired businesses, if such personnel are unable to achieve anticipated performance levels or if the Company is unable to implement effective controls, the Company's business, financial condition and results of operations could be adversely affected.

     RELIANCE ON ACQUISITIONS FOR COMPANY GROWTH

        The ability of the Company to achieve growth through acquisitions will depend on a number of factors, including the availability of working capital, existing and emerging competition and the availability of attractive acquisition opportunities. The Company has recently consummated several acquisitions and is actively seeking acquisition opportunities. Once integrated, acquisitions may not achieve levels of revenue, profitability or productivity comparable to those of the Company's existing locations or may not otherwise perform as expected. Acquisitions also involve special risks, including risks associated with unanticipated liabilities and contingencies, diversion of management attention and possible adverse effects on earnings resulting from increased goodwill amortization, increased interest costs, the issuance of additional securities and difficulties related to the integration of the acquired business. There can be no assurance that the Company will be able to successfully identify additional suitable acquisition candidates, complete additional acquisitions or integrate acquired businesses into its operations.

     NEED FOR FINANCING

        The Company anticipates that it will need debt or equity financing in order to carry out its strategy of growth through acquisitions. As of the date of this Prospectus, the Company has no commitment for additional financing. Although the Company is currently in discussions with prospective lenders and investors to provide financing, there can be no assurance that any such financing will become available on terms favorable
     to affordable by the Company.   See "Management's Discussion and Analysis
     of Financial Condition and Results of Operations."

     ABILITY TO MANAGE GROWTH

        The Company's officers have had limited experience in managing companies as large and as rapidly growing as the Company. The Company's strategy of continuing its growth and expansion will place additional demands upon the Company's current management and other resources and will require additional working capital, information systems and management, operational, and other financial resources. The continued growth of the Company will depend on various factors, including, among others, federal and state regulation of the telecommunications industry. Not all of such factors are within the control of the Company. The Company's ability to manage growth successfully will require the Company to continue to enhance its operational, management, financial and information systems and controls. No assurance can be given that the Company will be able to manage its expanding operations and, if the Company's management is unable to manage growth effectively, the Company's business, operating results and financial condition could be materially adversely affected. Furthermore, there can be no assurance that the growth experienced by the Company in the past will continue.

     INTANGIBLE ASSETS

        The Company has substantial intangible assets representing amounts attributable to goodwill recorded in connection with the Company's acquisitions. Any impairment in the value of such assets could have an adverse effect on the Company's financial condition and results of operations. See the Company's consolidated financial statements.

     EFFECT OF FLUCTUATIONS IN THE GENERAL ECONOMY

        Demand for staffing services is significantly affected by the general level of economic activity in the country. Companies use temporary staffing services to manage personnel costs and staffing needs due to business fluctuations. When economic activity increases, temporary employees are often added before full-time employees are hired. As economic activity slows, many companies reduce their usage of temporary employees before undertaking layoffs of their regular employees. During expansions, there is intense competition among temporary services firms for qualified temporary personnel. In addition, the Company may experience increased competitive pricing pressures during such periods. There can be no assurance that during such periods of increased economic activity and higher general employment levels the Company will be able to recruit and retain sufficient temporary personnel to meet the needs of its clients, or that pricing pressures will not adversely affect the Company's results of operations. Similarly, a slowdown in the economy may result in decreased demand for temporary personnel, which may have an adverse effect on the Company's financial condition and results of operations.

     LIABILITIES FOR CLIENT AND EMPLOYEE ACTIONS

        Staffing service providers are in the business of employing people and placing them in the workplace of other businesses. An attendant risk of such activity includes possible claims of discrimination and harassment, employment of illegal aliens and other similar claims. The Company has policies and guidelines in place to reduce its exposure to these risks. However, a failure to follow these policies and guidelines may result in negative publicity and the payment by the Company of money damages or fines. Although the Company historically has not had any significant problems in this area, there can be no assurance that the Company will not experience such problems in the future. The Company is also exposed to liability with respect to actions taken by its employees while on assignment, such as damages caused by employee errors, misuse of client proprietary information or theft of client property. Although the Company maintains insurance, due to the nature of the Company's assignments, in particular its access to client information systems and confidential information, and the potential liability with respect thereto, there can be no assurance that insurance coverage will continue to be available or that it will be adequate to cover any such liability.

     INCREASES IN UNEMPLOYMENT INSURANCE PREMIUMS AND WORKERS' COMPENSATION
     RATES

        The Company is required to pay unemployment insurance premiums and workers' compensation benefits for its temporary employees. Unemployment insurance premiums are set annually by the states in which employees perform services and could increase as a result of, among other things, increased levels of unemployment and the lengthening periods for which unemployment benefits are available. Workers' compensation costs have increased as various states in which the Company conducts operations have raised levels and liberalized allowable claims. The Company maintains workers' compensation insurance for its employees in amounts required under applicable state law and in the amount of $500,000 in the case of foreign workers. The Company may incur costs related to workers' compensation claims at rates higher than anticipated due to higher than anticipated losses from known claims or an increase in the number or the severity of new claims. In addition, the Company's costs could increase as the result of any future health care reforms. Certain federal and state legislative proposals have included provisions extending health insurance benefits to temporary employees who do not presently receive such benefits. There can be no assurance that the Company will be able to increase the fees charged to its clients in a sufficient amount to cover increased costs related to workers' compensation and unemployment insurance. Further, there can be no assurance that the Company will be able to obtain or renew workers' compensation insurance coverage in amounts and types desired at reasonable premium rates.

     DEPENDENCE ON AVAILABILITY OF QUALIFIED STAFFING PERSONNEL

        The Company depends on its ability to attract, train and retain personnel who possess the skills and experience necessary to meet the staffing requirements of its clients. Competition for individuals with proven skills in certain areas, particularly information technology and telecommunications, is intense. The Company must continually evaluate, train and upgrade its base of available personnel to keep pace with clients' needs. Competition for individuals with proven technical skills is intense. The Company competes for such individuals with other providers of technical staffing services, systems integrators, providers of outsourcing services, computer systems consultants, clients and temporary personnel agencies. There can be no assurance that qualified personnel will continue to be available to the Company in sufficient numbers and on economic terms acceptable to the Company.

     COMPETITION

        The temporary services industry is highly competitive and has low barriers to entry. Heightened competition for customers as well as for technical personnel could adversely impact the Company's margins. Heightened competition for customers could result in the Company being unable to maintain its current fee scales without being able to reduce its personnel costs. Shortages of qualified technical personnel, which currently exist in some technical specialities and could occur in the future, may result in the Company being unable to fulfill its customer's needs or in the customers electing to employ technical staff directly (rather than using the Company's services) to ensure the availability of such personnel. Many of the Company's competitors have greater marketing, financial and personnel resources than does the Company and could provide new or increased competition to the Company. The Company expects that the level of competition will remain high in the future.

     DEPENDENCE ON KEY PERSONNEL

        The Company is highly dependent on its management. The Company's success depends upon the availability and performance of its President, Michael Ferrentino, its Executive Vice President, Christopher P. Franco, and its principal consultant, James Paterek. The loss of services of any of these key persons could have a material adverse effect upon the Company. The Company has entered into employment agreements with Messrs. Ferrentino and Franco, both expiring in December 1997. The Company does not maintain key man life insurance on any of these individuals. See "Management."

     CONTROL BY INSIDERS

        Management of the Company controls approximately 35% of the Company's outstanding shares of Common Stock. As a result, such persons are expected to have the ability to decide all issues submitted to the Company's stockholders. Such concentration of ownership could limit the price that certain investors might be willing to pay in the future for shares of Common Stock, and could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company.

     ANTI-TAKEOVER PROVISIONS

        Certain provisions of the Company's Certificate of Incorporation and Bylaws authorize the issuance of "blank check" Preferred Stock and the establishment of advance notice requirements for director nominations and actions to be taken at stockholder meetings. These provisions could discourage or impede a tender offer, proxy contest or other similar transaction involving control of the Company, which transactions might be
     viewed favorably by minority stockholders.   In particular, by authorizing
     and issuing preferred stock with particular rights, the issuance of Preferred Stock could have an adverse effect on holders of Common Stock by delaying or preventing a change in control of the Company, making removal of the present management of the Company more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of Common Stock. For example, the Company could issue shares of Preferred Stock with extraordinary voting rights or liquidation preferences to make it more difficult for a hostile acquirer to gain control of the Company. In addition to the anti-takeover effect of the issuance of preferred stock, holders of preferred stock have a preferred position over holders of common stock on liquidation, the right to a fixed or minimum dividend before any dividend is paid (or accrued) on common stock, and the right to approve certain extraordinary corporate matters. See "Description of the Company's Securities."

     LIMITATIONS ON PAYMENT OF DIVIDENDS

        The Company anticipates that for the foreseeable future its earnings will be retained for the operation and expansion of its business and that it will not pay cash dividends. In addition, the Company's revolving credit facility prohibits the payment of cash dividends without the lender's consent. See "Dividend Policy."

     POSSIBLE VOLATILITY OF STOCK PRICE

        From time to time, there may be significant volatility in the market price for the Company's Common Stock. Quarterly operating results of the Company or of other temporary staffing companies, changes in general conditions in the economy, the financial markets or the staffing industry, natural disasters or other developments could cause the market price of the Company's Common Stock to fluctuate substantially. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance.

                                  THE COMPANY

        The predecessor of COMFORCE Telecom was formed in 1987 by Michael Ferrentino, the President, a Director and a significant stockholder of the Company and James Paterek, a consultant to and significant stockholder of the Company. In June 1995, these founders and Christopher Franco, an Executive Vice President and significant stockholder of the Company, entered into an agreement which enabled them to utilize the Company, then a public company with limited operations, as a vehicle to establish a technical staffing business. The Company, which was incorporated in Delaware in 1969, discontinued its existing operations in September 1995 and acquired COMFORCE Telecom in October 1995. The Company acquired ______ additional staffing businesses in 1996. See "Business--Acquisitions" and "Discontinued Operations--History of Discontinued Operations."

        The Company maintains its headquarters at 2001 Marcus Avenue, Lake Success, New York 11042. The Company's telephone number is (516) 352-3200.

                    SELECTED PRO FORMA FINANCIAL INFORMATION

     PRO FORMA FINANCIAL INFORMATION

        In September 1995, the Company adopted a plan to discontinue its existing operations and entered into an agreement to acquire all of the capital stock of COMFORCE Global, which it acquired on October 17, 1995. COMFORCE Global is a provider of technical staffing services, principally in the telecommunications sector. On March 3, 1996, the Company acquired all of the assets of Williams Communications Services, Inc. ("Williams"), a regional provider of telecommunications and technical staffing services. On May 10, 1996, the Company completed the acquisition of Project Staffing Support Team, Inc. and the assets of RRA, Inc. and Datatech Technical Services, Inc. (collectively, "RRA"). RRA is in the business of providing contract employees to other businesses.

        Due to its discontinuation of its prior business, the Company's consolidated financial statements have been reclassified to report separately results of operations of the discontinued business. Therefore, a comparison of the Company's consolidated results of operations for the year ended December 31, 1995 and the six months ended June 30, 1996 with prior periods is not meaningful. The following tables present unaudited pro forma results of continuing operations for: (i) the six months ended June 30, 1996; (ii) the six months ended June 30, 1995; (iii) the year ended December 31, 1995; and (iv) the year ended December 31, 1994, as if the acquisitions of COMFORCE Global, Williams and RRA had been consummated as of January 1, 1994. See "Selected Historical Financial Information" for a presentation of historical financial information.

                              COMFORCE CORPORATION
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    For the six  months ended June 30, 1996
                                 (In thousands)


                                                                         Pro Forma
                                   Historical   Williams (A)  RRA (A)   Adjustments            Pro Forma
                                   -----------  ------------  --------  ------------           ---------

Revenues                              $13,158       $   654   $22,786                          $36,598

Operating costs and
expenses:
  Cost of Revenues                     11,002           281    20,762                           32,045
  Other operating costs
   and expenses                         1,401            38     1,491           154   (B)        3,084
                                       ------       -------   -------       -------   ---        -----

                                       12,403           319    22,253           154             35,129

Operating earnings (loss)                 755           335       533          (154)             1,469
                                       ------       -------   -------       -------              -----


Other Income                               16                                                       16
Interest and other non-
operating expenses                        (51)                    (36)          (30)  (C)         (117)
                                       ------                 -------       -------   ---        -----

                                          (35)                    (36)          (30)              (101)
Earnings (loss) from continuing
operations before income taxes            720           335       497          (184)             1,368
(Provision) credit for income taxes      (268)         (265)     (199)          131               (601)
                                      -------       -------   -------       --------              -----

Income (loss) from continuing
operations                             $  452         $  70    $  298        $  (53)            $  767
                                       ======       =======    ======        =======            ======


Income per share from continuing
operations                             $   .03                                                  $   .06
                                       =======                                                  =======

Weighted average shares of common
stock and common stock equivalents
outstanding (F)                         13,819                                                   13,819
                                        ======                                                   ======

                              COMFORCE CORPORATION
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    For the six  months ended June 30, 1995
                                 (In thousands)


                                      Lori       COMFORCE                            Pro Forma
                                   Historical   Global (A)  Williams (A)  RRA (A)   Adjustments              Pro Forma
                                   -----------  ----------  ------------  --------  ------------             ----------

Revenues                               $    -      $5,653       $ 1,678   $24,424                               31,755
                                       ------      ------       -------   -------                             --------

Operating costs and
expenses:
  Cost of Revenues                                  4,183         1,227    22,618                               28,028
  Stock compensation (E)                                                                  3,425                  3,425
  Corporate
   management fees (D)                                625                                                          625

  Other operating costs and
   expenses                               227         913           131     1,348           278   (B)            2,897
                                       ------      ------        ------   -------       -------   ---        ---------

                                          227       5,721         1,358    23,966         3,703                 34,975
                                       ------      ------        ------   -------       -------              ---------

Operating earnings
 (loss)                                  (227)        (68)          320       458        (3,703)                (3,220)
                                       ------      ------        ------   -------       -------              ---------

Other Income                               26           2                       3                                   31
Interest and other non-
operating expenses                       (131)                                (60)          (80)  (C)             (271)
                                       ------      ------        ------   -------       -------              ---------
                                         (105)          2                     (57)          (80)                  (240)

Earnings (loss) from continuing
operations before income taxes           (332)        (66)          320       401        (3,783)                (3,460)
(Provision) credit for income
taxes                                      (3)        (19)         (128)     (160)        1,513                  1,203
                                       ------      ------        ------   -------       -------              ---------

Income (loss) from continuing
operations                             $ (335)     $  (85)      $   192   $   241       $(2,270)             $  (2,257)
                                       ------      ------        ------   -------       -------              ---------

Loss per share from continuing
operations                             $ (.07)                                                               $    (.23)
                                       ======                                                                =========

Weighted average shares
outstanding (F)                         3,257                                                                    9,790
                                       =======                                                               =========


     Pro forma adjustments to the unaudited condensed consolidated statement of operations:

          (A) The pro forma data presented for COMFORCE Global's, Williams' and RRA's operations is for the periods prior to their acquisitions (i.e., in the case of COMFORCE Global, the period from January 1, 1995 through June 30, 1995, which precedes its October 17, 1995 acquisition; in the case of Williams, the periods from January 1, 1996 through March 2, 1996 and from January 1, 1995 through June 30, 1995, which precede its March 3, 1996; and, in the case of RRA, the periods from January 1, 1996 through May 9, 1996 and from January 1, 1995 through June 30, 1995, which precede its May 10, 1996).

          (B) Amortization of intangibles arising from the COMFORCE Global, Williams and RRA acquisition. The table below reflects where the amortization of intangibles has been recorded


                                                  Six Months  Six Months
                                                  June 1996   June 1995
                                                  ----------  ----------

                    Historical COMFORCE                 $206
                    Historical COMFORCE Global                      $ 82
                    Williams
                    RRA
                    Pro forma Adjustment                 154         278
                                                        ----        ----
                    Adjusted Pro forma per
                    Financial statement                 $360        $360
                                                        ====        ====

          (C) To record interest expense incurred for the purchase of Williams for the pro forma six months ended June 30, 1995 and for the period January 1, 1996 through March 3, 1996. Interest expense represents interest on the line of credit assuming all $1,900,000 was outstanding for the six months ended June 30, 1995 and for the period January 1, 1996 through March 3, 1996 at the interest rate in effect of 8.5%.

          (D) Represents a non-recurring compensation charge related to the issuance of the 35% common stock interest in the Company to certain individuals to manage the Company's entry into and development of the telecommunications and computer technical staffing business.

          (E) Corporate management fees from COMFORCE Global's former parent. The amount of these management fees may not be representative of costs incurred by COMFORCE Global on a stand alone basis.

          (F) Pro forma weighted average shares outstanding includes shares of the Company's Common Stock issued in the private placement that funded the COMFORCE Global transaction, including 100,000 shares issued to ARTRA, and 150,000 shares issued to Peter Harvey, then a Vice President of the Company, for guaranteeing the payment of the purchase price to the seller and other guarantees associated with the COMFORCE Global acquisition, shares issued to certain individuals to manage the Company's entry into and development of the telecommunications and computer technical staffing services business, and Series D and Series E Preferred Stock issued in conjunction with the purchase of RRA. Current management of the Company has questioned its obligation to deliver the 150,000 shares to Peter Harvey and the 100,000 shares to ARTRA issued in consideration of their guarantees. However, for purposes of presenting earnings per share data, the Company is recognizing these shares as being issued and outstanding pending resolution of the matter.

                              COMFORCE CORPORATION
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 1995
                                 (In thousands)

                                                            COMFORCE                             Pro Forma
                                           Historical (A)   Global (B)  Williams (B)  RRA (B)   Adjustments   Pro Forma
                                           --------------   ----------  ------------  --------  ------------  ----------

Revenues                                         $ 2,387        $9,568   $ 4,178       $52,011                  $68,144

Operating costs and expenses:
Cost of revenues                                   1,818         7,178     3,022        47,830                   59,848
Stock compensation (C)                             3,425                                                          3,425
Corporate management fees (F)                      1,140                                                          1,140
Other operating costs and expenses                   823         1,397       450         2,992     $   531  (D)   6,193
                                                 -------        ------   -------       -------     -------      -------
                                                   6,066         9,715     3,472        50,822         531       70,606
                                                 -------        ------   -------       -------     -------      -------

Operating earnings (loss)                         (3,679)         (147)      706         1,189        (531)      (2,462)
                                                 -------        ------   -------       -------     -------      -------

Interest and other non-operating expenses           (618)            7                    (133)        248  (E)    (496)
                                                 -------        ------   -------       -------     -------      -------
                                                    (618)            7       ---          (133)        248         (496)
                                                 -------        ------   -------       -------     -------      -------

Earnings (loss) from operations before
 income taxes                                     (4,297)         (140)      706         1,056        (283)      (2,958)
(Provision) credit for income taxes                  (35)           21      (354)         (422)        113         (677)
                                                 -------        ------   -------       -------     -------      -------
Income (loss) from operations                    $(4,332)       $ (119)  $   352       $   634     $  (170)     $(3,635)
                                                 =======        ======   =======       =======     =======      =======

Income (loss) per share from continuing
 operations                                       $(0.95)                                                        $(0.39)
                                                 =======                                                         ======

Weighted average shares of common stock and
 common stock equivalents outstanding (G)          4,596                                                          9,309
                                                 =======                                                         ======

------------------------------------------------------------

See the notes following the Pro Forma Statement of Operations for the Year Ended December 31, 1994.

                              COMFORCE CORPORATION
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 1994
                                 (In thousands)

                                                                COMFORCE                            Pro Forma
                                               Historical (A)  Global (B)  Williams (B)  RRA (B)   Adjustments   Pro Forma
                                               --------------  ----------  ------------  --------  ------------  ----------

Revenues                                             $            $8,245        $2,692   $38,559                   $49,496

Operating costs and expenses:
Cost of revenues                                                   6,417         2,107    35,601                    44,125
Corporate management fees (F)                                        803                                               803
Other operating costs and expenses                       966       1,134           593     2,288           608       5,589
                                                     -------      ------        ------   -------         -----   ---------
                                                         966       8,354         2,700    37,889           608      50,517
                                                     -------      ------        ------   -------         -----   ---------

Operating earnings (loss)                               (966)       (109)           (8)      670          (608)     (1,020)
                                                     -------      ------        ------   -------         -----   ---------

Other income                                                                                  25                        25
Interest and other non-operating expenses             (1,316)          9           (24)     (168)         (163)     (1,662)
                                                     -------      ------        ------   -------         -----   ---------
                                                      (1,316)          9           (24)     (143)         (163)     (1,637)
                                                     -------      ------        ------   -------         -----   ---------

Earnings (loss) from operations before
  income taxes                                        (2,282)       (100)          (32)      527          (770)     (2,657)
(Provision) credit for income taxes                                  (15)           13      (210)          308          96
                                                                  ------        ------   -------         -----   ---------
Income (loss) from operations                        $(2,282)     $ (115)       $  (19)  $   317         $(462)    $(2,561)
                                                     =======      ======        ======   =======         =====   =========

Income (loss) per share from continuing
  operations                                           $(.72)                                                       $(0.25)
                                                     =======                                                     =========

Weighted average shares of common stock and
  common stock equivalents outstanding (G)             3,195                                                        10,196
                                                     =======                                                     =========

________________________________

     (A) Historical data for the year ended December 31, 1995 includes COMFORCE Global's operations since its acquisition on October 17, 1995 through December 31, 1995 and corporate overhead costs for the entire year ended December 31, 1995.

     (B) The pro forma data presented for COMFORCE Global's, Williams' and RRA's operations is for the periods prior to their acquisitions (i.e., in the case of COMFORCE Global, the period from January 1, 1994 through December 31, 1994, and January 1, 1995 through October 16, 1995, which precede its October 17, 1995 acquisition, and, in the case of Williams and RRA, the periods from January 1, 1994 through December 31, 1994 and January 1, 1995 through December 31, 1995, which precede the March 3, 1996 acquisition of Williams and the May 10, 1996 acquisition of RRA).

     (C) Represents a non-recurring compensation charge related to the issuance of the 35% common stock interest in the Company to certain individuals to manage the Company's entry into and development of the telecommunications and computer technical staffing business.

     (D) Amortization of goodwill arising out of the Global, Williams and RRA acquisitions. The table below reflects where amortization of goodwill has been recorded.

                                                        December 1995  December 1994
                                                        -------------  -------------
                    Historical COMFORCE Corp.                    $ 51           $---
                    Historical COMFORCE Global`                   142            164
                    Williams                                      ---            ---
                    RRA                                           ---            ---
                    Proforma Adjustments                          530            559
                                                                 ----           ----
                    Adjusted pro forma per financial
       statements                                                $723           $723

     (E) Reverse interest expense on notes and other liabilities assumed by ARTRA totaling $410,000 net of interest expense incurred for the purchase of Williams for the pro forma year ended December 31, 1995. Interest expense for December 31, 1995 represents interest on the line of credit assuming all $1,900,000 was outstanding for the year at the interest rate in effect of 8.5%. The interest expense reversed in 1995 was for interest on notes directly related to Lori Corporation activities and were incurred in 1995. These liabilities were not outstanding during 1994 and, accordingly, a similar adjustment is not required.

     (F) Corporate management fees from COMFORCE Global's former parent. The amount of these management fees may not be representative of costs incurred by COMFORCE Global on a stand alone basis.

     (G) The pro forma weighted average shares and common stock equivalents outstanding includes shares of the Company's common stock issued and to be issued in the private placement that funded the COMFORCE Global transaction, shares issued for fees and costs associated with the COMFORCE Global transaction including 100,000 shares issued to ARTRA, 150,000 shares issued to Peter Harvey for guaranteeing the COMFORCE Global transaction, shares issued to certain individuals to manage the Company's entry into the telecommunications and technical staffing business, and the private placement of Series E Preferred Stock issued in conjunction with the RRA acquisition. Current management of the Company has questioned its obligation to deliver the 150,000 shares to Peter Harvey and the 100,000 shares to ARTRA issued in consideration of their guarantees. However, for purposes of presenting earnings per share data, the Company is recognizing these shares as being issued and outstanding pending resolution of the matter.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

     The following discussion supplements the information found in the consolidated financial statements and related notes.

     OVERVIEW

       The Company has identified the areas of skilled contract labor and consulting for the telecommunications, information technology and scientific and technical business sectors as high growth, profitable market niches that could benefit from new opportunities in current markets, particularly in the wireless telephone and networked information systems industries. Commencing in the fourth quarter of 1995, the Company embarked on an aggressive program to acquire technical staffing businesses. Set forth below is a summary of completed acquisitions. See "Business -- Acquisitions" for a description of the terms of these acquisitions.


 DATE OF ACQUISITION             COMPANY ACQUIRED                      BUSINESS SECTOR SERVED
October 1995           COMFORCE Global, Inc.                 National provider of telecommunications
                                                             and
                                                             technical staffing services
March 1996             Williams Communications Services,     Regional provider of telecommunications
                       Inc.                                  and
                                                             technical staffing services
May 1996               RRA, Inc., Project Staffing Support   National provider of supplemental
                       System, Inc. and Datatech Technical   staffing,
                       Services, Inc.                        primarily in telecommunications and
                                                             information technology
August 1996            Force Five, Inc.                      National provider of information
                                                             technology
                                                             consulting

       The Company serves three principal sectors, telecommunications, technical services and information technology. COMFORCE serves its customers' needs in virtually all areas of the telecommunications sector, including the wireline and wireless technology, satellite and earth station deployment, network management and plant modernization. COMFORCE's programmers, systems analysts, software engineers and other computer personnel offer expertise throughout the information technology sector. In the technical staffing market, COMFORCE serves diverse commercial needs in the highly skilled labor market, including in the avionics, architectural, automotive, pharmaceutical, marine and petrochemical fields.

     RESULTS OF OPERATIONS

       Due to the Company's discontinuation of its existing business in the third quarter of 1995 and its acquisition of various technical staffing businesses since that time, a comparison of the Company's consolidated results of operations for the years ended December 31, 1995 and December 31, 1994, for the years ended December 31, 1994 and December 31, 1993, and for the three and six months ended June 30, 1996 and June 30, 1995 is not meaningful. Accordingly, a discussion of pro forma results of operations for certain of those periods is provided.

     Pro Forma Three Months ended June 30, 1996 vs. Pro Forma Three Months ended June 30, 1995

       Pro forma revenues of $17,542,000 for the three months ended June 30, 1996 were $584,000, or 3% higher than pro forma revenues for the three months ended June 30, 1995. The increase in 1996 pro forma revenues is attributable to the overall growth and expansion of COMFORCE Global's telecommunications and computer staffing business as well as growth in the operations of Williams and RRA. Pro forma cost of revenues of the three months ended June 30, 1996 was 86% of pro forma revenues compared to pro forma cost of revenues of 87% for the three months ended June 30, 1995. The dollar increase in the 1996 pro forma cost of revenues is principally attributable to increased sales volume. The 1996 pro forma cost of revenues percentage decrease of 1% is primarily attributable to higher margins of new business.

       Pro forma operating expenses for the three months ended June 30, 1996 increased $60,000 as compared to pro forma operating expenses for the three months ended June 30, 1995.

       Corporate management fees of $357,000 from COMFORCE Global's former parent, reflect an allocation of corporate overhead; however, such charges will no longer continue as a result of COMFORCE Global's acquisition by the Company in October 1995. In the opinion of management, the amount of these fees are not representative of costs incurred by COMFORCE Global on a stand alone basis.

       Pro forma operating income for the three months ended June 30, 1996 was $840,000 compared to pro forma operating income of $223,000 for the three months ended June 30, 1995 is primarily attributable to both the increase in sales and the related improved margin on those sales, as well as the discontinuance of corporate management fees as noted above.

       Pro forma other expense, principally interest, net of other income for the three months ended June 30, 1996 decreased $76,000 principally due to the discharge of indebtedness of Lori and its Jewelry Business.

     Pro Forma Six Months ended June 30, 1996 vs. Pro Forma Six Months ended June 30, 1995

       Pro forma revenues of $36,598,000 for the six months ended June 30, 1996 were $4,843,000, or 15% higher than pro forma revenues for the six months ended June 30, 1996. The increase in 1996 Pro forma revenues is attributable to the overall growth and expansion of COMFORCE Global's telecommunications and computer staffing business as well as the growth in Williams and RRA. Pro forma cost of revenues for six months ended June 30, 1996 and June 30, 1995 was 88% of pro forma revenues. The 1996 dollar increase in pro forma cost of revenues of $43,017,000 is principally attributable to the increase in sales volume.

       Pro forma operating expenses for the six months ended June 30, 1996 decreased $3,863,000 compared to pro forma operating expenses for the six months ended June 30, 1995. The 1996 decrease in pro forma operating expenses is principally attributable to the 1995 compensation charge of $3,425,000 related to the issuance of a 35% interest in the Company to certain individuals to manage the Company's entry into and development of the telecommunications and computer technical staffing services business and $625,000 in corporate management fees payable to the Company's former parent as described below.

       Corporate management fees paid to COMFORCE Global's former parent reflect an allocation of corporate overhead; however, such charges will no longer continue as a result of COMFORCE Global's acquisition by the Company in October 1995. In the opinion of management, the amount of these fees are not representative of costs incurred by COMFORCE Global on a stand alone basis.

       Pro forma operating income for the six months ended June 30, 1996 was $1,469,000 as compared to pro forma operating loss of $3,220,000 for the six months ended June 30, 1995. The improvement in 1996 is principally attributable to the compensation charge and corporate management charge paid to the Company's former parent, as described above, plus the increased operating income generated by increased revenues in the pro forma 1996 period.

       Pro forma other expenses, principally interest, net of other income for the six months ended June 30, 1996 decreased $139,000 principally due to the discharge of indebtedness of Lori and its Jewelry Business.


     Pro Forma 1995 Compared to Pro Forma 1994

       Set forth below is a discussion of the Company's pro forma results of continuing operations for the years ended December 31, 1995 and December 31, 1994. The Company's pro forma results of continuing operations for the years ended December 31, 1995 and December 31, 1994 are presented under "Selected Historical and Pro Forma Financial Information" as if the acquisition of COMFORCE Global had been consummated as of January 1, 1994.

       Pro forma revenues of $68,144,000 for the year ended December 31, 1995 were $18,648,000, or 37.0%, higher than pro forma revenues for the year ended December 31, 1994. The increase in 1995 pro forma revenues is attributable to the overall growth and expansion of COMFORCE Global's telecommunications and computer technical staffing services business as well as the increase in revenue from Williams and RRA. Pro forma cost of revenues of $59,848,000 for the year ended December 31, 1995 increased $15,723,000 as compared to pro forma cost of revenues for the year ended December 31, 1994. Pro forma cost of revenues in the year ended December 31, 1995 was 88% of pro forma revenues compared to a pro forma cost of
     revenues percentage of 89% for the year ended December 31, 1994.   The 1995
     pro forma cost of revenues increase is principally attributable to the increase in sales volume as noted above. The 1995 pro forma cost of revenues percentage decrease of 1.0% is primarily attributable to certain consulting fees incurred in 1994.

       Pro forma operating expenses for the year ended December 31, 1995 increased $4,366,000 as compared to pro forma operating expenses for the year ended December 31, 1994. The 1995 increase in pro forma operating expenses is principally attributable to a compensation charge of $3,425,000 related to the issuance of a 35% interest in the Company as additional compensation for certain individuals to enter into employment or consulting services agreements to manage the Company's entry into and development of the telecommunications and computer technical staffing services business and an increase in RRA operating costs for opening three new offices.

       Corporate management fees paid to COMFORCE Global's former parent reflect an allocation of corporate overhead; however, such charges will no longer continue as a result of COMFORCE Global's acquisition by the Company in October 1995. In the opinion of management, the amount of these fees are not representative of costs incurred by COMFORCE Global on a stand alone basis.

       Pro forma operating loss in the year ended December 31, 1995 was $2,462,000 as compared to pro forma operating loss of $1,020,000 in the year ended December 31, 1994. The increased 1995 pro forma operating loss is principally attributable to a compensation charge of $3,425,000 related to the issuance of a 35% interest in the Company as described above, $337,000 increases in corporate management fee as described above, partially offset by an increased pro forma gross margin attributable to the overall growth and expansion of COMFORCE Global's and Williams' telecommunications and computer technical staffing services business, as well as an increase in the RRA technical services business.

       Pro forma other expense, principally interest, net for the year ended December 31, 1995 decreased $1,166,000 as compared to the year ended December 31, 1994. The 1995 decrease is principally due to the 1994 and 1995 discharges of indebtedness under terms of the bank loan agreements of Lori and its fashion costume jewelry subsidiaries.

       Due to the Company's tax loss carry forwards and the uncertainty of future taxable income, no income tax benefit was recognized in connection with the Company's 1995 and 1994 pre-tax losses from continuing operations.

     LIQUIDITY AND CAPITAL RESOURCES

       Management believes that the Company will generate cash flow from operations which, together with proceeds from its sale of securities earlier in 1996 and funds available under the $10 million revolving Credit Facility entered into with Chase as of July 22, 1996 (the "Credit Facility"), will be sufficient to fund its technical staffing business for the remainder of 1996; however, the Company does not expect to have sufficient liquidity or capital resources to fund its planned expansion through acquisitions and other means. The Company intends to seek additional debt and/ or equity financing to fund such planned expansion.

       Cash and cash equivalents increased $1,629,000 during the six months ended June 30, 1996. Cash flows provided by financing activities of $13,051,000 exceeded cash flows used in operating activities of $3,318,000 and cash flows used by investing activities of $8,104,000. Cash flows used by operating activities were principally attributable to the temporary need to fund Williams and RRA accounts receivable and their carrying costs due to the purchase of Williams in March 1996 and RRA in May 1996. Cash flows used in investing activities are principally related to the purchase of Williams and RRA for a total of $7,450,000 including directly related costs, as well as loans made to certain officers of the Company pursuant to their employment contracts in the amount of $331,000 and the purchase of fixed assets in the amount of $323,000. Cash flows from financing activities were attributable to borrowings under the revolving line of credit of $1,500,000, the exercise of warrants in the amount of $999,000, and the issuance of Series E Preferred Stock and Series D Preferred Stock in the amount of $4,636,000 and $6,416,000, respectively.

       During the six months ended June 30, 1996, the Company eliminated its working capital deficiency and, at June 30, 1996, had excess working capital of $4,385,000. The increase in working capital is principally attributable to the Company's increase in accounts receivable due to the acquisitions of Williams and RRA, the issuance of shares of Series D and E Preferred Stock and the reduction in the liabilities assumed by ARTRA.

       On July 22, 1996, the Company and certain of its subsidiaries entered into a $10 million Credit Facility with Chase to provide working capital for the Company's operations. See Note 10 to the condensed consolidated financial statements.

     OTHER MATTERS

       See "Discontinued Operations--History of Discontinued Operations" for a discussion of the Company's discontinued operations.

       See "Discontinued Operations--Environmental Matters" for a discussion of the potential impact on the Company's operations of certain environmental matters.

       At December 31, 1995, the Company and its subsidiaries had Federal income tax loss carry forwards of approximately $53,000,000 available to be applied against future taxable income, if any, expiring principally in 1996
     - 2010.   Section 382 of the Internal Revenue Code of 1986 limits a
     corporation's utilization of its Federal income tax loss carry forwards when certain changes in the ownership of a corporation's Common Stock occurs. The Company has recently issued a significant number of shares of its Common Stock in conjunction with the COMFORCE Global acquisition and certain related transactions. In addition, as a result of the recent change in the Company's business, the ability to use these net operating loss carry forwards may be eliminated. Accordingly, the Company is currently subject to significant limitations regarding the utilization of its Federal income tax loss carry forwards.

       The Company's recently acquired technical staffing and consulting services business is not subject to significant seasonal fluctuations.

       Inflation has become a less significant factor in the economy; however, to the extent permitted by competition, the Company generally passes increased costs to its customers.

     RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     Impairment of Long-Lived Assets

       SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is evaluated by comparing future cash flows (undiscounted and without interest charges) expected to result from the use or sale of the asset and its eventual disposition, to the carrying amount of the asset. This new accounting principle is effective for the Company's fiscal year ending December 31, 1996. The Company believes that adoption will not have a material impact on its financial statements.

     Stock-Based Compensation

       SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based on new fair value accounting rules. Although expense recognition for employee stock based compensation is not mandatory, the pronouncement requires companies that choose not to adopt the new fair value accounting to disclose the pro-forma net income and earnings per share under the new method. This new accounting principle is effective for the Company's fiscal year ending December 31, 1996. The Company believes that adoption will not have a material impact on its financial statements as the Company will not adopt the new fair value accounting, but instead comply with the disclosure requirements.


                                    BUSINESS

       COMFORCE is a leading provider of staffing, consulting and outsourcing solutions that address the high technology needs of businesses. The Company provides services through a highly-skilled labor force, including computer programmers, engineers, technicians, scientists and researchers. The Company's customers include telecommunication equipment manufacturers, telecommunication service providers (wireline and wireless), computer software and hardware providers, aerospace and avionics firms, utilities and national laboratories engaging in alternative energy source development, environmental safety, and laser and weapons research. COMFORCE employs over 1,100 persons, 95% of which are billable. In addition to billable employees, the Company maintains a database of approximately 100,000 prospective highly-skilled employees with expertise in the technical disciplines served by the Company.

       The Company serves its customers through three principal operating divisions, Telecommunications, Technical Services and Information Technology. The Telecommunications division serves its customers' needs in virtually all areas of the telecommunications sector, including wireline and wireless technology, satellite and earth station deployment, network management and plant modernization. The Information Technology division's programmers, systems analysts, software engineers and other computer personnel offer expertise throughout the information technology market. In the technical staffing market, the Technical Services division provides diverse commercial needs for highly skilled labor, including in the avionics and aerospace, architectural, automotive, energy and power, pharmaceutical, marine and petrochemical fields.

     MARKET OPPORTUNITIES

       The Growing Market for Staffing and Outsourcing Services.    The staffing
     services industry has grown rapidly over the past decade as a result of cyclical economic trends as well as changing approaches to staffing. According to The National Association of Temporary Staffing Services ("NATSS"), the U.S. market for staffing services grew at a compound annual rate of approximately 17.6% from approximately $20.5 billion in revenues in 1991 to approximately $39.2 billion in 1995, with revenues increasing at annual rates of approximately 22%, 14%, 23% and 13% in 1992, 1993, 1994 and 1995, respectively. Studies show that more than 90% of all businesses use staffing services. The use of personnel from staffing services has become widely accepted as a valuable tool for managing personnel costs, supplementing permanent workforces and meeting specialized or fluctuating employment requirements. Vacations, illness, resignations, seasonal increases in work volume, marketing promotions and month-end requirements have historically created demand for staffing services. More recently, the growing cost and difficulty of hiring, laying off and terminating full-time workers has also encouraged a greater use of workers from staffing services. In addition, entrants into the labor force increasingly look to such assignments as a way to build experience, make contacts, and get valuable exposure to a variety of work settings, and as a vehicle to gain full-time employment.

       Organizations have also begun using flexible staffing to reduce administrative overhead by strategically outsourcing operations that are not part of their core business functions, such as recruiting, training and benefit administration. By utilizing employees from personnel providers, businesses are able to avoid the management and administrative costs incurred if full-time personnel are employed. An ancillary benefit, particularly for smaller businesses, is that use shifts certain employment cost and risks (e.g., workers' compensation and unemployment insurance) to the personnel provider, which can spread the costs and risks over a larger pool of employees. Businesses are also utilizing staffing services to selectively hire and add to their full-time staff. This provides the customer with the opportunity to evaluate skills and proficiency prior to making full-time employment offers. NATSS estimates that approximately 40% of employees are offered full-time employment by customers.

       Telecommunications Sector and the PCS Race. Telecommunications has become one of the fastest growing segments of the staffing services industry. As businesses strive for increasing globalization and grow more dependent on advanced technology, the demand for telecommunications-related services has increased. The Company believes that the recent enactment of the Telecommunications Act of 1996, which deregulates substantial portions of the telecommunications industry, is likely to foster even more dramatic expansion.

       In addition to the rapid growth in the telecommunications sector generally, the wireless industry has experienced dramatic growth fueled by, among other factors, Federal deregulation and the $18 billion auction of personal communications service ("PCS") licenses early in 1996. Regional and national PCS networks are racing to bring their PCS systems into operation. In the face of the PCS threat, the established competitors, analog cellular systems (which broadcast telephone calls), are searching for cost efficiencies and technological improvements.

       Prior to the Federal auction, local telephone service was typically limited to not more than two providers, one which offered both conventional telephone and wireless services and another which provided only wireless services. The Telecommunications Act of 1996 permits up to four PCS providers and two analog providers to operate within major metropolitan areas. Bringing PCS systems into operation requires highly specialized technical personnel. Staffing services companies such as COMFORCE with a database of telecommunications and information technology specialists are particularly well-suited to serving development-stage PCS companies.

       Information Technology Sector and the Year 2000 Challenge. The demand for qualified personnel is increasing significantly in computer-related disciplines such as technical project support, software development and documentation, systems and database management, and desktop publishing. As a result, information technology services is one of the most rapidly growing sectors of the staffing services industry. Industry sources estimate that 1995 revenues from the information technology sector were $8.9 billion, representing an increase of 25% over 1994 revenues.

       Management believes that the demand for information technology services will continue to grow, principally due to accelerating technological advances requiring highly specialized expertise and the need for enterprise-wide system integration of computer systems. The principal change is the continuing movement, particularly by large corporations, from legacy systems to computer networks using customer/server architecture. These technological changes make it increasingly difficult and expensive for businesses to employ full-time technicians with the leading edge expertise needed to maintain and upgrade advanced and complex computer systems. Companies with advanced computer systems increasingly rely on outsourcing and staffing services to maintain and upgrade their systems and to train full-time employees in the use of the systems.

       The substantial increase in the use of sophisticated information technologies has coincided with economic factors that have led to reductions in corporate work forces and a return by businesses to a focus on their core competencies. Faced with the challenge of implementing and operating more complex information systems without enlarging their corporate staffs, businesses are increasingly using specialty staffing services companies to augment their information technology operations. At the same time, an increasing number of technical professionals are choosing to operate as consultants, motivated by a desire for more flexible work schedules and an opportunity to work with emerging and challenging technologies in a variety of industries and work environments. Such consultants generally are able to maintain compensation levels comparable to or higher than that of similarly skilled, full-time employees. These factors have caused information technology services to be one of the fastest growing segments of the specialty staffing services industry.

       With the approach of the Year 2000, opportunities in the information technology sector will increase even more dramatically. Virtually from the origins of the computer, dates have been programmed into computer applications as six-digit fields, with the last two digits representing the year. In many cases these fields are encrypted in basic or fundamental applications, often in obscure or obsolete computer languages. As a result, after December 31, 1999, many computer applications will lose the ability to distinguish dates and will cease to function or give erroneous results unless reprogrammed. Industry sources estimate that corporations and government agencies will spend from $200 to $600 billion to assess and correct this problem. Estimates indicate that up to 90% of these projected costs will be incurred for professional services, with the balance incurred for software tools. In 1995 only an estimated $50 million was spent rectifying the problem. However, as 1996 draws to a close, the Year 2000 challenge is receiving increasing attention. Most companies and agencies requiring Year 2000 conversions do not have the internal personnel resources or expertise that will be required to address the problem and instead will rely on the staffing industry to supply personnel, including programmers with skills in multiple computer languages or obscure languages that have not been used in many years.

       Consolidation within the Staffing Industry.   According to Staffing
     Industry Report, a staffing services industry publication, the staffing industry was estimated to have 1995 revenues of approximately $40 billion and a compound annual growth rate of approximately 18% over the past four years. The information technology services sector, one of the fastest growing sectors of the staffing industry, was estimated to have 1995 revenues of approximately $9 billion, which represents a 25% increase per year for the past two years. The Company believes that the demand for traditional support services and information technology support services will continue to increase due to changes in workforce lifestyles, advances in technology and the increasing desire of many companies to shift employee costs from a fixed to a variable expense and to outsource the support functions of their non-core businesses.

       The staffing services industry was once used predominately as a short-term fix for peak production periods and to temporarily replace workers absent due to illness, vacation, or abrupt termination. Since the mid-1980's, the staffing services sector has evolved into a permanent and significant component of the staffing plans of many corporations.
     Corporate restructuring, downsizing, government regulations, advances in technology, and the desire by many companies to shift employee costs from a fixed to a variable expense have resulted in the use of a wide range of staffing alternatives by businesses. In addition, the reluctance of corporations to risk exposure to wrongful discharge has led to an increase in companies using staffing services as a means of evaluating the qualifications of personnel before hiring them on a full-time basis. Furthermore, many companies are adopting strategies which focus on their core businesses. The National Association of Temporary and Staffing Services estimates that more than 90% of all United States businesses utilize staffing services.

       Information technology staffing services has become one of the fastest growing sectors of the temporary staffing industry. Over the last decade, the increased use of technology has led to a dramatic rise in demand for technical project support, software development, and other computer-related services. Corporations have outsourced many of these departments and/or have utilized the employees of staffing firms in an attempt to meet the increased demand for computer-skilled personnel.

       The Company believes that the staffing industry is highly fragmented and is currently experiencing a trend toward consolidation primarily due to the increasing demand by large companies for centralized staffing services and the difficulties faced by many smaller staffing companies in today's staffing services market. The growth of national and regional accounts resulting from the centralization of staffing decisions by national and regional companies has increased the importance of staffing companies being able to offer a wide range of services over a broad geographic area. In addition, many smaller staffing companies are experiencing increased difficulties due to factors such as significant working capital requirements, limited management resources, and an increasingly competitive environment.

     GROWTH STRATEGY

       The Company's objective is to be the leading provider of staffing, consulting and outsourcing services in the market for highly skilled labor. COMFORCE will seek to achieve its objective by pursuing the following strategy:

       Focus on High Technology Markets.   In the telecommunications,
     information technology and other high technology sectors in which COMFORCE competes, intensive start-up and development costs in emerging and rapidly-expanding fields often create needs most effectively met through outsourcing. Management believes that COMFORCE's commitment to servicing these high technology markets will enable it to continue to grow. Management believes that staffing in the high technology sectors offers significant advantages over staffing in the lower skilled labor sectors, including a greater demand for services, lower turnover rates, higher profit margins and more stable customer and employee relationships. In the rapidly-emerging high technology fields such as PCS network development and information technology, the Company's employees continually develop new marketable skills by working on projects that make use of the most advanced technology. As a result, these "learned-on-the-job" skills continually expand the Company's ability to service more diverse and emerging technologies.

       Acquisitions as Key Engine of Growth.   A key element of the Company's
     expansion strategy is to continue acquiring existing businesses with profitable track records and recognized local or regional presence, with a view toward expanding the Company's geographic service base, diversifying its capabilities in the high technology sectors, strengthening its existing expertise, and expand its database of technical talent. Management believes that such acquisitions will enable the Company to achieve significant economies of scale, maintain greater financial resources, thus allowing it to secure more valuable contracts from large customers, and provide it with leverage for negotiating contracts. Management believes that its decentralized management philosophy and operating strategies will make it an attractive acquiror to the owners of regional and local technical staffing businesses.

       Develop Innovative Service Offerings.   In negotiating with customers,
     fulfilling its existing contractual obligations and formulating proposals or bids for new contracts, management continually seeks to develop new service offerings that can provide its customers with maximum value and flexibility. Management believes that offering innovative and flexible service packages to its customers will serve as one of the principal engines of growth. Two examples of innovative service offerings are the Company's Homework/TM/ and Rightsourcing/TM/ programs. The new Homework/TM/ program allows the Company's highly-skilled professionals to "telecommute," thus eliminating geographic barriers to meeting its customers' needs. Through its new Rightsourcing/TM/ program, the Company evaluates the performance level of a particular department, function, or project and recommends ways to increase cost-effectiveness and workforce efficiency through specific staffing strategies.

       Expand Geographic Presence. The Company will seek to increase revenues and enhance earnings stability by continuing to expand geographically in the United States and internationally. The Company services its customers through a network of 30 branch offices located in 15 states across the United States and its corporate headquarters located in Lake Success, New York. Management believes that further increasing its geographic diversity will better enable it to weather regional economic and business cycles and provide an advantage when pursuing contracts with national accounts, particularly for customers with diverse locations and a wide variety of staffing needs.

     ACQUISITIONS

       A key component of the Company's strategy is to continue to acquire established, profitable businesses in new markets with opportunities to expand the Company's geographic service base and diversify and strengthen its service mix. In addition, the Company plans to acquire complementary companies located in current and new markets which can be integrated into its existing platform companies. Management believes that acquired businesses can be integrated into the Company at low incremental costs, enabling it to continue to spread fixed costs over a larger revenue base.

       Acquisition criteria for businesses include: desirable market location, significant market share, new or expanded specialties that can be added to the Company's existing lines of business, efficient operating systems and existing management teams that will fit well with the Company's decentralized, entrepreneurial environment. The Company generally retains the former marketing identities of acquired companies to the extent that such identities have value in the markets in which such companies compete but will seek over time to consolidate all companies under the COMFORCE name.

       Since October 1995, the Company has acquired five staffing services companies and has entered into a binding agreement to purchase all the assets of a sixth company. Each of these companies is described briefly below.

       .COMFORCE Global, Inc. ("COMFORCE Global"): On October 17, 1995, the Company acquired all of the capital stock of September 30, 1996. The price paid by the Company for the COMFORCE Global stock and related acquisition costs was approximately $6.4 million in cash and stock. COMFORCE Global provides staffing on a contract basis to the telecommunications sector.

       .Williams Communication Services, Inc. ("Williams"): In March 1996, the Company acquired all of the assets of Williams, a regional provider of telecommunications and technical staffing services. The purchase price for the assets of Williams was $2 million with a four year contingent payout based on earnings of Williams. The value of the contingent payouts will not exceed $2 million, for a total purchase price not to exceed $4 million.

       .RRA, Inc.: In May 1996, the Company acquired all of the stock of Project Staffing Support System, Inc. and the assets of RRA, Inc. and Datatech Technical Services, Inc. (collectively, "RRA") for a purchase price of $5.1 million, with a three year contingent payout based on earnings of RRA. The value of the contingent payout will not exceed $650,000, for a total purchase price not to exceed $5.75 million. RRA provides specialists for supplemental staffing assignments as well as outsourcing and vendor-on-premises programs, primarily in the electronics, avionics, telecommunications and information technology business sectors.

       .Force Five, Inc. ("Force Five"): In August 1996, the Company purchased all of the stock of Force Five for a purchase price of $1,500,000 and approximately 27,400 shares of the Company's Common Stock (valued at $500,000 based on the average closing price on the American Stock Exchange of the Company's Common Stock for the 20 trading days prior to closing), plus contingent income payments payable over three years in an aggregate amount not to exceed $2 million. Force Five, which is based in Dallas, Texas, is in the business of providing information technology consulting services to leading companies nationwide.

     SERVICES

       The Company provides a wide range of technical staffing and outsourcing services. The Company's extensive databases and national presence enable it to draw from a wealth of resources to link highly-trained telecommunications and computer professionals with businesses that need assistance in the skilled labor sector. The Company's services are designed to give its customers maximum flexibility and maximum choice. COMFORCE professionals are available for a day, for an indefinite period of time or until a specified assignment or project is completed. The Company's services permit businesses to increase the volume of their work without increasing fixed overhead and personnel costs. The Company offers its customers four staffing alternatives: Project Support, Vendor-on-Premises, RightSourcing/TM/, and Needs Analysis. The staffing alternatives serve different customer needs, depending on the nature and length of the assignment, and the degree of management responsibility the customer wishes to delegate. In addition, the Company is currently developing the new service, Homework/TM/, to offer its customers even greater flexibility.

     Project Support

       Through its Project Support program, the Company contracts with its customers to provide staffing for specific projects requiring highly specialized skills such as applications programming and development, customer/server development, systems software architecture and design, systems engineering, and systems integration. Generally, project staffing involves the commitment of a team of employees who remain at the site until a project is completed. However, the Company helps its customers complete their development projects by providing both short- and long-term staffing. It has the resources and experience to plan and manage a project from conception through completion, as well as the ability to enter a project midstream, assess its status, develop a plan, and successfully complete the project.

     Vendor-on-Premises

       Through its Vendor-on-Premises program, the Company coordinates temporary personnel services by establishing an on-site office to assist in the procurement and management of the customer's temporary workforce. The program facilitates customer use of temporary personnel and allows the customer to outsource a portion of its personnel responsibility. The Company designs and implements customized programs that can include services such as specialized testing, drug screening, selection and monitoring of secondary staffing vendors, enforcement of the customer's quality standards, and orientation of the temporary workforce. The program can also provide permanent, full-time placement services through traditional staff selection and recruiting services.

     RightSourcing/TM/

       Through the RightSourcingTM/ program, the Company evaluates the performance level of a particular department, function, or project and recommends ways to increase cost-effectiveness and workforce efficiency through specific staffing strategies. The Company then tailors a program to meet specific staffing needs and established performance standards. Through the use of RightSourcing/TM/ software, the customer can access information and data regarding the cost, management, and productivity of temporary, contract, and permanent personnel. The RightSourcing/TM/ program also enables the customer to transfer its current and future workers to the Company payroll and benefits program.

     Needs Analysis

       Through its Needs Analysis service, the Company evaluates the specific objectives and requirements of a project or function and identifies needed staff positions and responsibilities. This is accomplished by the development of a work breakdown structure and other needs analysis techniques that define tasks, outputs, and interdependencies; establish task durations and milestones; and identify elements critical to the successful implementation of the function or completion of the project.
     The resulting staffing plan defines an organizational structure, identifies specific staff positions, numbers, responsibilities, and qualifications; defines the start and end date of each position; and indicates the employment category for each position (permanent full-time, temporary short-term, or contract). The staffing requirements can then be matched to the Company's database of more than 100,000 available professionals.

     New Development

     Homework/TM/. The Company's Homework/TM/ program allows highly-skilled professionals to telecommute from their homes, eliminating geographic barriers to providing the most qualified staff for specific customer requirements. The program also provides increased flexibility by allowing part-time staff to assist more than one customer over any given time period and by reducing overhead costs to the customer.

     CUSTOMERS

       The significant customers of the Company vary from time to time and the Company is not dependent upon any single customer. During the calendar year ended December 31, 1995, sales to Harris Corporation and Motorola accounted for approximately 12% and 23%, respectively, of the revenues of the Company (from its technical staffing business) and of COMFORCE Global
     (for the period prior to its acquisition by the Company).   In addition,
     other major customers that accounted for less than 10% of the business the Company (and COMFORCE Global prior to its acquisition by the Company) during such period included Alcatel Network Systems, Hughes Network Systems, Inc., Ericsson Radio Systems, Inc., AT&T, Bell Atlantic and Sprint International.

     SALES AND MARKETING

       The Company services its customers through a network of 30 branch offices located in 15 states across the United States and its corporate headquarters located in Lake Success, New York. The Company has developed a sales and marketing strategy to expand its business within its customers' organizations, solidify customer relationships and develop new customers. The strategy focuses on both national and local accounts and is implemented principally through its branch locations.

       Local accounts are targeted by account managers at the branch offices permitting the Company to capitalize on the local expertise and established relationships of its branch office employees. Such accounts are solicited through personal sales presentations, telephone marketing, direct mail solicitation, referrals from customers, and advertising in a variety of local and national media including the Yellow Pages, magazines, newspapers, trade publications and through the Company's home page on the World Wide Web (www.comforce.com). The Company also sponsors public relations activities designed to enhance public recognition of the Company and its services. Local employees are encouraged to be active in civic organizations and industry trade groups to facilitate the development of new customer relationships.

       The Company's international and national sales and marketing effort is and will continue to be coordinated by management at the corporate level, which enables the Company to develop a consistent, focused strategy to pursue national and international account opportunities. This strategy allows the Company to capitalize on the desire of national and international customers to work with a limited number of preferred vendors for their staffing requirements. As larger customers consolidate their purchasing of temporary services, management believes that the Company's ability to provide a full range of services to national accounts will be a competitive advantage.

       In certain markets, the Company intends to cross-sell professional services. The Company has established long-term relationships with many of its customers. The Company believes that the access and goodwill these customer relationships offer provide it with significant advantages in marketing additional services to such customers.

       In order to maximize its marketing effectiveness, the Company provides motivational training to its employees to empower the employees and instill in them a proactive, solution-based approach to problem solving. In addition, the Company offers additional compensation, in the form of cash and stock options, to its employees as incentive to maximize their sales efforts.


      RECRUITING OF BILLABLE EMPLOYEES

       The Company's success is dependent upon its ability to effectively and efficiently match skilled technical personnel with specific customer assignments. As a result of continuous recruiting efforts, the Company maintains an extensive national resume database of qualified placement candidates that is linked to all 30 of the Company's satellite offices.
     The Company regularly updates the database to reflect changes in technical personnel skill levels and availability. Upon receipt of assignment specifications, the Company searches the database to identify suitable technical personnel. Once technical skills are matched to the specifications, the Company considers other selection criteria such as interpersonal skills, availability and geographic preferences to obtain the "right fit" of personnel to assignment. The Company's resume database, which may be accessed by appropriate personnel throughout the Company, can be searched by a number of different criteria, including specific skills or qualifications.

       To identify qualified personnel for inclusion in its resume database, the Company solicits referrals from its existing personnel and customers and places advertisements in local newspapers, trade magazines and on the Company's home page on the World Wide Web (www.comforce.com). As competition for the limited number of qualified technical personnel with certain "niche" skills intensifies, the Company intends to enhance its recruiting practices to attract technical personnel in areas of high demand.

       The Company believes it has a competitive advantage in attracting and retaining technical personnel because of the opportunity it provides for leading edge assignments which offer the employee the opportunity to obtain additional experience that can enhance the employee's skills and overall marketability. In addition, the Company provides its billable employees the opportunity to participate in a stock option purchase plan of the Company. The Company believes this plan distinguishes the Company from all its competitors.

       The Company also offers flexible schedules, paid holidays and better-than-competitive wages to attract and retain qualified technical personnel. In addition, the Company offers its billable employees a wide range of choices for custom designing a benefit package specific to each employee's needs and an opportunity for immediate participation in the Company's enhanced 401(k) savings plan. The Company is responsible for and pays the employer's share of Social Security taxes (FICA), federal and state unemployment taxes, workers' compensation insurance and other similar costs.

     PAYROLL/BILLING/ACCOUNTING

       The Company believes that its management information systems are instrumental to the success of its operations. The Company considers its management information ("MIS") systems to be among the most technologically advanced in the industry. Its invoice customization and electronic billing features enable the Company to expedite its billing and collection functions and to meet payroll in a more timely and efficient manner. The Company's MIS systems also retain coded information regarding employment candidates' qualifications and skills, providing the Company with a competitive advantage in matching such skills and qualifications with customer needs.

       The Company seeks to increase its profitability by adding offices and employees without proportionately increasing overhead expenses. The Company believes that its MIS systems are well suited to facilitate that goal in that the administrative functions of the acquired businesses can be integrated into those of the Company at low incremental costs, allowing the Company to spread its fixed costs over a larger revenue base. This capability will be enhanced when the Company completes the consolidation of all its accounting and payroll operations to its offices in Arizona.

     COMPETITION

            The specialty staffing services industry is very competitive and fragmented. There are relatively limited barriers to entry and new competitors frequently enter the market. The Company's competitors may vary depending on geographic region and the nature of the service(s) being provided. The Company faces substantial competition from both larger firms possessing substantially greater financial, technical and marketing resources than the Company and smaller, regional firms with a strong presence in their respective local markets. The local firms are typically operator-owned, and each market generally has one or more significant competitors. The Company believes that as it grows and expands geographically, it may compete with additional national, regional and local service providers.

       Management believes that the availability and quality of candidates, the level of service, the effective monitoring of job performance, scope of geographic service and the price of service are the principal elements of competition. The availability of quality technical staffing personnel is an especially important facet of competition. In order to attract staffing candidates, the Company places emphasis upon its ability to provide permanent placement opportunities, competitive compensation, quality and varied assignments, and scheduling flexibility. The Company believes its ability to compete also depends in part on a number of competitive factors outside its control, including the ability of its competitors to hire, retain and motivate skilled technical and management personnel and the extent of its competitors' responsiveness to customer needs. Additionally, in certain markets the Company has experienced significant pricing pressure from some of its competitors. Although the Company believes it competes favorably with respect to these factors, it expects competition to increase, and there can be no assurance that the Company will remain competitive.

     EMPLOYEES

       COMFORCE employs over 1,100 persons, 95% of which are billable to customers. The Company maintains a database of 100,000 prospective highly-skilled employees with expertise in the technical disciplines served by the Company. Billable employees are employed by the Company on an as-needed basis dependent on customer demand and are paid only for time they actually work. Non-billable administrative personnel provide management, sales and marketing and other services in support of the Company's staffing services.

       For its non-billable employees, the Company offers a package of benefits which it believes to be competitive, including vacation and holiday pay, a 401(k) plan to which it makes certain contributions and a Section 125 cafeteria plan. All of such employees are covered by workers compensation and general liability insurance. The Company is responsible for and pays the employer's share of Social Security taxes (FICA), federal and state unemployment taxes, workers' compensation insurance and other costs relating to its billable employees. The Company offers health insurance benefits to its billable employees at their cost through a national trade association to which the Company belongs.

       All of the Company's billable employees are required to attend Company-sponsored seminars introducing such employees to the Company's "Lifeline" philosophy. Lifeline is the Company's internal motivational program designed to instill in its employees a proactive, solution-based approach to problem solving.

     INTELLECTUAL PROPERTY

       The Company does not own any patents, trademarks or copyrighted information protected by registration with any federal or state filing office, nor is the Company's business presently dependent on any such information.

        The Company is the exclusive licensee for sale and use in the states of Arizona and New Mexico of a proprietary software package known as "Manager of Auxiliary Personnel" or "MAPS". MAPS is licensed to the Company by Leafstone(R) Information Technology until 1997. MAPS, among other things, permits the user to interface with vendors (including the Company) of staffing services, place additional personnel, track existing and anticipated future labor needs and compile data for financial reporting and forecasting purposes.

     REGULATIONS

       Staffing services firms are generally subject to one or more of the following types of government regulation: (i) registration of the employer/employees; (ii) registration, licensing, record keeping and recording requirements; and (iii) substantive limitations on its operations. Staffing services are the legal employers of their workers. Therefore, the Company is governed by laws regulating the employer/employee relationship, such as tax withholding or reporting, social security or retirement, antidiscrimination and workers' compensation.

     HEADQUARTERS AND REGIONAL OFFICES

       The Company and COMFORCE Global maintain their headquarters in a 2,500 square foot facility in Lake Success, New York under a lease which expires in 2000. COMFORCE Global also maintains offices in New York, Washington D.C., Texas, Georgia and Florida in leased facilities ranging in size from 750 to 2,000 square feet, and has plans to open offices in Illinois and California over the next 12 months. COMFORCE Technical Services maintains offices in Arizona, New Mexico, California, Connecticut, Washington, Missouri and South Carolina in leased facilities ranging in size of from 1,000 to 5,000 square feet. Force Five maintains a leased office in Texas. The Company believes that its facilities are adequate for its present and reasonably anticipated future business requirements, except to the extent of future acquisitions of existing businesses. In the case of such acquisitions, the Company expects to assume the leases of businesses acquired or, to the extent possible, consolidate such operations with existing offices.

     LEGAL PROCEEDINGS

       The Company is involved in a proceeding described above under "Discontinued Operations--Environmental Matters."

       The Company is a party to routine contract and employment-related litigation matters in the ordinary course of its business. No such pending matters, individually or in the aggregate, if adversely determined, are believed by management to be material to the business, results of operations or financial condition of the Company. The Company maintains general liability insurance, property insurance, automobile insurance, employee benefit liability insurance, owner's and contractor's protective insurance and exporter's foreign operations insurance with coverage of $1 million on a per claim basis and $2 million aggregate (with $3 million umbrella coverage). The Company insures against workers' compensation in amounts required under applicable state law and in the amount of $500,000 in the case of foreign workers. The Company also maintains fidelity insurance in the amount of $25,000 per claim and directors' and officers' liability insurance in the amount of $2 million. The Company is presently soliciting quotations to obtain errors and omissions coverage.



                   MARKET PRICE OF THE COMPANY'S COMMON STOCK

       The Company's Common Stock, $.01 par value, is traded on the American Stock Exchange ("AMEX"). The high and low sales prices for the Company's Common Stock, as reported by the AMEX during the past two years, were as follows:


                             1996              1995             1994

                        High      Low     High     Low      High    Low
First Quarter          $10-3/8  $6       $3-7/8  $1-15/16  $6      $5

Second Quarter          34-1/8    9-3/8   3-1/2         2   7-1/8   3-1/8
Third Quarter           28-1/2   15-1/2   4-3/4    1-9/16   8-1/8   5-1/4

Fourth Quarter                            9-1/4     3-1/4   6-3/8   1-7/8

     As of September 30, 1996, there were approximately 5,600 shareholders of record.

                                      DIVIDEND POLICY

       Following the Offering, the Company anticipates that it will not pay dividends on the Common Stock for the foreseeable future and that it will retain its earnings to finance future growth. The declaration and payment of dividends by the Company are subject to the discretion of its Board of Directors and compliance with applicable law. Any determination as to the payment of dividends in the future will depend upon, among other things, general business conditions, the effect of such payment on the Company's financial condition and other factors the Company's Board of Directors may in the future consider to be relevant. Under the $10,000,000 Credit Facility with The Chase Manhattan Bank dated as of July 22, 1996 (the "Credit Facility"), the Company is prohibited from paying dividends on its Common Stock and its Preferred Stock except to the extent required to pay dividends on the Company's Series D Senior Convertible Preferred Stock that was issued and outstanding as of the date of the Credit Facility. No dividends have been declared or paid on the Common Stock during 1995 or 1996.


                    DESCRIPTION OF THE COMPANY'S SECURITIES

     GENERAL

       The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock having a par value of $.01 per share and 1,000,000 shares of Preferred Stock, par value $0.01 per share, which may be issued in one or more series with such rights and preferences as determined by the Board of Directors. As of the date of this Prospectus, the Company had issued and outstanding capital stock consisting of 9,632,032 shares of Common Stock, 7,002 shares of Series D Preferred Stock and 8,871 shares of Series E Preferred Stock. In addition, as of the date of this Prospectus, there were options and warrants to purchase an additional 3,649,099 shares of Common Stock issued and outstanding and 137,500 shares of Common Stock issuable upon the conversion of outstanding convertible notes.

       The Company has asked its stockholders to approve, at the Company's 1996 Annual Meeting of Stockholders scheduled to be held October 28, 1996, an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of capital stock from 10,000,000 shares to 100,000,000 shares of Common Stock and from 1,000,000 shares to 10,000,000 shares of preferred stock ("Preferred Stock"). Upon approval of this amendment to the Company's Certificate of Incorporation and consummation of the Offering, and after giving effect to the Series E Conversion, there will be 10,519,132 shares of Common Stock outstanding and 7,002 shares of Preferred Stock outstanding.

       The following summary description of the Company's capital stock does not purport to be complete and is qualified in its entirety by this reference to the Company's Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

     COMMON STOCK

       The holders of the Common Stock are entitled to one vote per share of record on all matters to be voted upon by stockholders. At a meeting of stockholders at which a quorum is present, a majority of the votes cast decides all questions, unless the matter is one upon which a different vote is required by express provision of law or the Company's Certificate of Incorporation or Bylaws. Cumulative voting is permitted with respect to the election of directors. However, the Company has asked its stockholders to approve, at the Company's 1996 Annual Meeting of Stockholders scheduled to be held October 28, 1996, an amendment to the Company's Certificate of Incorporation to eliminate cumulative voting.

       The holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. Subject to the rights of holders of Preferred Stock, if any shares of Preferred Stock are then outstanding, in the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to participate equally, share for share, in all assets remaining after payment of liabilities.

       The holders of Common Stock are entitled to receive ratably such dividends as the Board of Directors may declare out of funds legally available therefor, when and if so declared. The payment by the Company of dividends, if any, rests within the discretion of its Board of Directors and will depend upon the Company's results of operations, financial condition and capital expenditure plans, as well as other factors considered relevant by the Board of Directors. See "Dividend Policy."

     PREFERRED STOCK

       The Company's Certificate of Incorporation authorizes the Board of Directors to issue shares of Preferred Stock in one or more series and to establish such relative voting, dividend, redemption, liquidation, conversion and other powers, preferences, rights, qualifications, limitations and restrictions as the Board of Directors may determine without further approval of the Stockholders of the Company.

       On April 26, 1996, the Board authorized the issuance of up to 10,000 shares of a new series of Preferred Stock, par value $0.01 per share, designated the Series E Convertible Preferred Stock ("Series E Preferred Stock"). As of September 30, 1996, there were 8,871 shares of Series E Preferred Stock outstanding. Each share of Series E Preferred Stock will be automatically converted into 100 shares of Common Stock on the date the Company's Certificate of Incorporation is amended to increase the number of authorized shares of Common Stock so that the Corporation has a sufficient number of authorized and unissued shares of Common Stock to effect the conversion, and any accrued and unpaid dividends have been paid in full. The Company's stockholders are expected to approve such an amendment at the Company's 1996 Annual Meeting of Stockholders scheduled to be held October 28, 1996. Holders of shares of Series E Preferred Stock are entitled to dividends equal to those declared on the Common Stock, or, if no dividends are declared on the Common Stock, nominal cumulative dividends. Except as otherwise provided by law, holders of Series E Preferred Stock are entitled to vote, on the basis of 100 votes per share, together with the holders of the Common Stock, as one class on all matters submitted to a vote of stockholders.

       On May 6, 1996, the Board authorized the issuance of up to 15,000 shares of a new series of Preferred Stock, par value $0.01 per share, designated the Series D Senior Convertible Preferred Stock ("Series D Preferred Stock"). The holder of each share of Series D Preferred Stock will have the right to convert such share into 83.33 fully paid and nonassessable shares of Common Stock at $12 per share at any time subsequent to the date the Company's Certificate of Incorporation is amended so that the Corporation has a sufficient number of authorized and unissued shares of Common Stock to effect the conversion. If at any time after the first anniversary of the date of first issuance of the Series D Stock, the Common Stock of the Company has a closing sale price of at least $20 per share for a period of twenty consecutive trading days, the Company may convert all shares of the Series D Preferred Stock then outstanding into shares of Common Stock at $12 per share, without prior notice to the Stockholder.
     All shares of Series D outstanding on the fifth anniversary of the date of first issuance of the Series D Stock will automatically be converted into shares of Common Stock based on the conversion price of $12 per share. Holders of shares of Series D Preferred Stock are entitled to cumulative dividends of 6% per annum, payable quarterly in cash on the first day of February, May, August and November in each year. For the purposes of conversion, to the extent that the Company does not pay any accrued and unpaid dividends within fifteen days of the conversion with respect to those shares, such amount shall be added to the conversion value for those shares. Except as otherwise provided by law, the holders of Series D Preferred Stock will not be entitled to vote. As of September 30, 1996, there were 7,002 shares of Series D Preferred Stock outstanding.

       Except for the Series D and Series E Preferred Stock, there are no other series or classes of Preferred Stock currently authorized. All of the shares of all other series or classes of Preferred Stock previously authorized by the Company's Board to date have been repurchased by the Company or converted to Common Stock and are not subject to reissue.

       The issuance of any additional series of Preferred Stock, and the relative powers, preferences, rights, qualifications, limitations and restrictions of such series, if and when established, will depend upon, among other things, the future capital needs of the Company, the then-existing market conditions and other factors that, in the judgment of the Board of Directors, might warrant the issuance of Preferred Stock. The issuance of additional series of Preferred Stock by the Board of Directors could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a person or group to gain control of the Company. At the date of this Prospectus, there are no plans, agreements or understandings relative to the issuance of any shares of Preferred Stock.

     WARRANTS TO PURCHASE COMMON STOCK

       As of the date of this Prospectus, there were warrants to purchase an aggregate of 1,123,749 shares of Common Stock issued and outstanding at exercise prices ranging from $2.00 to $9.00 per share. All warrants expire by June 1, 2001.

     CONVERTIBLE NOTES

       As of the date of this Prospectus, 137,500 shares of Common Stock were issuable upon conversion of outstanding notes in an aggregate amount of $275,000 at a price per share of $2.00.

     DELAWARE LAW

       Certain provisions of the General Corporation Law of the State of Delaware, summarized in the following paragraphs, may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder's best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders.

       The Company, a Delaware corporation, is subject to the provisions of the General Corporation Law of the State of Delaware, including Section 203 thereof. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person became an interested stockholder unless (i) prior to such date, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon becoming an interested stockholder the stockholder then owned at least 85% of the voting stock, as defined in
     Section 203; or (iii) subsequent to such date, the business combination is approved by both the Board of Directors and by at least 66-2/3 of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder. For these purposes, the term "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock. Although
     Section 203 permits a corporation to elect not to be governed by its provisions, the Company to date has not made this election.

       Section 203 excludes from the definition of "interested stockholder" any stockholder of the Company that owned over 15% of the Company's stock on December 23, 1987, so long as such holder continues to own over 15% of the Company. Accordingly, ARTRA is not subject to the restrictions of Section 203.

     TRANSFER AGENT

       The transfer agent and registrar for the Common Stock is Chase Mellon Shareholder Services.

                                  MANAGEMENT

       Set forth below is information concerning each director and executive officer of the Company.


         Name            Age                Position
Michael Ferrentino        33  President and Director
Christopher P. Franco     37  Executive Vice President and
                              Secretary
Dr. Glen Miller           59  Director
Keith Goldberg            33  Director
Richard Barber            36  Director
Paul J. Grillo            44  Vice President - Finance and Chief
                              Financial Officer
 Andrew Reiben            31  Chief Accounting Officer and
                              Director
                              of Finance

       MICHAEL FERRENTINO has served as the President and Director of the Company since December 1995. Mr. Ferrentino was a founder of COMFORCE Global (telecommunications and computer staffing), and he served as COMFORCE Global's Executive Vice President from 1987 to 1995. From 1984 through 1987, he worked for Dunn & Bradstreet as a Senior Auditor. Mr. Ferrentino received a B.S. Degree in Accounting from St. John's University.

       CHRISTOPHER P. FRANCO has served as the Executive Vice President and Secretary of the Company since December 1995. From November 1993 to September 1995, Mr. Franco served as Vice President and General Counsel of Spectrum Information Technologies, Inc. (wireless transmissions, telecommunications and franchiser of computer stores). From 1985 to 1993, Mr. Franco practiced law, principally in the field of corporate securities, with the law firms of Fulbright & Jaworski (Houston), Cummings & Lockwood (Hartford) and Kelley Drye & Warren (New York). Mr. Franco received his B.S.B.A. in business administration from Georgetown University and his J.D. from Southern Methodist University School of Law.

       DR. GLEN MILLER has served as a Director since December 1995. Vice President - Business Development of TeleData International, a telecommunications service company. From 1990 to 1994, Dr. Miller was responsible for strategic planning for the Harris Corporation. From 1984 to 1990, he was responsible for the direction and arrangement of business activities in various markets nationwide for GTE Telecom, a telecommunications company. Dr. Miller is a retired Colonel, U.S. Air Force, and earned a Ph.D. from Columbia Pacific University.

       KEITH GOLDBERG has served as a Director since December 1995.  Partner at
     J. Walter Thompson Advertising. Previously, he worked for BBDO Advertising as an Associate Creative Director from 1994 to 1995. From 1989 through 1994, he served as a Vice President at Young & Rubicam. Mr. Goldberg is the recipient of several advertising industry awards. He received a B.A. Degree in Communications from St. John's University.

       RICHARD BARBER has served as a Director since December 1995. Partner at L.H. Friskoff & Company, a certified public accounting firm. Mr. Barber is a member of the American Institute of Certified Public Accountants, the New York State Society of Certified Public Accountants and served as a committee member of the New York State Real Estate Accounting Committee. Mr. Barber received a B.A. Degree from Sheffield Polytechnic in the United Kingdom.

       PAUL J. GRILLO has served as Vice President - Finance and Chief Financial Officer of the Company since July 1996. From July 1991 to July 1996, Mr. Grillo provided business planning and acquisition advisory services to a number of industries including telecommunications, contract services, manufacturing, publishing and real estate management. From April 1980 to June 1991, Mr. Grillo served as Senior Vice President - Finance, Treasurer and Chief Financial Officer of Butler Service Group, Inc., an international contract technical services company. Mr. Grillo received his MBA in corporate finance and BA in business administration from Rutgers University. Mr. Grillo is a certified public accountant.

       ANDREW REIBEN has served as Chief Accounting Officer and Director of Finance of the Company since February 1996. From June 1993 to February 1996, Mr. Reiben served as Controller of Daystar Robinson, a C.H. Robinson company (New York). From September 1987 to June 1993, Mr. Reiben was a Senior Accountant with the accounting firm of Coopers & Lybrand L.L.P. (New
     York).  Mr. Reiben is a certified public accountant.

       Directors are elected annually and hold office until the next annual meeting of the stockholders or until his successor shall have been duly elected and qualified. Executive officers are appointed by the Board of Directors and serve at the pleasure of the Board. There are no family relationships among the executive officers and/or directors, nor are there any arrangements or understandings between any officer and another person pursuant to which he was appointed to office except as may be hereinafter described.

     COMMITTEES

       The Board of Directors has three standing committees, the Audit Committee, the Compensation Committee and the Stock Option Committee. The Audit Committee has responsibility for reviewing matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company. Dr. Miller and Mr. Barber are members of this Committee. The Compensation Committee has responsibility for reviewing executive salaries, administering the bonus and incentive compensation of the Company, and approving the salaries and other benefits of the executive officers of the Company. Mr. Ferrentino and Mr. Goldberg are members of the Compensation Committee. The Stock Option Committee has responsibility for administering the Company's Long-Term Investment Plan. Mr. Goldberg and Dr. Miller are members of the Stock Option Committee.

     DIRECTORS' COMPENSATION

       Directors' fees of $1,000 per quarter were earned in 1995 by each non-employee director of the Company. The former Chairman, John Harvey, earned a fee of $2,000 per month in 1995. Commencing January 1, 1996, non-employee directors will receive fees of $1,000 per quarter. In addition, the Company has proposed adopting certain amendments to the Long-Term Stock Incentive Plan, which, if adopted, will entitle each non-employee director serving as a director on the date the 1996 annual meeting is held and annually thereafter on the date any such non-employee director is elected or re-elected by the stockholders, to receive options to purchase 10,000 shares of the Company's common stock, unless the plan is subsequently amended as permitted therein.

     EXECUTIVE OFFICER COMPENSATION

       The following table shows all compensation paid by the Company and its subsidiaries for the fiscal years ended December 31, 1995, 1994 and 1993, to each person who has served as the chief executive officer of the Company at any time during any such year and the Company's most highly compensated executive officers other than the chief executive officer whose income exceeded $100,000 (the "Named Executive Officers"). No other executive officers of the Company received compensation in excess of $100,000 in 1995.

                          SUMMARY COMPENSATION TABLE


NAME AND POSITION     YEAR    ANNUAL COMPENSATION        LONG  TERM COMPENSATION
-----------------     ----    -------------------        ----  -----------------
                              SALARY      BONUS                     AWARDS
                                                                    ------
                               ($)         ($)                   OPTIONS/SAR'S
                                                                      (#)
--------------------------------------------------------------------------------

Related to Current
 Operations:

Michael Ferrentino,      1995  $ 79,703  $174,879/(2)/                  -
President                1994      -         -                          -
                         1993      -         -                          -

Christopher P. Franco    1995    28,846   174,879/(2)/
Executive Vice           1994      -         -                          -
President and Secretary  1993      -         -                          -

Related to Discontinued
 Operations:

Austin A. Iodice,        1995   260,000      -                          -
formerly Vice Chairman,  1994   260,000      -                          -
Chief Executive Officer  1993   260,000      -                      370,419/(1)/
and President

-------------------------------------

       /(1)/ See the notes under "Principal Stockholders" for a description of the options granted to Mr. Iodice.

       /(2)/ This amount represents the value of shares of Common Stock of the Company issued to Messrs. Ferrentino and Franco for agreeing to direct the Company's entry into the technical staffing business. The amount was calculated at $.22 per share and was based upon an appraisal received by the Company. This was the value used for tax-computing purposes. However, for financial reporting purposes, these shares are valued at $.93 per share. Management valued the Company based on its discussions with market makers and other advisors, taking into account (i) that the business then conducted by the Company, which was discontinued at the end of the second quarter of 1995, had a negligible value, and (ii) the value of the Company was principally related to the potential effect that a purchase of COMFORCE Global, if successfully concluded, would have market value of the Company's Common Stock. Management believes this value of $.93 per share to be a fair and appropriate value based upon the Company's financial condition as of the date the Company became obligated to issue these shares.

       OPTION VALUES. The following table sets forth information concerning the aggregate number and values of options held by Named Executives as of December 31, 1995. None of the Named Executives hold stock appreciation rights ("SARs") and none of the Named Executives exercised any options in 1995.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                           NUMBER OF            VALUE OF
                                                                          SECURITIES          UNEXERCISED
                                                                          UNDERLYING          IN-THE-MONEY
                                                                          UNEXERCISED        OPTIONS/SARS AT
                                                                         OPTIONS/SARS      FISCAL YEAR END ($)
                                                                        AT FISCAL YEAR
                                                                            END (#)
                                   SHARES ACQUIRED   VALUE REALIZED      EXERCISABLE/         EXERCISABLE/
              NAME                 ON EXERCISE (#)         (#)        UNEXERCISABLE/(1)/   UNEXERCISABLE/(1)/
-----------------------------------------------------------------------------------------------------------------

Current Management:
Michael Ferrentino                        0                0                  0/0                  0/0

     Christopher P. Franco                0                0                  0/0                  0/0

     Former Management
     (Discontinued Operations):
     Austin A. Iodice                     0                0               0/370,419          0/$3,009,654


       /(1)/ The option shown for Mr. Iodice was exercisable as of December 31, 1995 at an exercise price of $1.125 per share. The Company maintains that this option has terminated. Mr. Iodice maintains that this option continues to be exercisable. The value shown is based on the market price of $9.25 per share of the Company's Common Stock as of the close of trading on December 31, 1995, less the exercise price of $1.125 per share.

     EMPLOYMENT AGREEMENTS

       The Company entered into employment agreements in December 1995 with Michael Ferrentino, the President of the Company, and Christopher P. Franco, the Executive Vice President and Secretary of the Company. Each agreement is for a term of two years and is terminable by the Company only for "just cause." "Just cause" includes the employee's consistent failure to follow written policies or directions, wrongful conduct which has or is expected to have a material adverse effect on the Company, material violations of the employment agreement and disruption of a harmonious work environment, except that, following a change in control of the Company, the term "just cause" is generally limited in application to criminal acts. Under these agreements, each of Messrs. Ferrentino and Franco are entitled to compensation of $150,000 annually plus such bonuses as are awarded by the Board, and each are entitled to participate in the Company's normal benefit programs. If the Company terminates either agreement, the employee shall be entitled to receive full compensation and to continue to participate in the Company's benefit programs for the greater of one year or the balance of the term of the agreement, payable in full at the time of termination. Each agreement contains customary confidentiality, non-disclosure and employee non-solicitation provisions. See also "Certain Transactions" for a description of the consulting agreement and management agreement entered into by the Company with a company controlled by James L. Paterek.


     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       The 1995 compensation of Michael Ferrentino, the President of the Company, and Christopher P. Franco, the Executive Vice President and Secretary of the Company, was fixed pursuant to employment agreements negotiated with Peter R. Harvey, formerly a Vice President of the Company. The decisions concerning the 1995 compensation of all of the executive officers of the Company involved in the Company's discontinued operations were made by Austin A. Iodice, the Vice Chairman, President and Chief Executive Officer of the Company until his resignation in December 1995, except with respect to Mr. Iodice (whose compensation was fixed pursuant to a management agreement approved by the Board of Directors in 1992). Although the Company had a Committee on Compensation and Options, this Committee did not meet in 1995. There are no interlocking relationships, as defined in the regulations of the Securities and Exchange Commission, involving any of these individuals.


                              CERTAIN TRANSACTIONS

       On June 29, 1995, the Company entered into a letter agreement with Michael Ferrentino, the President and a Director of the Company, Christopher P. Franco, an Executive Vice President of the Company, and James L. Paterek, a beneficial owner of more than 10% of the Company's Common Stock, subsequently amended as of October 6, 1995 (as amended, the "Letter Agreement"), pursuant to which Messrs. Ferrentino and Franco agreed to serve as employees of, and Mr. Paterek agreed to serve as a business consultant to, the Company to enable the Company to enter into the telecommunications and computer staffing business. In addition, as consideration for agreeing to direct the Company's entry into the technical staffing business, the Company agreed to (i) issue to Messrs. Ferrentino, Franco and Paterek and one other individual who agreed to serve as a Vice President of COMFORCE Global, Kevin W. Kiernan (collectively, the "Designated Individuals"), such number of shares of Common Stock equal to 35% of the Company's then issued and outstanding Common Stock together with additional shares issued and warrants or options to purchase additional shares granted between October 6, 1995 and December 1, 1995; (ii) sell or otherwise dispose of all or substantially all of the Company's interest in the businesses it then operated; (iii) nominate four individuals selected by the Designated Individuals to serve on the Company's Board of Directors;
     (iv) enter into two-year employment agreements with Messrs. Ferrentino and Franco and a three-year business consulting agreement with Mr. Paterek; and
     (v) reserve for issuance to the Designated Individuals and other employees of the Company options or warrants to purchase 10% of the Company's then issued and outstanding Common Stock together with additional shares issued and warrants or options to purchase additional shares granted between October 6, 1995 and December 1, 1995.

       On October 6, 1995, 3,091,302 shares of the Company's Common Stock in the aggregate were issued to the Designated Individuals and 796,782 additional shares are to be issued under the anti-dilution provisions of the Letter Agreement, all as follows:


                             Shares Issued  Shares to be Issued    Total Shares

    Michael Ferrentino           794,907          204,887               999,794
    Christopher P. Franco        794,907          204,887               999,794
    James L. Paterek           1,324,844          341,478             1,666,322
    Kevin W. Kiernan             176,644           45,530               222,174
                               ---------          -------             ---------
    Total                      3,091,302          796,782             3,888,084


       The Company has made a loan of $345,000 in the aggregate to the Designated Individuals to cover their tax liabilities resulting from these transactions. The obligations are evidenced by notes which bear interest at the rate of 6% per annum and mature on December 10, 1997.

       See "Management--Employment Agreements" for a description of the employment agreements entered into between the Company and each of Messrs Ferrentino and Franco, which description is incorporated herein by reference.

       In October 1995, the Company entered into a consulting agreement with Tarek Corporation ("Tarek"), which is a corporation wholly-owned by Mr. Paterek. Mr. Paterek, age 34, was a founder of COMFORCE Global and served as its President from 1985 to September 1995. Tarek has agreed to engage Mr. Paterek to perform the services required under the agreement. Under the terms of the agreement, Tarek has agreed to devote at least 50 hours per month performing services for the Company. The agreement is for a term of three years and is terminable by the Company only for "good cause." "Good cause" includes Paterek's fraud, misappropriation of Company assets, or the commission of a felony during the term of the agreement which is directly related to the Company and causes it material harm. Tarek has the right to terminate the agreement upon 30 days notice or immediately in the event of a change in control. Under this agreement, the consultant is entitled to compensation of $157,000 annually plus reimbursement for expenses incurred in performing its duties under the agreement. In addition, Mr. Paterek is entitled to participate in the Company's normal benefit programs. If the Company terminates the agreement without good cause, Tarek shall be entitled to receive full compensation for the balance of the term of the agreement. The agreement requires Tarek to enter into an agreement with Mr. Paterek under which he agrees not to compete with the Company during the term of the agreement and not to disclose confidential information.

       Yield Industries, Inc., a corporation wholly-owned by Messrs. Paterek and Ferrentino earned a delivery fee of $500,000 in connection with the Company's acquisition of COMFORCE Global, $250,000 of which was paid in 1995, the balance of which was paid in January 1996. Yield Industries, Inc. was not affiliated with COMFORCE Global.

       See "Discontinued Operations" for a description of certain transactions involving the Company prior to its entry into the technical staffing business and persons who have ceased to be involved in the Company's on-going operations.


                            DISCONTINUED OPERATIONS

     HISTORY OF DISCONTINUED OPERATIONS

       The Company was incorporated in Delaware in 1969. From 1985 until September 1995, the Company, under the name The Lori Corporation, was engaged in the business of designing and distributing fashion jewelry (the "Jewelry Business"). Prior thereto, under the names APECO Corporation and American Photocopy Equipment Company, the Company engaged in various business activities, including the manufacture of photocopy machines. Due to continuing losses in the Jewelry Business and the erosion of the markets for its products, in September 1995, the Company adopted a plan to discontinue the Jewelry Business and determined to seek to enter into another line of business. In June 1995, the Company contracted with current management to direct its entry into the technical staffing business. On October 17, 1995, the Company acquired all of the capital stock of Spectrum Global Services, Inc. (formerly d/b/a YIELD Global and, subsequently renamed COMFORCE Global, Inc.) ("COMFORCE Global"). In addition, in connection with its new business direction, the Company changed its name to COMFORCE Corporation. At the time of the acquisition, COMFORCE Global was one of several wholly-owned subsidiaries of Spectrum Information Technologies, Inc., a Delaware corporation ("Spectrum"), which had a Chapter 11 petition pending. The sale of COMFORCE Global, which was not a party to the Chapter 11 proceeding, was approved by the bankruptcy court in which Spectrum's bankruptcy was pending. Originally founded in 1987, Spectrum had acquired COMFORCE Global in 1993.

       In conjunction with the COMFORCE Global acquisition, the Company and ARTRA entered into an Assumption Agreement as of October 17, 1995 (the "Assumption Agreement"). Under the Assumption Agreement, ARTRA agreed to pay and discharge substantially all of the then existing liabilities and obligations of the Company, including indebtedness, corporate guarantees, accounts payable and environmental liabilities. ARTRA also agreed to assume responsibility for all liabilities of the Jewelry Business from and after October 17, 1995, and is entitled to receive the net proceeds, if any, from the sale thereof. On April 12, 1996, ARTRA sold the business and certain of the assets of the Company's Lawrence Jewelry Company subsidiary ("Lawrence") for a selling price of $252,000 plus certain proceeds subsequently realized from the sale of existing inventory, which proceeds were applied to pay creditors of Lawrence or deposited in an escrow account to be applied for such purpose. ARTRA has advised the Company that none of the proceeds from the sale would remain following the payment of such creditors.

     ENVIRONMENTAL MATTERS

       Prior to its entry into the Jewelry Business in 1985, the Company operated in excess of 20 manufacturing facilities for the production of, inter alia, photocopy machines, photographic chemical and paper coating. These operations were sold or discontinued in the late 1970s and early 1980s. Certain of these facilities may have used and/or generated hazardous materials and may have disposed of the hazardous substances, particularly before the enactment of laws governing the safe disposal of hazardous substances, at an indeterminable number of sites. Although the controlling stockholders and current management had no involvement in such prior manufacturing operations, the Company could be held to be responsible for clean-up costs if any hazardous substances were deposited at these manufacturing sites, or at off-site waste disposal locations, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), or under other Federal or state environmental laws now or hereafter enacted. However, except for the Gary, Indiana site described below, the Company has not been notified by the Federal Environmental Protection Agency (the "EPA") that it is a potentially responsible party for, nor is the Company aware of having disposed of hazardous substances at, any site.

       In December 1994, the Company was notified by the EPA that it is a potentially responsible party under CERCLA for the disposal of hazardous substances at a site in Gary, Indiana. The alleged disposal occurred in the mid-1970s at a time when the Company conducted operations as APECO Corporation (see "Discontinued Operations--History of the Company"). In this connection, in December 1994, the Company was named as one of approximately 80 defendants in a case brought in the United States District Court for the Northern District of Indiana by a group of 14 potentially responsible parties who agreed in a consent order entered into with the EPA to clean-up this site. The plaintiffs have estimated the cost of cleaning up this site to be $45 million, and have offered to settle the case with the Company for $991,445. This amount represents the plaintiffs' estimate of the Company's pro rata share of the clean-up costs. The Company declined to accept this settlement proposal, which was subsequently withdrawn.

       The plaintiffs have produced only limited testamentary evidence, and no documentary evidence, linking the Company to this site, and the Company has neither discovered any records which indicate, nor located any current or former employees who have advised, that the Company deposited hazardous substances at the site. Based on the foregoing, management of the Company does not believe that it is probable that the Company will have any liability for the costs of the clean-up of this site. The Company intends to vigorously defend itself in this case.

       Under the terms of the Assumption Agreement, ARTRA has agreed to pay and discharge substantially all of the Company's pre-existing liabilities and obligations, including environmental liabilities at any sites at which the Company allegedly operated facilities or disposed of hazardous substances, whether or not the Company is currently identified as a potentially responsible party therefor. Consequently, the Company is entitled to indemnification from ARTRA for any environmental liabilities associated with the Gary, Indiana site. No assurance can, however, be given that ARTRA will be financially capable of satisfying its obligations under the Assumption Agreement.

     TRANSACTIONS WITH ARTRA

       ARTRA owns approximately 17.9% of the Company's currently issued and outstanding Common Stock. ARTRA first acquired an interest in the Company in August 1982. As of October 6, 1995 (immediately prior to the issuance of stock to the Designated Individuals), ARTRA held an approximately 63% interest in the Company, and held 9,701 shares of Series C Preferred Stock (representing all of the then issued and outstanding Preferred Stock of the Company). In order to facilitate the COMFORCE Global acquisition, ARTRA agreed to exchange all of the Series C Preferred Stock of the Company then held by it (9,701 shares) for 100,000 shares of the Company's Common Stock. The liquidation value of the Series C Preferred Stock was $19.5 million in the aggregate as of the effective date of the exchange, December
     15, 1995.    The closing price of the Company's Common Stock on the

     American Stock Exchange on October 17, 1995, the date of the closing of the COMFORCE Global acquisition, was $4.50. Based on this price, the shares awarded to ARTRA had a value of $450,000.

        The Company made advances to ARTRA of $399,000 in 1995 and $54,000 in 1996. In the first quarter of 1996, ARTRA repaid these advances. In August 1994, ARTRA entered into a $1,850,000 short-term loan agreement with a non-affiliated corporation, the proceeds of which were advanced to the Company and used to fund amounts due the Company's bank. The loan, due June 30, 1995, was collateralized by 100,000 shares of the Company's common stock. In August 1995, these shares were transferred to the lender in consideration of extending the loan, and the carrying value of these 100,000 shares ($700,000) was transferred to ARTRA as reduction of amounts then due to ARTRA by the Company. In 1995, ARTRA provided certain financial, accounting and administrative services for the Company's
     corporate entity.   During 1995, the fees for these services amounted to
     $91,000.

     TRANSACTIONS WITH FORMER MANAGEMENT

       The purchase price paid by the Company for the COMFORCE Global stock was approximately $6.4 million, net of cash acquired, consisting of cash of approximately $5.6 million and 500,000 shares of the Company's Common Stock issued as consideration for various fees and guarantees associated with the transaction. The 500,000 shares issued by the Company included 150,000 shares issued to Peter R. Harvey, then a Vice President and director of the Company, for guaranteeing certain of the Company's obligations, including guaranteeing to Spectrum that the COMFORCE Global acquisition would be completed. The dollar amount of Mr. Harvey's obligation was equal to the $6.4 million purchase price of COMFORCE Global. The closing price of the Company's Common Stock on the American Stock Exchange on October 17, 1995, the date of the closing of the COMFORCE Global acquisition, was $4.50. Based on this price, the shares awarded to Mr. Harvey had a value of $675,000. Current management of the Company has questioned its obligation to issue the 150,000 shares to Peter R. Harvey in consideration of his guarantees. However, for purposes of presenting earnings per share data, the Company is recognizing these shares as being issued and outstanding pending resolution of the disagreement between the parties.

       Peter R. Harvey served the Company as its Director from 1982 to December 1995 and Vice President from July 1995 to December 1995. He has also served as the President, Chief Operating Officer and as a Director of ARTRA since 1968.

       In April 1993, the Company entered into a management agreement with Nitsua, Ltd. ("Nitsua"), a corporation wholly-owned by Austin A. Iodice, then the Vice Chairman, President and Chief Executive Officer of the Company. This management agreement was approved and accepted by the Company's New Dimensions, Rosecraft and Lawrence subsidiaries (the "Jewelry Subsidiaries"). Pursuant to the terms of this agreement, Mr. Iodice had all of the responsibilities of a chief executive officer of the Company and the Jewelry Subsidiaries (subject to the supervision of the boards of directors of the Company and the Jewelry Subsidiaries). This agreement, which was scheduled to terminate on March 31, 1996, was earlier terminated upon Mr. Iodice's resignation as an officer and director of the Company in December 1995. As compensation for its services under the agreement, Nitsua received (i) a management fee of $260,000 per annum, (ii) reimbursement of all documented expenses reasonably incurred by Nitsua in connection with the performance of its duties, and (iii) options to purchase 370,419 shares of the Company's Common Stock at an exercise price of $1.125 per share.

       Austin A. Iodice served the Company as its Director from 1990 to December 1995, and as its Vice Chairman, President and Chief Executive Officer from 1992 to December 1995.

       The Company did not have sufficient funds available to repay indebtedness of $750,000 payable to a bank lender on March 31, 1995. Accordingly, on March 31, 1995, Alex Verde, a director of the Company, entered into an assignment agreement with the bank lender to purchase this indebtedness for $750,000, and advanced an additional $100,000 to the Company. In this connection, Mr. Verde and the Company also entered into an agreement whereby he reduced this indebtedness to $850,000 in consideration of the Company's issuance to him of 150,000 shares of its Common Stock valued at $337,500 ($2.25 per share) based upon the closing price of the shares on the American Stock

     Exchange on March 30, 1995. This loan, which was originally due July 31, 1995 (subsequently extended to September 15, 1995), was repaid in February 1996 by ARTRA, which had assumed the obligation to repay the loan under the terms of the Assumption Agreement. As compensation for agreeing to extend the maturity date of the loan, Mr. Verde received 50,000 shares of the Common Stock on August 2, 1995 with a market price of $103,125 ($2.0625 per share) based upon the closing price of the shares on the American Stock Exchange on the date issued.

       Alexander Verde served as Director from 1990 to December 1995.


                             PRINCIPAL STOCKHOLDERS

     SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       The following table sets forth the number of shares and percentage of Common Stock beneficially owned as of September 30, 1996 by (i) the only stockholders known by management of COMFORCE to own 5% or more of COMFORCE's Common Stock, (ii) each director and executive officer of COMFORCE, (iii) Austin A. Iodice, formerly Vice Chairman, Chief Executive Officer and President of the Company, and (iv) all directors, executive officers and other key employees of COMFORCE as a group. Unless stated otherwise, each person so named exercises sole voting and investment power as to the shares of Common Stock so indicated. As of such date, there were 9,632,032 shares of Common Stock issued and outstanding (10,519,132 shares assuming conversion of currently outstanding shares of Series E Preferred Stock, as described in Note 1 to the table below).


      NAME AND ADDRESS OF                                      NUMBER OF SHARES                 PERCENTAGE OF SHARES
       BENEFICIAL OWNER                                       BENEFICIALLY OWNED/(1)/          BENEFICIALLY OWNED/(1)/
 ----------------------------------------------------------------------------------------------------------------------------

     Current Management:

     Michael Ferrentino/(2)/                                             2,221,762                     20.2%
     2001 Marcus Avenue
     Lake Success, New York  11042

     Christopher P. Franco/(3)/                                            999,794                      9.3%
     2001 Marcus Avenue
     Lake Success, New York  11042

     Andrew Reiben                                                              --                       --

     Paul Grillo                                                                --                       --

     Dr. Glen Miller                                                            --                       --

     Richard Barber                                                             --                       --

     Keith Goldberg                                                             --                       --

     Directors and officers as a group
     ((7) persons)/(4)/                                                  2,221,762                     20.2%

     Other Significant Stockholders:

     James L. Paterek/(5)/                                               1,666,322                     15.3%
     86 South Drive
     Plandome, New York  11030

     ARTRA GROUP Incorporated                                            1,880,000                     17.9%
     500 Central Avenue/(6)(7)/
     Northfield, Illinois 60093

     Cypress Partners L.P./(8)/                                            730,000                      6.9%
     P.O. Box 71289
     Atlantic Richfield Plaza Station
     Los Angeles, California  90071

     Dobbins Partners, L.P./(9)/                                           714,215                      6.6%
     2651 North Harwood
     Suite 500
     Dallas, Texas 75201

     Marc Werner/(10)/                                                   1,201,765                     11.1%
     1359 Virginia Trail
     Youngstown, OH  44505

     Former Management (Discontinued Jewelry Business):

     Austin A. Iodice/(11)/                                                     --                       --

     _______________________

               /(1)/ For purposes of this table, shares are considered "beneficially owned" if the person directly or indirectly has the sole or shared power to vote or direct the voting of the securities or the sole or shared power to dispose of or direct the disposition of the securities. A person is also considered to beneficially own shares that such person has the right to acquire within 60 days, and options exercisable within such period are referred to herein as "currently exercisable." For purposes of calculating the percentage ownership of shares, the Company's Series E Preferred Stock is deemed to have been converted into Common Stock (at the specified rate of 100 shares of Common Stock for each share of Series E Preferred Stock) since the Series E Preferred Stock it is voted on a combined basis with the Common Stock and not on a class basis. The Series E Preferred Stock will be automatically converted to Common Stock if the stockholders approve the proposed amendment to the Company's Certificate of Incorporation to increase the number of authorized shares. As of September 30, 1996, 8,871 shares of Series E Preferred Stock were outstanding and, accordingly, 887,100 additional shares of Common Stock are deemed to be outstanding (10,519,132 shares in the aggregate).

               /(2)/ The shares beneficially owned by Mr. Ferrentino, the President and a Director of the Company, include (i) 794,907 shares currently held of record by him, (ii) 204,887 additional shares to be issued to him under the anti-dilution provisions of the Letter Agreement,
     (iii) 794,907 shares held of record by Christopher P. Franco which are subject to a voting agreement among him, Mr. Ferrentino, and Kevin W. Kiernan, a Vice President of COMFORCE Global, under which Mr. Ferrentino has voting power (the "Voting Agreement"), (iv) 204,887 additional shares to be issued to Mr. Franco under the anti-dilution provisions of the Letter Agreement which will also be subject to the Voting Agreement, (v) 176,644 shares held of record by Mr. Kiernan which are subject to the Voting Agreement and (vi) 45,530 additional shares to be issued to Mr. Kiernan under the anti-dilution provisions of the Letter Agreement which will also be subject to the Voting Agreement. His ownership percentage has been calculated as if the shares to be issued to them under the anti-dilution provisions of the Letter Agreement as described above were options which are currently exercisable.

               /(3)/ The shares beneficially owned by Mr. Franco, the Executive Vice President of the Company, include (i) 794,907 shares currently held of record by him which are subject to the Voting Agreement and (ii) 204,887 additional shares to be issued to him under the anti-dilution provisions of the Letter Agreement which will also be subject to the Voting Agreement. His ownership percentage has been calculated as if the shares to be issued to him under the anti-dilution provisions of the Letter Agreement were options which are currently exercisable.

               /(4)/ The shares shown to be beneficially owned by the directors and officers as a group include (i) 1,589,814 shares held of record by them, (ii) 409,774 shares to be issued to them under the anti-dilution provisions of the Letter Agreement, (iii) 176,644 shares held of record by Mr. Kiernan (under which Mr. Ferrentino, President of the Company, has voting power) and (iv) 45,530 additional shares to be issued to Mr. Kiernan under the anti-dilution provisions of the Letter Agreement which will also be subject to the Voting Agreement. The ownership percentage has been calculated as if the shares to be issued to him under the anti-dilution provisions of the Letter Agreement were options which are currently exercisable.

               /(5)/ The shares beneficially owned by Mr. Paterek, a consultant to the Company, include 1,324,844 shares currently held of record by him and 341,478 additional shares to be issued to him under the anti-dilution provisions of the Letter Agreement. His ownership percentage has been calculated as if the shares to be issued under the anti-dilution provisions of the Letter Agreement were options which are currently exercisable.

               /(6)/ John Harvey and Peter R. Harvey, each of whom formerly served as an officer and director of the Company, control the management and operations of ARTRA, which owns 17.9% of the Company's common stock. Insofar as they are deemed beneficial owners of the Company's shares owned of record by ARTRA, Peter R. Harvey owns 2,074,833 shares (19.6%) of the Company's Common Stock and John Harvey owns 1,955,333 shares (18.5%) of the Company's Common Stock. Each such person maintains a business address at 500 Central Avenue, Northfield, Illinois 60093.

               /(7)/ ARTRA, through a wholly-owned subsidiary, Fill-Mor Holding, Inc. ("Fill-Mor"), a Delaware corporation (hereinafter all holdings of Fill-Mor are referred to as ARTRA's), presently owns 1,880,000 shares of record (17.9% of the outstanding Common Stock of COMFORCE). ARTRA agreed in the Letter Agreement to direct

     Fill-Mor to vote in favor of current management's nominees for the Board of Directors. Additionally, ARTRA directed Fill-Mor to execute a limited proxy to current management of the Company providing that ARTRA and/or Fill-Mor shall vote its shares in all manners in favor of the conditions of the Letter Agreement.

               /(8)/ The shares beneficially owned by Cypress Partners L.P. consist of 620,000 shares issuable upon conversion of 6,200 shares of Series E Preferred Stock held by it and 110,000 shares issuable upon conversion of 1,100 shares of Series E Preferred Stock held by Cypress International Partners Limited, an affiliate of Cypress Partners L.P.

               /(9)/ The shares beneficially owned by Dobbins Partners L.P. consist of 489,215 shares held of record by Dobbins and 225,000 shares issuable upon the exercise of a warrant held by it.

               /(10)/  The shares beneficially owned by Marc Werner consist of
     (i) 100,000 shares held of record by him, (ii) 816,765 shares held of record by Manufacturers Indemnity and Insurance Company of America, 5775 Flat Iron Parkway, No. 205, Boulder, Colorado 80301 ("MIICA"), a corporation controlled by him, and (iii) 285,000 shares issuable upon the exercise of a warrant held by MIICA.

               /(11)/ Not included in the table is an option to purchase 370,419 shares of the Company's Common Stock at an exercise price of $1.125 per share which was originally granted to a company wholly-owned by Mr. Iodice in 1993. The Company maintains that this option terminated in 1996. Mr. Iodice maintains that this option continues to be exercisable. If the option were deemed to continue in effect, Mr. Iodice would beneficially own 3.5% of the Company's Common Stock. Mr. Iodice was the Chief Executive Officer of the Company when the Company was engaged in its discontinued Jewelry Business.

                                    SELLING STOCKHOLDERS

       The following table sets forth certain information regarding the shares of Common Stock held by, or issuable upon the exercise of warrants or the conversion of Preferred Stock of the Company, to the persons offering shares pursuant to this Prospectus ("Selling Stockholders"). In cases where the Selling Stockholder serves or has served within the past three years as an officer, director or employee of the Company or any of its subsidiaries, this relationship is noted. Because the Selling Stockholders may offer all or some part of the Common Stock that they hold pursuant to the offering contemplated by this Prospectus, and because this offering is not being underwritten (on a firm commitment or any other basis), no estimate can be given as to the amount of Common Stock that will be held by Selling Stockholders upon termination of this offering.

       Michael Ferrentino, the President and a Director of the Company, Christopher P. Franco, an Executive Vice President of the Company, Kevin W. Kiernan, a Vice President of COMFORCE Global, and James L. Paterek, a consultant to the Company, collectively are registering 3,888,084 shares hereby. Such individuals have advised the Company that they will agree not to sell any such shares for at least six months from the effective date of the Registration Statement of which this Prospectus is a part.


                                                                                  NUMBER OF SHARES     SHARES OFFERED
NAME OF BENEFICIAL OWNER                                                        BENEFICIALLY OWNED             HEREBY


Arabella S.A. (1)                                                                             25,000     25,000

Argosy Securities Group, Ltd. (2)                                                             16,250     16,250

ASG Partners (1)                                                                             105,000    105,000

Robert Barker (1)                                                                             75,000     75,000

William Belzberg (1)                                                                          25,000     25,000

Ann W. Bensen (3)                                                                             10,000     10,000

Reed Berkey  (4) (26)                                                                         11,250     11,250

Belmad Enterprises, L.P., an Illinois limited partnership  (1)                                82,500     82,500

Boeckman Investments (5)                                                                      55,882     55,882

Salvatore Bova (3)                                                                             5,000      5,000

John Bramsen  (4)(26)                                                                         35,000     35,000

Elliott Broidy (6)(27)                                                                        30,000     30,000

Kenneth Buchanan  (4)(26)                                                                     17,500     17,500

Luke Buse & Brent D. Richardson JTWROS (3)                                                    40,000     40,000

Robert A. Calabrese (7)                                                                        5,000      5,000


Calloway, an Arizona Partnership (3)                              15,000     15,000

Estate of Sanders H. Campbell (3)                                 40,000     40,000

Woodrow Chamberlain  (4)(26)                                      46,250     46,250

Charles J. Christian  (4)(26)                                     13,500     13,500

Howard Conant  (8)(28)                                           220,000    220,000

Cypress Int'l Partners Ltd. (6)(27)                              110,000    110,000

Cypress Partners L.P. (6)(27)                                    620,000    620,000

James L.  Davis (3)                                               15,000     15,000

Delaware Charter Guarantee & Trust

Company, Cust. fbo Mark S. Howells

SEP/IRA (3)                                                       10,000     10,000

Delaware Charter Guarantee & Trust

Company, Cust fbo Jeffrey J. Puglisi

SEP/IRA (3)                                                       16,000     16,000

Delaware Charter Guarantee & Trust

Company, Cust. fbo Irving M.Rollingher

SEP/IRA (3)                                                        1,500      1,500

Delta Traders (3)                                                 60,000     60,000

David J. Doerge Trust (4)(26)                                    186,999    186,999

Dobbins Partners, L.P.  (9)                                      714,215    714,215

Mark Dorian  (4)(26)                                              45,000     45,000

Michael F. Dura (3)                                                5,000      5,000

Empire Metals Profit Sharing Plan (3)                              5,000      5,000

Stephen N. Engberg Associates Pension Plan

and Trust  (4)(26)                                                35,000     35,000

Michael Ferrentino (10)                                          999,794    999,794

Christopher P. Franco (10)                                       999,794    999,794

William A. Franke (3)                                             15,000     15,000

David Furth (6)(27)                                                4,000      4,000

Matthew A. Gohd  (11)                                             59,214     59,214

Matthew A. Gohd & Frann Setzer-Gohd (6)(27)                       13,400     13,400

Howard Grafman  (4)(26)                                           22,500     22,500

Thomas Gries  (4)(26)                                             11,250     11,250

Clark Gunderson (12)(28)                                          35,000     35,000

Norton Herrick (1)                                                 10,000     10,000

Parris H. Holmes, Jr. (3)                                          10,000     10,000

Mark S. Howells (3)                                                 9,000      9,000

Irvine Capital Partners (3)                                        20,000     20,000

Robert Jones (13)(28)                                              52,500     52,500

Kevin Kiernan (10)                                                222,174    222,174

KFT Ltd. (3)                                                        5,000      5,000

Thomas Kigin  (4)(26)                                              22,500     22,500

Patrick Koo (14)(28)                                               70,000     70,000

Michael Laundrie (15)(28)                                          35,000     35,000

Stephen M. Levy, FBO  (16)                                          5,000      5,000

Levy S.D. (16)(A)                                                  10,000     10,000

Maynard Louis (17)                                                 10,000     10,000

Philip P. Lovell (3)                                               10,000     10,000

Philip P. Lovell Pension Plan (3)                                  15,000     15,000

C.G.E. Manolovici (6)(27)                                          20,000     20,000

Manufacturers Indemnity and Insurance

Company of America (18)                                         1,101,765  1,101,765

James McGill  (4)(26)                                              22,500     22,500

Johanna McGill  (4)(26)                                            22,500     22,500

MSAM Partners (19)(28)                                             10,000     10,000

John and Else Muehlstein (4)(26)                                   13,500     13,500

James L. Paterek (10)                                           1,666,322  1,666,322

Robert C. Pearson & Nancy L. Pearson JTWROS (3)                     5,000      5,000

Porpoise Fund (20)                                                 79,999     79,999

Porpoise Investors I, L.P.(6)(27)                                  26,700     26,700

Jeffrey J. Puglisi (3)                                             50,000     50,000

Charles Reeder  (4)(26)                                            90,000     90,000

Julia L. Reynolds Trust #2  (4)(26)                                22,500     22,500

Evan D. Ritchie Living  Trust  (4)(26)                             22,500     22,500

Irving M.  Rollingher (3)                                           8,500      8,500


Rubenstein Family Ltd. Partnership #1 (3)                      15,000     15,000

Byron H. Rubin (3)                                             20,000     20,000

Gerald Rubin (3)                                               50,000     50,000

Jay Rubin (3)                                                  20,000     20,000

Seymour Sacks & Star Sacks JTWROS (3)                           5,000      5,000

John M. Schottenstein Revocable Trust (3)                       7,500      7,500

Michael Dain Searle (4)(26)                                    13,500     13,500

Martha Seelbach (21)(26)                                       13,500     13,500

Aaron M. Shenkman & Cynthia Shenkman JTWROS (3)                20,000     20,000

Norman F. Siegel (22)                                          66,667     66,667

Paul Smeets  (4)(26)                                           35,000     35,000

Lillian D. Snow (3)                                            10,000     10,000

Jim Sowell Construction Co., Inc. (3)                          40,000     40,000

John C. Stacey, DDC, SC, Pension Plan (3)                      10,000     10,000

A. E. Staley III Trust  (4)(26)                                45,000     45,000

Henry M. Staley Trust  (4)(26)                                 51,300     51,300

Robert C. Staley Trust  (4)(26)                                22,500     22,500

STK&K Profit Sharing Plan & Trust (3)                           5,000      5,000

Avery Stone Trust  (4)(26)                                     27,000     27,000

Shephard C. Swift Trust (4)(26)                                45,000     45,000

Michael Targoff  (1)                                           18,530     18,530

Michael Targoff Family Foundation (1)                           5,000      5,000

E. B. Tarson  (4)(26)                                          45,000     45,000

Ronald Tarson  (4)(26)                                         45,000     45,000

Steve Tarson  (4)(26)                                          45,000     45,000

Christiane L. Turner (6)(27)                                    3,000      3,000

Alexander H. Verde  (23)                                      225,000    225,000

Marc Werner(1)                                                100,000    100,000

Michael Werner (6)(27)                                         30,000     30,000

Ronald Werner (6)(27)                                          30,000     30,000

Westminster Capital  (24)(26)                                  15,000     15,000


Whitney Holdings Incorporated (1)                           75,000     75,000

Diane Wilson (25)(26)                                        9,450      9,450

Timothy Wright (3)                                           6,000      6,000

Jack Zerelli & Ray Ann Zerelli JTWROS (3)                    5,000      5,000

Ray Rashkin (29)                                            12,500     12,500

Stanley Rashkin (29)                                       100,000    100,000
                                                         ---------  ---------

Total                                                    9,808,705  9,808,705


--------------------------

       (1) The shares offered by the named stockholder are owned of record by the stockholder.
       (2) The shares offered by Argosy Securities Group, Ltd. are 16,250 shares issuable to it upon its exercise of a warrant at an exercise price of $4.00 per share, which warrant expires 90 days after the date hereof.
       (3) The shares offered by the named stockholder are shares issuable to the stockholder upon conversion of Series D Preferred Stock held by the stockholder, such Series D Preferred Stock convertible at a ratio of 83.33 shares of Common Stock for each share of convertible Series D Preferred Stock pursuant to an offering under Regulation D in April and May 1996.
       (4) Of the shares offered by the named stockholder, approximately 2/3 of the amount listed are shares owned of record by the stockholder and approximately 1/3 of the amount listed are shares issuable to the stockholder upon the stockholder's exercise of a warrant at an exercise price of $3.375, which warrant expires June 1, 2001.
       (5) The shares offered by Boeckman Investments are (i) 16,667 shares issuable to it upon its exercise of a warrant at an exercise price of $3.375 per share, which warrant expires October 17, 2000, and (ii) 39,215 shares owned of record by it.
       (6) The shares offered by the named stockholder are shares issuable to the stockholder upon conversion of Preferred Stock held by the stockholder, such Preferred Stock convertible at a ratio of 100 shares of Common Stock for each share of Convertible Series E Preferred Stock.
       (7) The shares offered by Robert A. Calabrese are 5,000 shares issuable to him upon his exercise of a warrant at an exercise price of $2.50 per share, which warrant expires March 10, 2000.
       (8) The shares offered by Howard Conant are (i) 30,000 shares issuable to him upon his exercise of a warrant at an exercise price of $2.00 per share, which warrant expires September 11, 2000, (ii) 50,000 shares issuable to him upon his exercise of a warrant at an exercise price of $3.375 per share, which warrant expires October 17, 2000, and (iii) 140,000 shares owned of record by him.
       (9) The shares offered by Dobbins Partners, L.P. are (i) 225,000 shares issuable to it upon its exercise of a warrant at an exercise price of $3.375 per share, which warrant expires October 17, 2000, and (ii) 489,215 shares owned of record by it.
       (10) The shares offered by the named stockholder are shares owned of record by the stockholder. The shares were issued to the named stockholder in consideration for entering into an employment or consulting contract with the Company to direct its entry into the technical staffing business. Michael Ferrentino is President and a Director of the Company, Christopher Franco is Executive Vice President, Kevin Kiernan is Vice President, and James L. Paterek serves as a business consultant to the Company.
       (11) The shares offered by Matthew Gohd are (i) 6,666 shares issuable to him upon his exercise of a warrant at an exercise price of $3.375 per share, which warrant expires October 17, 2000, (ii) 33,333 shares issuable to him for payment of service and (iii) 19,215 shares owned of record by him.

       (12) The shares offered by Clark Gunderson are (i) 10,000 shares issuable to him upon his exercise of a warrant at an exercise price of $2.00 per share, which warrant expires August 30, 2000 and (ii) 25,000 shares to be issued to him for conversion of a note in the amount of $50,000 at a price per share of $2.00.
       (13) The shares offered by Robert Jones are (i) 15,000 shares issuable to him upon his exercise of a warrant at an exercise price of $2.00 per share, which warrant expires August 30, 2000, and (ii) 37,500 shares to be issued to him for conversion of a note in the amount of $75,000 at a price per share of $2.00.
       (14) The shares offered by Patrick Koo are (i) 20,000 shares issuable to him upon his exercise of a warrant at an exercise price of $2.00 per share, which warrant expires October 3, 2000, and (ii) 50,000 shares to be issued to him for conversion of a note in the amount of $100,000 at a price per share of $2.00.
       (15) The shares offered by Michael Laundrie are (i) 10,000 shares issuable to him upon his exercise of a warrant at an exercise price of $2.00 per share, which warrant expires September 8, 2000, and (ii) 25,000 shares issuable to him for conversion of a note in the amount of $50,000 at a price per share of $2.00.
       (16) The shares offered by Stephen M. Levy are 5,000 shares issuable to it upon its exercise of a warrant at an exercise price of $2.00 per share, which warrant expires September 12, 2000.
       (16)(A) The shares offered by Levy S.D. are 10,000 shares usable to it upon its exercise of a warrant at an exercise price of $2.00 per share, which warrant expires September 12, 2000.
       (17) The shares offered by Maynard Louis are 5,000 shares issuable to him upon his exercise of a warrant at an exercise price of $2.00 per share, which warrant expires September 11, 2000 and 5,000 shares owned of record.
       (18) The shares offered by Manufacturers Indemnity and Insurance Company of America are (i) 285,000 shares issuable to it upon its exercise of a supplemental warrant at an exercise price of $9.00 per share, and (ii) 816,765 shares held of record by it.
       (19) The shares offered by MSAM Partners are 10,000 shares issuable to it upon its exercise of a warrant at an exercise price of $2.062 per share, which warrant expires July 16, 2000.
       (20) The shares offered by Porpoise Fund are (i) 26,666 shares issuable to it upon its exercise of a warrant at an exercise price of $3.375 per share, which warrant expires October 17, 2000 and (ii) 53,333 shares owned of record by it.
       (21) The shares offered by Martha Seelbach are (i) 4,500 shares issuable to her upon her exercise of a warrant at an exercise price of $3.375 per share, which warrant expires June 1, 2001, and (ii) 9,000 shares owned of record by her.
       (22) The shares offered by Norman F. Siegel are (i) 50,000 shares held of record by him and (ii) 16,667 shares issuable to him upon his exercise of a supplemental warrant at an exercise price of $9.00 per share.
       (23) The shares offered by Alexander H. Verde are (i) 200,000 shares owned of record by him and (ii) 25,000 shares to be issued in connection with extension of credit to the Company in 1995. Mr. Verde was a director of the Company when it was in the jewelry business and was The Lori Corporation.
       (24) The shares offered by Westminster Capital are 15,000 shares issuable upon the exercise of a warrant at an exercise price of $3.375 per share.
       (25) The shares offered by Diane Wilson are (i) 3,150 shares issuable to her upon her exercise of a warrant at an exercise price of $3.375 per share, which warrant expires June 1, 2001, and (ii) 6,300 shares owned of record by her.
       (26) These shares were offered pursuant to a private placement during October and November 1995.
       (27) These shares were offered in connection with the sale of Series E Preferred Stock pursuant to an offering under Regulation D in April and May 1996.

       (28) The warrant or convertible note, as applicable, was issued in connection with extension of credit to the Company during the period from July through October 1995.

       (29) The shares offered by the named stockholder are shares issuable to the stockholder upon the exercise of an option at $7.375 per share, which option expires _____________, 2006.

                              PLAN OF DISTRIBUTION

       The manner in which the Common Stock covered by this Prospectus is to be distributed is set forth on the cover page hereof. Any sales effected through securities brokers or dealers will be on an "agency" basis, unless as a result of a privately negotiated transaction a broker or dealer enters into an agreement with a Selling Stockholder to purchase shares for its own account. At the date of this Prospectus, none of the Selling Stockholders contemplate entering into such a contractual relationship with a broker or dealer, although one or more of them may decide to do so in the future.

       To comply with certain states' securities laws, if applicable, the Common Stock will be sold in such states only through brokers or dealers. In addition, in certain states the Common Stock may not be sold unless they have been registered or qualify for sale in such states or an exemption from registration or qualification is available and is complied with. From time to time, to the extent required by the rules of the Securities and Exchange Commission, the Company will distribute Prospectus Supplements.

       The Selling Stockholders and any broker-dealers who participate in a sale of their shares of Common Stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them, and proceeds of any such sales as principal, may be deemed to be underwriting discounts and commissions under the Securities Act.

       All expenses of the registration of Common Stock offered hereby, estimated to be approximately $130,000, will be borne by the Company. As and when the Company is required to update this Prospectus, it may incur additional expenses in excess of this estimated amount. Normal commission expenses and brokerage fees, as well as any applicable transfer taxes, are payable individually by the Selling Stockholders.

       Since the Selling Stockholders will be subject to the anti-manipulation rules promulgated under the Exchange Act, including Rule 10b-2, 10b-6 and 10b-7, in connection with transactions in the Common Stock during the effectiveness of the Registration Statement of which this Prospectus is a part, the Company advised the Selling Stockholders to consult competent securities counsel prior to initiating any such transaction. The Company will notify each Selling Stockholder of the Commission's rules and, as a condition to agreeing to register the shares of a Selling Stockholder, will require that such Selling Stockholder agree to comply with such rules.

       The Company will not receive any proceeds from the sale of the Common Shares offered hereby by the Selling Stockholders. However, insofar as the holders of warrants to purchase shares of the Common Stock are expected to exercise their warrants in order to sell the underlying shares (which are registered hereby), the Company will receive the amount of the exercise prices of any warrants so exercised. The Company cannot predict when or if it will receive proceeds from the exercise of warrants, or the amount of any such proceeds. The Company intends to use the proceeds, if any, received from the exercise of warrants for working capital purposes.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     Following is a consolidated summary of selected financial data of the Company for each of the five years in the period ended December 31, 1995 and for the six months ended June 30, 1996. Certain selected financial data for each of the four years in the period ended December 31, 1994 has been reclassified to reflect the discontinuance of the Company's Jewelry Business effective September 30, 1995. Selected financial data for the year ended December 31, 1995 includes the operations of COMFORCE Global from the date of its acquisition, completed on October 17, 1995.

                                     Six months
                                       ended
                                      June 30,                 Year ended December 31,
                                   -----------------------------------------------------------------
                                        1996       1995       1994       1993      1992       1991
                                     ----------  ---------  ---------  --------  ---------  ---------
                                                         (thousands, except per share data)
Revenues (A)                            $13,158  $  2,387   $     --   $    --   $     --   $     --
Stock compensation charge (B)                --     3,425         --        --         --         --
Earnings (Loss) from continuing             452    (4,332)    (2,282)   (1,456)      (421)    (5,129)
 operations
Loss from discontinued operations            --   (17,211)   (16,220)     (216)   (34,198)    (1,970)
 (C)
Earnings (Loss) before                      452   (21,543)   (18,502)   (1,672)   (34,619)    (7,099)
 extraordinary credits
Extraordinary credits (D)                    --     6,657      8,965    22,057         --         --
Net earnings (loss)                         452   (14,886)    (9,537)   20,385    (34,619)    (7,099)
Earnings (loss) per share:
   Continuing operations                   0.03      (.95)      (.72)     (.39)      (.13)     (1.62)
   Discontinued operations                   --     (3.74)     (5.08)     (.06)    (10.86)      (.63)
   Earnings (Loss) before                  0.03     (4.69)     (5.80)     (.45)    (10.99)     (2.25)
    extraordinary
    credits
   Extraordinary credits                     --      1.45       2.81      6.03         --         --
   Net earnings (loss)                     0.03     (3.24)     (2.99)     5.58     (10.99)     (2.25)
Total assets (E)                         22,124     8,536     18,704    40,174     42,818     66,877
Long-term debt                               --        --         --        --      6,105     23,548
Receivable from (payable to)                 --     1,046       (289)       --    (16,025)   (15,981)
 ARTRA(F)
Liabilities assumed by ARTRA (F)          1,794     4,240         --        --         --         --
Liabilities subject to compromise            --        --         --        --     41,500         --
Debt subsequently discharged                 --        --      7,105        --         --         --
Cash dividend                                --        --         --        --         --         --

     ______________________________________________________________

     (A) Revenues for the year ended December 31, 1995 represent revenues of COMFORCE Global from the date of its acquisition, October 17, 1995. Revenues for the six months ended June 30, 1996 represent revenues of COMFORCE Global, revenues from Williams from the acquisition date of March 3, 1996 through June 30, 1996 and revenues from RRA from the acquisition date of May 10, 1996 through June 30, 1996. Selected financial data of the Company's Jewelry Business for the nine months ended September 30, 1995 and for each of the four years in the period ended December 31, 1994 has been reclassified to discontinued operations.
     (B) Represents a non-recurring compensation charge related to the issuance of the 35% common stock interest in the Company pursuant to employment or consulting agreements with certain individuals to manage the Company's entry into and development of the telecommunications and computer technical staffing services business.
     (C) The loss from discontinued operations for the year ended December 31, 1995 includes a charge to operations of $12,930,000 to write-off the remaining goodwill of the Company's Jewelry Business effective June 30, 1995 and a provision of $1,600,000 for loss on disposal of the Company's Jewelry Business. The loss from discontinued operations for the year ended December 31, 1994 includes a charge to operations of $10,800,000 representing a write-off of New Dimensions (a subsidiary of the Company) goodwill. The loss from discontinued operations for the year ended December 31, 1992 includes charges to operations of $8,664,000 representing an impairment of goodwill at December 31, 1992 and $8,500,000 representing increased reserves for markdown allowances and inventory valuation.
     (D) The 1995 and 1994 extraordinary credits represent gains from net discharge of indebtedness under terms of the Company's debt settlement agreement with its bank. The 1993 extraordinary credit represents a gain from a net discharge of indebtedness due to the reorganization of the Company's New Dimensions subsidiary. See Note 7 to the Company's Consolidated Financial Statements.
     (E) As partial consideration for a debt settlement agreement, in December 1994 the Company's bank lender received all of the assets of Lori's former New Dimensions subsidiary. See Note 7 to the Company's Consolidated Financial Statements.
     (F) In conjunction with the COMFORCE Global acquisition, ARTRA agreed to assume substantially all pre-existing Lori liabilities. During 1995, ARTRA received $399,000 of advances from the Company. Subsequent to December 31, 1995, ARTRA repaid the above advances and made net payments of $647,000 to reduce pre-existing Lori liabilities. Such payments have been included in the Company's Consolidated Financial Statements at December 31, 1995 as amounts receivable from ARTRA and as additional paid-in capital. To the extent ARTRA makes subsequent payments, they will be recorded as additional paid-in capital. In the fourth quarter of 1995, ARTRA exchanged all of its shares of the Company's Series C cumulative preferred stock for 100,000 newly issued shares of the Company's common stock. During 1994, ARTRA made net advances to Lori of $2,531,000. Effective December 29, 1994, ARTRA exchanged $2,242,000 of its notes and advances for additional Lori preferred stock. In February 1993, ARTRA transferred all of its notes to Lori's capital account. See Notes 9 and 15 to the Company's Consolidated Financial Statements.


     LEGAL MATTERS

       The validity of the Common Stock being offered hereby will be passed upon for the Company by Doepken, Keevican & Weiss Professional Corporation, Pittsburgh, Pennsylvania.

                                    EXPERTS
       The consolidated balance sheets of COMFORCE Corporation and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995, the balance sheets of COMFORCE Global, Inc. as of September 30, 1995 and December 31, 1994 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the nine months ended September 30, 1995 and the year ended December 31, 1994, the balance sheet of Williams Communication Services, Inc. as of December 31, 1995 and the related statements of operations and retained earnings and cash flows for the year then ended December 31, 1995, included in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

       The consolidated balance sheets of RRA Inc. and affiliates as of December 31, 1995, 1994 and 1993, and the related combined statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995, included in this Prospectus, have been incorporated herein in reliance on the report of Alexander & Devoley P.C., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

        The Company has filed with the Securities and Exchange Commission (the "Commission"), in Washington, D.C., a Registration Statement on Form S-1, together with all amendments and exhibits thereto (the "Registration Statement") under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission. Statements made in the Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirely by such reference. The Registration Statement, including exhibits and schedules filed therewith, may be inspected at the Commission's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained upon written request from the Public Reference Section of the Commission at the address set forth above upon payment of prescribed fees. The Commission also maintains a Web site at "http://www.sec.gov" which contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected at the Public Reference Section of the Commission or the Commission's regional offices at the addresses set forth above or accessed through the Commission's Web site identified above, and copies of such material may be obtained upon written request from the Public Reference Section of the Commission upon payment of prescribed fees.

        The Common Stock of the Company is listed on the American Stock Exchange and such reports, proxy material and other information are also available for inspection at the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
COMFORCE CORPORATION AND SUBSIDIARIES
   Consolidated Financial Statements as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995

         Report of Independent Accountants
         Consolidated Balance Sheets
         Consolidated Statements of Operations
         Consolidated Statements of Changes in Shareholders' Equity Consolidated Statements of Cash Flows
         Notes to Consolidated Financial Statements
         Schedules
                  II.  Valuation and Qualifying Accounts
   Condensed Consolidated Financial Statements as of June 30, 1996
      and for the three and six months then ended June 30, 1995 and 1996
         Condensed Consolidated Balance Sheets
         Condensed Consolidated Statements of Operations
         Condensed Consolidated Statements of Changes in Shareholders' Equity Condensed Consolidated Statements of Cash Flows
         Notes to Condensed Consolidated Financial Statements

COMFORCE GLOBAL, INC.
   Financial Statements as of September 30, 1995 and for the nine month period ended September 30, 1995 and as of December 31, 1994 and for the year ended December 31, 1994
         Report of Independent Accountants
         Balance Sheets
         Statements of Operations and Retained Earnings (accumulated deficit) Statements of Cash Flows
         Notes to Combined Financial Statements

WILLIAMS COMMUNICATION SERVICES, INC.
    Financial Statements as of December 31, 1995 and
      for the year ended December 31, 1995
         Report of Independent Accountants
         Balance Sheet
         Statement of Operations and Retained Earnings
         Statement of Cash Flows
         Notes to Financial Statements

RRA, INC. AND AFFILIATES
    Combined Financial Statements as of December 31, 1995 and 1994
      and for the years then ended
         Report of Independent Accountants
         Combined Balance Sheets
         Combined Statements of Income
         Combined Statements of Changes in Shareholders' Equity Combined Statements of Cash Flows
         Notes to Combined Financial Statements
    Combined Financial Statements as of December 31, 1994 and 1993
      and for the years then ended
         Report of Independent Accountants
         Combined Balance Sheets
         Combined Statements of Income
         Combined Statements of Changes in Shareholders' Equity Combined Statements of Cash Flows
         Notes to Combined Financial Statements

Schedules other than those listed are omitted as they are not applicable or required or equivalent information has been included in the financial statements or notes thereto.

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Shareholders and Board of Directors
COMFORCE Corporation


We have audited the consolidated financial statements and the financial statement schedules of COMFORCE Corporation (formerly The Lori Corporation) and Subsidiaries as listed in the index on page F-1 of this Definitive Proxy Statement. These financial statements and financial statement schedules are the responsibility of COMFORCE Corporation's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of COMFORCE Corporation and Subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.





COOPERS & LYBRAND L.L.P.


Chicago, Illinois
April  15, 1996

                      COMFORCE CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                     December 31,  December 31,
                                                         1995          1994
                                                       --------      --------

                    ASSETS
Current assets:
   Cash and equivalents                                    $649          $783
   Restricted cash and equivalents                           -            550
   Receivables, including $56 of amounts
      due from related parties and $151 of
      unbilled revenue in 1995 and
      allowance for  doubtful accounts
      and markdowns of $1,338 in 1994                     1,754           814
   Inventories                                               -          2,105
   Other                                                     61           260
   Receivable from ARTRA GROUP Incorporated               1,046            -
                                                       ---------     ---------
               Total current assets                       3,510         4,512
                                                       ---------     ---------

Property and equipment
    Equipment                                                97         1,376
    Leasehold improvements                                   -            187
                                                       ---------     ---------
                                                             97         1,563
Less accumulated depreciation and amortization                7         1,119
                                                       ---------     ---------
                                                             90           444
                                                       ---------     ---------

Other assets:
   Excess of cost over net assets acquired,
      net of accumulated amortization of
      $51 in 1995 and $3,415 in 1994                      4,801        13,140
   Other                                                    135           608
                                                       ---------     ---------
                                                          4,936        13,748
                                                       ---------     ---------
                                                         $8,536       $18,704
                                                       =========     =========



The accompanying notes are an integral part of the consolidated financial statements.

                      COMFORCE CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                     December 31,  December 31,
                                                         1995          1994
                                                       --------      --------

                    LIABILITIES
Current liabilities:
   Notes payable                                           $500
   Current maturities of long-term debt                      -           $750
   Accounts payable, including $289 due to
      ARTRA GROUP Incorporated in 1994                       75         3,703
   Accrued expenses, including $250 due to
      a related party in 1995                               719           905
   Income taxes                                             214            -
   Liabilities to be assumed by
      ARTRA GROUP Incorporated,
      and net liabilities of
      discontinued operations                             3,699            -
                                                       ---------     ---------
               Total current liabilities                  5,207         5,358
                                                       ---------     ---------

Debt subsequently discharged                                 -          7,105
                                                       ---------     ---------

Noncurrent liabilities to be
   assumed by ARTRA GROUP Incorporated                      541             -
                                                       ---------     ---------

Obligations expected to be settled by
   the issuance of common stock                             550             -
                                                       ---------     ---------

Other noncurrent liabilities                                 -            963
                                                       ---------     ---------

Commitments and contingencies


                    SHAREHOLDERS' EQUITY
Preferred stock, $.01 par value,
   authorized 1,000 shares,
   all series; Series C, issued 10 shares in 1994,
   including accrued dividends                               -         19,515
Common stock, $.01 par value;
   authorized 10,000 shares;
   issued 9,309  shares in 1995
   and 3,265 shares in 1994                                  92            32
Less restricted common stock (100 shares)                    -           (700)
Additional paid-in capital                               95,993        65,392
Accumulated deficit                                     (93,847)      (78,961)
                                                       ---------     ---------
                                                          2,238         5,278
                                                       ---------     ---------
                                                         $8,536       $18,704
                                                       =========     =========



The accompanying notes are an integral part of the consolidated financial statements.

                              COMFORCE CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              for the years ended December 31, 1995, 1994 and 1993
                      (In thousands, except per share data)





                                                 1995        1994*       1993*
                                              ---------   ---------   ---------

Revenues                                        $2,387
                                              ---------

Costs and expenses:
   Cost of revenues                              1,818
   Stock compensation                            3,425
   Selling, general and administrative             823        $966        $701
                                              ---------   ---------   ---------
                                                 6,066         966         701
                                              ---------   ---------   ---------

Operating loss                                  (3,679)       (966)       (701)
                                              ---------   ---------   ---------

Other expense:
   Interest expense                               (585)     (1,316)       (754)
   Other expense, net                              (33)          -          (1)
                                              ---------   ---------   ---------
                                                  (618)     (1,316)       (755)
                                              ---------   ---------   ---------

Loss from continuing operations
   before income taxes                          (4,297)     (2,282)     (1,456)
Provision for income taxes                         (35)          -           -
                                              ---------   ---------   ---------
Loss from continuing operations                 (4,332)     (2,282)     (1,456)
Loss from discontinued operations              (17,211)    (16,220)       (216)
                                              ---------   ---------   ---------
Loss before extraordinary credits              (21,543)    (18,502)     (1,672)
Extraordinary credits,
   net discharge of indebtedness                 6,657       8,965      22,057
                                              ---------   ---------   ---------
Net earnings (loss)                           ($14,886)    ($9,537)    $20,385
                                              =========   =========   =========

Earnings (loss) per share:
   Continuing operations                        ($0.95)     ($0.72)     ($0.39)
   Discontinued operations                       (3.74)      (5.08)      (0.06)
                                              ---------   ---------   ---------
   Loss before extraordinary credits             (4.69)      (5.80)      (0.45)
   Extraordinary credits                          1.45        2.81        6.03
                                              ---------   ---------   ---------
               Net earnings (loss)              ($3.24)     ($2.99)      $5.58
                                              =========   =========   =========

Weighted average number of shares
   of common stock and common
   stock equivalents outstanding                 4,596       3,195       3,656
                                              =========   =========   =========


The accompanying notes are an integral part of the consolidated financial statements.


-----------------------------------------------
*  As reclassified for discontinued operations.

                      COMFORCE CORPORATION AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
              for the years ended December 31, 1995, 1994 and 1993
                        (In thousands, except share data)

                                                                               Restricted                                  Total
                                    Preferred Stock       Common Stock        Common Stock      Additional             Shareholders'

                                   -----------------  -------------------  ----------------      Paid-in   Accumulated    Equity
                                   Shares   Dollars     Shares    Dollars    Shares  Dollars     Capital    (Deficit)    (Deficit)
                                   ------- ---------  ----------  -------   -------- -------    ---------  ----------  -----------
Balance at December 31, 1992        7,459   $17,273   3,148,526      $31                         $44,626    ($89,809)    ($27,879)
 Net earnings                          -         -           -        -                               -       20,385       20,385
 Transfer of notes payable
    to ARTRA to Lori's
    capital account                    -         -           -        -                           15,990          -        15,990
 Exercise of stock
    options and warrants               -         -        9,250       -                               38          -            38
 Common stock issued to
    pay liabilities                    -         -        5,532       -                               32          -            32
 Fractional shares purchased           -         -         (536)      -                               (6)         -            (6)
                                   ------- ---------  ----------  -------                        --------  ----------  -----------
Balance at December 31, 1993        7,459    17,273   3,162,772       31                          60,680     (69,424)       8,560
 Net loss                              -         -           -        -                               -       (9,537)      (9,537)
 ARTRA capital contributions           -         -           -        -                            4,000          -         4,000
 Lori preferred stock issued
     in exchange for ARTRA
     notes and advances             2,242     2,242          -        -                               -           -         2,242
 Common stock issued under terms
    of debt settlement agreement       -         -      100,000        1                             699          -           700
 Restricted common stock               -         -           -               100,000   ($700)         -           -          (700)
 Exercise of stock
    options and warrants               -         -        2,500       -           -       -           13          -            13
 Fractional shares purchased           -         -         (253)      -           -       -           -           -            -
                                   ------- ---------  ----------  -------   --------  -------    --------  ----------  -----------
Balance at December 31, 1994        9,701    19,515   3,265,019       32     100,000    (700)     65,392     (78,961)       5,278
 Net earnings                          -         -           -        -           -       -           -      (14,886)     (14,886)
 Common stock issued as
    consideration for
    debt restructuring                 -         -      150,000        2          -       -          335          -           337
 Common stock issued as
    additional consideration for
    short-term borrowings              -         -      141,176        1          -       -          229          -           230
 Common stock issued
    to pay liabilities                 -         -      115,098        1          -       -          374          -           375
 Common stock sold through
    private placements                 -         -    1,946,667       19          -       -        5,820          -         5,839
 Common stock issued under
    compensation agreements with
    individuals to manage the
    Company's telecommunications
    and computer technical
    staffing services business         -         -    3,091,304       31          -       -        2,844          -         2,875
 Common stock issued as
    additionalconsideration for
    Global purchase guarantee          -         -      350,000        3          -       -          587          -           590
 Common stock issued as
    compensation for
    Global acquisition fees            -         -      150,000        2          -       -          251          -           253
 Common stock issued to ARTRA
    in exchange for the Company's
    entire preferred stock issue   (9,701)  (19,515)    100,000        1          -       -       19,514          -            -
 Restricted common stock issued
     as additonal consideration
     for short-term borrowings         -         -           -        -     (100,000)    700          -           -           700
 Liabilities assumed by ARTRA          -         -           -        -           -       -          647          -           647
 Fractional shares purchased           -         -          (66)      -           -       -           -           -            -
                                   ------- ---------  ----------  -------   --------  -------    --------  ----------  -----------
Balance at December 31, 1995           -         -    9,309,198      $92          -       -      $95,993    ($93,847)      $2,238
                                   ======= =========  ==========  =======   ========  =======    ========  ==========  ===========

The accompanying notes are an integral part of the consolidated financial statements.

                              COMFORCE CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              for the years ended December 31, 1995, 1994 and 1993
                                 (In thousands)


                                                                                   1995         1994         1993
                                                                                ---------    ---------    ---------
Cash flows from operating activities:
   Net earnings (loss)                                                          ($14,886)     ($9,537)     $20,385
      Adjustments to reconcile net earnings (loss)
            to cash flows from operating activities:
         Extraordinary gain from net discharge of indebtedness                    (6,657)      (8,965)     (22,057)
         Provision for disposal of fashion costume jewelry business                1,600           -            -
         Depreciation of property, plant and equipment                               101          438          503
         Amortization of excess of cost over net assets acquired                     261        1,018        1,018
         Impairment of goodwill                                                   12,930       10,800           -
         Amortization of other assets                                                374          648          217
         Common stock compensation                                                 3,657           -            -
     Changes in assets and liabilities, net of the effects of
               the acquisition of COMFORCE Global and
               the discontinued fashion costume jewelry business:
          (Increase) decrease in receivables                                         857        2,117       (1,503)
          Decrease in inventories                                                  2,105        1,098        1,453
          Decrease in other current and noncurrent assets                            170          153          574
          Decrease in payables and accrued expenses                               (2,127)        (513)        (616)
          Increase (decrease) in other current and noncurrent liabilities           (408)        (468)        (521)
                                                                                ---------    ---------    ---------
Net cash flows used by operating activities                                       (2,023)      (3,211)        (547)
                                                                                ---------    ---------    ---------

Cash flows from investing activities:
   Acquisition of COMFORCE Global, net of cash acquired                           (5,580)          -            -
   Additions to property, plant and equipment                                        (25)         (32)        (108)
   Retail fixtures                                                                  (631)        (665)        (951)
   Payment of liabilities with restricted cash                                       550         (550)          -
                                                                                ---------    ---------    ---------
Net cash flows used by investing activities                                       (5,686)      (1,247)      (1,059)
                                                                                ---------    ---------    ---------

Cash flows from financing activities:
   Net increase in short-term debt                                                 2,486         (138)         (12)
   Proceeds from long-term borrowings                                                 -         1,241        4,863
   Reduction of long-term debt                                                      (750)        (444)      (3,587)
   Proceeds from private placement of common stock                                 5,839           -            -
   ARTRA capital contribution                                                         -         1,500           -
   Notes and advances from ARTRA                                                      -         2,531           -
   Other                                                                              -            11           49
                                                                                ---------    ---------    ---------
Net cash flows from financing activities                                           7,575        4,701        1,313
                                                                                ---------    ---------    ---------

Increase (decrease) in cash and cash equivalents                                    (134)         243         (293)
Cash and equivalents, beginning of year                                              783          540          833
                                                                                ---------    ---------    ---------
Cash and equivalents, end of year                                                   $649         $783         $540
                                                                                =========    =========    =========


The accompanying notes are an integral part of the consolidated financial statements.

                              COMFORCE CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              for the years ended December 31, 1995, 1994 and 1993
                                 (In thousands)


                                                                                   1995         1994         1993
                                                                                ---------    ---------    ---------
Supplemental cash flow information:
 Cash paid during the year for:
  Interest                                                                          $273         $435       $1,421
  Income taxes paid (refunded), net                                                   7            24           12


Supplemental schedule of noncash investing and financing activities:
    Common stock issued as consideration for
       debt restructuring and short-term loans                                      $567           -            -
    Common stock issued for fees and costs
       in conjunction with the acquisition of COMFORCE Global                        843           -            -
    Issue common stock to pay  liabilities                                           374           -            -
    ARTRA common stock issued to Lori's bank lender
       under terms of the debt settlement agreement                                   -        $2,500           -
    Transfer New Dimensions assets, net of cash of $674,
       to Lori's bank lender under terms of the debt settlement agreement             -         6,475           -
    Lori preferred stock issued in exchange for ARTRA notes and advances              -         2,242           -
    Notes payable to ARTRA transferred to Lori's capital account                      -            -       $15,990
    Debt refinanced                                                                   -            -         6,105


The accompanying notes are an integral part of the consolidated financial statements.

                      COMFORCE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1.   BASIS OF PRESENTATION

The accompanying consolidated financial statements of COMFORCE Corporation ("COMFORCE" or the "Company"), formerly The Lori Corporation ("Lori"), are presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company currently operates in one industry segment as a provider of telecommunications and computer technical staffing and consulting services worldwide. As discussed in Note 4, in September 1995, the Company adopted a plan to discontinue its Jewelry Business ("Jewelry Business") conducted by its two wholly-owned subsidiaries Lawrence Jewelry Corporation ("Lawrence") and Rosecraft, Inc. ("Rosecraft").

At December 31, 1994, ARTRA GROUP INCORPORATED ("ARTRA"), a public company whose shares are traded on the New York Stock Exchange, owned, through its wholly-owned subsidiary Fill-Mor Holding, Inc. ("Fill-Mor"), approximately 62.9% of the common stock and all of the outstanding preferred stock of the Company. As discussed in Note 15, at December 31, 1995, ARTRA owned approximately 25% of the Company's common stock.

As discussed in Note 3, on September 11, 1995, Lori signed a stock purchase agreement to participate in the acquisition of one hundred percent of the capital stock of COMFORCE Global Inc. ("COMFORCE Global"), formerly Spectrum Global Services, Inc. d/b/a YIELD Global, a wholly owned subsidiary of Spectrum Information Technologies, Inc. COMFORCE Global provides telecommunications and computer technical staffing and consulting services worldwide to Fortune 500 companies and maintains an extensive, global database of technical specialists, with an emphasis on wireless communications capability. On October 17, 1995, Lori completed the acquisition of one hundred percent of the capital stock of COMFORCE Global. In connection with the re-focus of Lori's business, Lori changed its name to COMFORCE Corporation.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.       Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. Intercompany accounts and transactions are eliminated.


B.       Cash Equivalents

Short-term investments with an initial maturity of less than ninety days are considered cash equivalents.

As required under terms of a debt settlement agreement (see Note 7), at December 31, 1994, the Company maintained a deposit in trust of $550,000 to fund the installment payment due December 31, 1994 for unsecured claims arising from the May 3, 1993 reorganization of the Company's former New Dimensions Accessories, Ltd., ("New Dimensions") subsidiary. The installment payment was made in January, 1995.


C.       Accounts Receivable and Unbilled Accounts  Receivable

Accounts receivable consists of those amounts due to the Company for staffing services rendered to various customers. Accrued revenue consists of revenues earned and recoverable costs for which billings have not yet been presented to the customers as of the balance sheet date.

                      COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



D.       Property and Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to operations as incurred and expenditures for major renovations are capitalized. Depreciation is computed on the basis of estimated useful lives principally by the straight line method for financial statement purposes and principally by accelerated methods for tax purposes. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the period covered by the lease.

The costs of property retired or otherwise disposed of are applied against the related accumulated depreciation to the extent thereof, and any profit or loss on the disposition is recognized in earnings.


E.       Intangible Assets and Other Assets

The net assets of a purchased business are recorded at their fair value at the date of acquisition. At December 31, 1995, the excess of purchase price over the fair value of net assets acquired (goodwill) is reflected as an intangible asset and amortized on a straight-line basis over a period of 20 years.

The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through forecasted future operations. Impairment is evaluated by comparing future cash flows (undiscounted and without interest charges) expected to result from the use or sale of the asset and its eventual disposition, to the carrying amount of the asset.


F.       Revenue Recognition

Revenue for providing staffing services is recognized at the time such services are rendered.


G.       Income Taxes

Income taxes are accounted for as prescribed in Statement of Financial Accounting Standards No. 109 - Accounting for Income Taxes. Under the asset and liability method of Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years those temporary differences are expected to recovered or settled.


H.       Use of Estimates In Preparation of Financial Statements

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                      COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



I.     Recently Issued Accounting Pronouncements

         Impairment of Long-Lived Assets

SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is evaluated by comparing future cash flows (undiscounted and without interest charges) expected to result from the use or sale of the asset and its eventual disposition, to the carrying amount of the asset. This new accounting principle is effective for the Company's fiscal year ending December 31, 1996. The Company believes that adoption will not have a material impact on its financial statements.


         Stock-Based Compensation

SFAS No. 123, "Accounting for Stock-Based Compensation", encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based on new fair value accounting rules. Although expense recognition for employee stock based compensation is not mandatory, the pronouncement requires companies that choose not to adopt the new fair value accounting, to disclose the pro-forma net income and earnings per share under the new method. This new accounting principle is effective for the Company's fiscal year ending December 31, 1996. The Company believes that adoption will not have a material impact on its financial statements as the Company will not adopt the new fair value accounting, but instead comply with the disclosure requirements.


3.       COMFORCE GLOBAL ACQUISITION

On September 11, 1995, Lori signed a stock purchase agreement to participate in the acquisition of one hundred percent of the capital stock of COMFORCE Global for consideration of approximately $6.4 million, net of cash acquired. This consideration consisted of cash to the seller of approximately $5.1 million, fees of approximately $700,000, including a fee of $500,000 to a related party, and 500,000 shares of the Company's Common Stock valued at $843,000 (at a price per share of $1.68) issued as consideration for various fees and guarantees associated with the transaction. The 500,000 shares issued by the Company consisted of (i) 100,000 shares issued to an unrelated party for guaranteeing the purchase price to the seller, (ii) 100,000 shares issued to ARTRA, then the majority stockholder of the Company, in consideration of its guaranteeing the purchase price to the seller and agreeing to enter into the Assumption Agreement, (iii) 150,000 issued to two unrelated parties for advisory services in connection with the acquisition, and (iv) 150,000 shares issued to Peter R. Harvey, then a Vice President and director of the Company, for guaranteeing the payment of the purchase price to the seller and other guarantees to facilitate the transaction. Current management has questioned its obligation issue the 150,000 shares to Peter Harvey and the 100,000 shares to ARTRA in consideration of their guarantees. However, for purposes of presenting earnings per share data, the Company is recognizing these shares as being issued and outstanding pending resolution of the disagreement among the parties. Additionally, in conjunction with the COMFORCE Global acquisition, ARTRA has agreed to pay and discharge substantially all pre-existing Lori liabilities and indemnify COMFORCE in the event any future liabilities arise concerning pre-existing environmental matters and business related litigation.

COMFORCE Global provides telecommunications and computer technical staffing services worldwide to Fortune 500 companies and maintains an extensive, global database of technical specialists, with an emphasis on wireless communications capability. The acquisition of COMFORCE Global, completed on October 17, 1995, was accounted for by the purchase method and, accordingly, the assets and liabilities of COMFORCE Global were included in the Company's financial statements at their estimated fair market value at the date of acquisition and of COMFORCE Global's operations are included in the Company's statement of operations from the date of acquisition. The excess of purchase price over the fair value of COMFORCE Global's net assets acquired (goodwill) of $4,852,000 is being amortized on a straight-line basis over twenty years. In connection with the re-focus of the Company's business, Lori changed its name to COMFORCE Corporation.

                      COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


The acquisition of COMFORCE Global was funded principally by private placements of approximately 1,950,000 shares of the Company's common stock at $3.00 per share (total proceeds of approximately $5,800,000) plus detachable warrants to purchase approximately 970,000 shares of the Company's common stock at $3.375 per share. The warrants expire five years from the date of issue.

The following unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 1995 and 1994, present the Company's results of operations as if the acquisition of COMFORCE Global and the related private placement of the Company's common stock had been consummated as of January 1, 1994.


                      COMFORCE CORPORATION AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      For the year ended December 31, 1995
                                 (In thousands)

                                                                            COMFORCE        Pro Forma
                                                           Historical      Global (A)      Adjustments     Pro Forma
                                                            ----------     ----------      -----------    -----------
   Revenues                                                $     2,387    $     9,568                     $    11,955
                                                            ----------     ----------                      ----------
   Operating costs and expenses:
      Stock compensation (E)                                     3,425                                          3,425
      Spectrum  corporate management fees (D)                                   1,140                           1,140
      Other operating costs and expenses                         2,641          8,575       $    50 (B)        11,266
                                                            ----------     ----------        ------        ----------
                                                                 6,066          9,715            50            14,691
                                                            ----------     ----------        ------        ----------

    Operating earnings (loss)                                   (3,679)          (147)          (50)           (2,736)
                                                            ----------     ----------        ------        ----------

   Interest and other non-operating expenses                      (618)             7           410 (C)          (201)
                                                            ----------     ----------        ------        ----------
                                                                  (618)            (7)          410              (201)
                                                            ----------     ----------        ------        ----------

   Earnings (loss) from continuing operations
      before income taxes                                      (4,297)          (140)           360            (4,077)

   (Provision) credit for income taxes                            (35)            21                              (14)
                                                           ----------     ----------         ------        ----------
   Loss from continuing operations                        $    (4,332)   $      (119)       $   360       $    (4,091)
                                                           ==========     ==========         ======        ==========

   Loss per share from continuing operations              $      (.95)                                    $      (.44)
                                                           ==========                                      ==========

   Weighted average shares outstanding (F)                      4,596                                           9,309
                                                           ==========                                      ==========

                      COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


                      COMFORCE CORPORATION AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      For the year ended December 31, 1994
                                 (In thousands)

                                                                            COMFORCE        Pro Forma
                                                           Historical      Global (A)      Adjustments     Pro Forma
                                                           ----------      ----------      -----------    -----------
   Revenues                                                               $     8,245                     $     8,245

   Spectrum  corporate management fees (D)                                        803                             803

   Operating costs and expenses                           $       966           7,551       $    68(B)          8,585
                                                           ----------      ----------        ------        ----------
   Operating earnings (loss)                                     (966)           (109)          (68)           (1,143)
                                                           ----------      ----------        ------        ----------
   Interest and other non-operating expenses                   (1,316)              9                          (1,307)
                                                           ----------      ----------                      ----------
                                                               (1,316)             (9)                         (1,307)
                                                           ----------      ----------        ------        ----------

   Loss from continuing operations before income taxes         (2,282)           (100)          (68)           (2,450)
   Provision for income taxes                                                     (15)                            (15)
                                                           ----------      ----------        ------        ----------
   Loss from continuing operations                        $    (2,282)    $      (115)      $   (68)      $    (2,465)
                                                           ==========      ==========        ======        ==========

   Loss per share from continuing operations              $      (.72)                                    $      (.28)
                                                           ==========                                      ==========

   Weighted average shares outstanding (F)                      3,195                                           8,833
                                                           ==========                                      ==========

Pro   forma  adjustments to the unaudited  condensed  consolidated  statement of operations:

           (A) The pro forma data presented for COMFORCE Global's operations is for the periods prior to its acquisition on October 17, 1995, or January 1, 1995 through October 16, 1995 and January 1, 1994 through December 31, 1994, respectively.

           (B) Amortization  of  goodwill   arising  from  the  COMFORCE  Global
               Acquisition. The table below reflects where amortization of goodwill has been recorded.
                                                          1995         1994
                                                        --------     --------
                  Historical Lori (COMFORCE)            $ 51,000     $    -
                  Historical COMFORCE Global             142,000      175,000
                  Proforma Adjustments                    50,000       68,000
                                                        --------     --------
                  Adjusted proforma per financial
                    statements                          $243,000     $243,000
                                                        ========     ========

           (C) Reverse interest expense on notes and other liabilities to be assumed by ARTRA. The interest adjustment in 1995 was for interest on notes directly related to Lori activities and were incurred in 1995. These liabilities were not outstanding during 1994 and, accordingly, a similar interest adjustment is not required.

           (D) Corporate management fees from COMFORCE Global's former parent, Spectrum Information Technologies,Inc. The amount of these management fees may not be representative of costs incurred by COMFORCE Global on a stand alone basis.

          (E) Represents a non-recurring compensation charge related to the issuance of the 35% common stock interest in the Company to certain individuals to manage the Company's entry into and development of the telecommunications and computer technical staffing business.

          (F) Pro forma weighted average shares outstanding includes shares of the Company's common stock issued in the private placement that funded the COMFORCE Global transaction, including 100,000 shares issued to a non-related party, and 150,000 shares issued to Peter
               R. Harvey, then a Vice President of the Company, for guaranteeing the payment of the purchase price to the seller and other guarantees associated with the COMFORCE Global acquisition and shares issued certain individuals to manage the Company's entry into and development of the telecommunications and computer technical staffing business. Current management of the Company has questioned its obligation to issue the 150,000 shares to Peter Harvey and the 100,000 shares to ARTRA in consideration of their guarantees. However, for purposes of presenting earnings per share data, the Company is recognizing these shares as being issued and outstanding pending resolution of the disagreement among the parties.

                      COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



4.       DISCONTINUED OPERATIONS

In September 1995, the Company adopted a plan to discontinue its Jewelry Business. A provision of $1,000,000 was recorded in September 1995 and an additional provision of $600,000 was recorded during the fourth quarter of 1995 for the estimated costs to complete the disposal of the Jewelry Business.

The Company's consolidated financial statements have been reclassified to report separately results of operations of the discontinued Jewelry Business. Additionally, in conjunction with the COMFORCE Global acquisition (see Note 3), ARTRA agreed to assume sustantially all pre-existing liabilities of the Company and its discontinued Jewelry Business and indemnify COMFORCE in the event any future liabilities arise concerning pre-existing environmental matters and business related litigation. Accordingly at December 31, 1995, the Company's consolidated balance sheet has been reclassified to report separately the net liabilities to be assumed by ARTRA, including net liabilities of the discontinued Jewelry Business (see Note 9). The December 31, 1994 consolidated balance has not been reclassified.

The operating results of the discontinued Jewelry Business for the nine months ended September 30, 1995 and the years ended December 31, 1994 and 1993 (in thousands) consists of:

                                         1995          1994          1993
                                      ----------    ----------    ----------
  Net sales                           $   10,588    $   34,431    $   46,054
                                      ==========    ==========    ==========

  Loss from operations before
    income taxes                      $  (15,606)    $ (16,210)   $     (183)

  Provision for income taxes                  (5)          (10)          (33)
                                      ----------    ----------    ----------
  Loss from operations                   (15,611)      (16,220)         (216)
                                      ----------    ----------    ----------


  Provision for disposal
    of business                           (1,600)           -             -
  Provision for income taxes                  -             -             -
                                      ----------    ----------    ----------
  Loss on disposal of business            (1,600)           -             -
                                      ----------    ----------    ----------

  Loss from discontinued operations   $  (17,211)   $  (16,620)   $     (216)
                                      ==========    ==========    ==========


In April 1996, ARTRA sold the business and certain assets of the Jewelry Business. As discussed above, ARTRA agreed to assume any liabilities of the discontinued Jewelry Business and will be entitled to the net proceeds, if any from its disposition.

                      COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


5.       INVENTORIES

At December 31, 1994 inventories of the Company's discontinued Jewelry Business (in thousands) consisted of:



         Raw materials and supplies              $   115
         Work in process                              19
         Finished goods                            1,971
                                                 -------
                                                 $ 2,105
                                                 =======


Inventories were stated at the lower of cost or market, with cost determined by the first-in, first-out (FIFO) method.


6.       CONCENTRATION OF RISK

The accounts receivable of the Company's COMFORCE Global subsidiary at December 31, 1995 consist primarily of amounts due from telecommunication companies. As a result, the collectibility of these receivables is dependent, to an extent, upon the economic condition of the telecommunications industry. At December 31, 1995, COMFORCE Global had 9 customers with accounts receivable balances that aggregated 67% of the Company's total trade accounts receivable. Percentages of total revenues from significant customers from the date of COMFORCE Global's acquisition (October 17, 1995) through December 31, 1995 are summarized as follows:

         Customer 1                               17.3%
         Customer 2                               12.6%
         Customer 3                               10.1%

The Company's COMFORCE Global subsidiary maintains cash in bank accounts which at times may exceed federally insured limits. COMFORCE Global has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on its cash balances. Management believes it mitigates such risk by investing its cash through major financial institutions.


7.       EXTRAORDINARY GAINS RELATED TO DISCONTINUED OPERATIONS

Per terms of a debt settlement agreement, borrowings due a bank under the loan agreements of Lori and its fashion costume jewelry subsidiaries and Fill-Mor (approximately $25,000,000 as of December 23, 1994), plus amounts due the bank for accrued interest and fees were reduced to $10,500,000 (of which $7,855,000 pertained to Lori's obligation to the bank and $2,645,000 pertained to Fill-Mor's obligation to the bank). Upon the satisfaction of certain conditions of the Amended Settlement Agreement in March 1995, as discussed below, the balance of this indebtedness was discharged.

In conjunction with the debt settlement agreement, ARTRA entered into a $1,850,000 short-term loan agreement with a non-affiliated corporation, the proceeds of which were advanced to Lori and used to fund amounts due the bank as discussed below. The loan, due June 30, 1995, with interest payable monthly at 10%, was collateralized by 100,000 shares of the

                      COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



Company's common stock. The 100,000 shares of the Company's common stock, originally issued to the bank under terms of a debt settlement agreement, were carried in the Company's consolidated balance sheet at December 31, 1994 as restricted common stock. In August, 1995 the loan was extended until September 15, 1995 and the lender received the above mentioned 100,000 shares of the Company's common stock as consideration for the loan extension. The loan was repaid by ARTRA in February, 1996.

The Company recognized an extraordinary gain of $8,965,000 ($2.81 per share) in December 1994 as a result of the reduction of amounts due the bank under the loan agreements of Lori and its operating subsidiaries and Fill-Mor to $10,500,000 (of which $7,855,000 pertained to Lori's obligation to the bank and $2,645,000 pertained to Fill-Mor's obligation to the bank) as of December 23, 1994. The 400,000 shares of ARTRA common stock issued as consideration for the debt settlement agreement (with a fair market value of $2,500,000 based upon the closing market price on the date of issue) were contributed by ARTRA to Lori's capital account. The extraordinary gain was calculated (in thousands) as follows:


    Amounts due the bank under loan agreements of Lori
       and its fashion costume jewelry subsidiaries           $  22,749
    Less amounts due the bank at December 29, 1994               (7,855)
                                                               --------
    Bank debt discharged                                         14,894
    Accrued interest and fees discharged                          3,635
    Other liabilities discharged                                  1,985
    Less consideration to the bank per terms of the
        amended settlement agreement
             Cash                                                (1,900)
             ARTRA common stock (400,000 shares)                 (2,500)
             New Dimensions assets assigned to the
                 bank at estimated fair value                    (7,149)
                                                               --------
             Net extraordinary gain                           $   8,965
                                                               ========


On March 31, 1995 the $750,000 note due the bank was paid and the remaining indebtedness of Lori and Fill-Mor was discharged, resulting in an additional extraordinary gain to the Company of $6,657,000 ($1.45 per share) in the first quarter of 1995. The $750,000 note payment was funded with the proceeds of a $850,000 short-term loan from a former director of the Company. As consideration for assisting in the debt restructuring, the former director received 150,000 shares of the Company's common stock valued at $337,500 ($2.25 per share) based upon the Company's closing market value on March 30, 1995. The first quarter 1995 extraordinary gain was calculated (in thousands) as follows:


    Amounts due the bank under loan agreements
       of Lori and its operating subsidiaries                 $   7,855
    Less amounts due the bank applicable to Lori                   (561)
                                                               --------
    Bank debt discharged                                          7,294
    Less fair market value of  the Company's
        common stock issued as consideration
        for the debt restructuring                                 (337)
    Other fees and expenses                                        (300)
                                                               --------
             Net extraordinary gain                           $   6,657
                                                               ========

                      COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



The reorganization of Lori's former New Dimensions subsidiary resulted in a 1993 extraordinary gain of $22,057,000 ($6.03 per share) from a net discharge of indebtedness calculated (in thousands) as follows:

    Amount due on New Dimensions' 12.75% Senior Notes,
        including accrued interest                              $22,822
    Trade liabilities and accrued expenses                        3,231
                                                               --------
             Total unsecured claims                              26,053
    Less present value of payments
        due to unsecured creditors                               (2,725)
    Less present value of bank
        restructuring loan fee                                   (1,271)
                                                               --------
             Net extraordinary gain                             $22,057
                                                               ========


8.       NOTES PAYABLE AND LONG-TERM DEBT

Notes payable and long-term debt (in thousands) consists of:

                                                    December 31,  December 31,
                                                        1995         1994
                                                       ------       ------

    Notes payable
      Amount due to a  former related party,
        interest at the prime rate plus 1%            $   750

      Accounts receivable credit facility,
        discontinued operations                         1,535

      Other, interest principally at 15%                1,736

                                                        4,021
      Less:
        Liabilities to be assumed by ARTRA             (1,986)
        Liabilities included with
          discontinued operations                      (1,535)
                                                      -------
                                                      $   500
                                                      =======


    Long-term debt
      Amounts due a bank term under terms of
        a debt settlement agreement                                $ 7,855

      Current scheduled maturities                                    (750)

      Debt subsequently discharged                                  (7,105)
                                                                   -------
                                                                   $    -
                                                                   =======


In October 1995, COMFORCE Global entered into an agreement with a bank that provides for a revolving line of credt with interest at the prime rate plus 1/2%. Borrowings, collateralized by the assets of COMFORCE Global and an unlimited guarantee of COMFORCE, are limited to a a borrowing base, as defined in the agreement, up to a maximum of $800,000. As of December 31, 1995, COMFORCE Global had not yet utilized any funds available under the revolving credit loan. The fair value of the Company's notes payable is estimated based on the quoted market prices of the same or similar issues or on the current rates offered to the Company for notes of the same remaining maturity.

                      COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



As discussed in Note 7, ARTRA, Fill-Mor, Lori and Lori's fashion costume jewelry subsidiaries entered into an agreement with Lori's bank lender to settle obligations due the bank. As partial consideration for the debt settlement agreement the bank received a $750,000 Lori note payable due March 31, 1995.

The $750,000 note due the bank was paid and the remaining indebtedness of Lori and Fill-Mor was discharged, resulting in an additional extraordinary gain to Lori of $6,657,000 in 1995. The $750,000 note payment was funded with the proceeds of a $850,000 short-term loan from a former director of the Company. The loan provided for interest at the prime rate plus 1%. As consideration for assisting with the debt restructuring, the former director received 150,000 shares of the Company's common stock valued at $337,500 ($2.25 per share) based upon the closing market value on March 30, 1995. The $337,500 represented additional compensation for debt restructuring and as such was charged against the extraordinary gain from debt restructuring in 1995. The principal amount of the loan was reduced $750,000 at July 31, 1995. The remaining loan principal was not repaid on its scheduled maturity date of July 31, 1995. Per terms of the loan agreement, the former director received an additional 50,000 of the Company's common stock as compensation for the non-payment of the loan at its originally scheduled maturity. The additional 50,000 shares at a value of approximately $82,000 has been charged to interest expense in 1995. At December 31, 1995, the $750,000 note was classified in the Company's consolidated balance sheet as liabilities to be assumed by ARTRA. The loan was paid in full in March 1996 by ARTRA pursuant to the assumption agreement as discussed in Note 9.

During the second and third quarters of 1995, Lori entered into a series of agreements with certain unaffiliated lenders that provided for short-term loans with interest at 15%. As additional compensation certain lenders received an aggregate of 91,176 shares of the Company's common stock valued at approximately $149,000 (which amount was included in interest expense in 1995) and certain lenders received warrants to purchase an aggregate of 195,000 shares of the Company's common stock at prices ranging from $2.00 per share to $2.50 per share, the fair market value at the dates of grant. The warrants expire five years from the date of issue. The proceeds from these loans were used to fund the September $500,000 down payment on the COMFORCE Global acquisition, with the remainder used to fund working capital requirements of the Company's discontinued Jewelry Business. At December 31, 1995, short-term loans with an aggregate principal balance of $1,236,000 were classified in the Company's consolidated balance sheet as liabilities to be assumed by ARTRA.

In August, 1995 Lori obtained a credit facility for the factoring of the accounts receivable of its discontinued Jewelry Business. The credit facility provides for advances of 80% of receivables assigned, less allowances for markdowns and other merchandise credits. The factoring charge, a minimum of 1.75% of the receivables assigned, increases on a sliding scale if the receivables assigned are not collected within 45 days. Borrowings under the credit facility are collateralized by the accounts receivable, inventory and equipment of Lori's discontinued fashion costume jewelry subsidiaries and guaranteed by Lori. At December 31, 1995 outstanding borrowings under this credit facility of $1,535,000, along with other net liabilities of the discontinued Jewelry Business, were classified in the Company's consolidated balance sheet as liabilities to be assumed by ARTRA and net liabilities of the discontinued Jewelry Business.


9. LIABILITIES TO BE ASSUMED BY ARTRA GROUP INCORPORATED AND NET LIABILITIES OF DISCONTINUED OPERATIONS

In conjunction with the COMFORCE Global acquisition (see Note 3), ARTRA agreed to assume substantially all pre-existing Lori liabilities and indemnify COMFORCE in the event any future liabilities arise concerning pre-existing environmental matters and business related litigation. Additionally, ARTRA agreed to assume all of the assets and liabilities of the Company's discontinued Jewelry Business. In April 1996, ARTRA sold the business and certain assets of the Jewelry Business.

                      COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



At December 31, 1995 liabilities to be assumed by ARTRA GROUP Incorporated and net liabilities of the discontinued Jewelry Business (in thousands) consist of:


     Current:
         Liabilities to be assumed by ARTRA
           Notes payable                                             $1,986
           Court ordered payments                                       990
           Accrued expenses                                             349
                                                                     ------
                                                                      3,325
         Net liabilities of the discontinued
           Jewelry Business                                             374
                                                                     ------
                                                                     $3,699
                                                                     ======
      Noncurrent:
         Liabilities to be assumed by ARTRA
           Court ordered payments                                    $  541
                                                                     ======


As noted in the table above, as of December 31, 1995, ARTRA agreed to assume $3,866,000 of pre-existing Lori liabilities. Subsequent to December 31, 1995 ARTRA made net payments of $647,000 to reduce pre-existing Lori liabilities. Such payments have been included in the Company's consolidated financial statements at December 31, 1995 as amounts receivable from ARTRA and as additional paid-in capital. To the extent ARTRA is able to make subsequent payments, they will be recorded as additional paid-in capital. The ability of ARTRA to satisfy these obligations is uncertain. The financial statements of ARTRA include an explanatory paragraph indicating substantial doubt about the ability of ARTRA to continue as a going concern. The amounts receivable from ARTRA, exclusive of subsequent payments have not been reflected in the Company's financial statements at December 31, 1995. No collateral has been provided in support of these obligations.

At December 31, 1995, liabilities to be assumed by ARTRA included $1,531,000 of court ordered payments arising from the May 3, 1993 reorganization of New Dimensions. As of April 15, 1996, the $541,000 installment payment due December 31, 1995 has not been paid.


10.      PREFERRED STOCK

The Company's Series C cumulative preferred stock, owned in its entirety by ARTRA, accrued dividends at the rate of 13% per annum on its liquidation value. Book value and accumulated dividendsof $7,011,000 on this stock aggregated $19,515,000 at December 31, 1994. In the fourth quarter of 1995, ARTRA exchanged its Series C cumulative preferred stock for 100,000 newly issued shares of the Company's common stock. The issuance of these shares of the Company's common stock to ARTRA is subject to ratification by the Company's shareholders.

                      COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



11.      STOCK OPTIONS AND WARRANTS


         Long-Term Stock Investment Plan

On December 16, 1993 Lori's stockholders approved the Long-Term Stock Investment Plan (the "1993 Plan"), effective January 1, 1993, which authorizes the grant of options to purchase the Company's common stock to executives, key employees and non-employee consultants and agents of the Company and its subsidiaries. The 1993 Plan authorizes the awarding of Stock Options, Incentive Stock Options and Alternative Appreciation Rights. The 1993 Plan reserved 1,500,000 shares of the Company's common stock for grant on or before December 31, 2002.

As of March 16, 1993, the Company's Board of Directors approved the issuance of non-qualified options to purchase an aggregate of 555,628 shares of the Company's common stock at an exercise price of $1.125 per share (the closing price of Lori common stock on March 15, 1993) to a corporation controlled by the former vice chairman , president and director of the Company and to an agent of the Company. The options were granted in connection with management agreements entered into with them pursuant to which they agreed to provide managerial and supervisory services to the Company and its discontinued fashion costume jewelry subsidiaries. Additionally, as of March 16, 1993, the Company's Board of Directors approved the issuance of options to purchase an aggregate of 370,000 shares of the Company's common stock at an exercise price of $1.125 per share (the closing price of the Company's common stock on March 15, 1993) to then certain executives, key employees, agents and a director of the Company. The options were granted under the Company's 1982 Stock Option Plan (the "1982 Plan"), subject to stockholder approval of the amendment of the 1982 Plan. Subsequent thereto, counsel to the Company advised the Board that the 1982 Plan, which had expired, could not be amended and extended.

Accordingly, on October 12, 1993, the Board of Directors of the Company approved a proposed Long-Term Stock Investment Plan of the Company (the "Plan" or the "Option Plan") which authorizes the grant of options to purchase the Company's common stock to executives, key employees and agents of the Company and its subsidiaries. In connection with this approval, the Board approved the issuance under the Plan (subject to the approval and adoption of the Plan by the stockholders) of options on the same terms as the original March 16, 1993 options which it had previously authorized under the 1982 Plan. The Plan was approved by the stockholders at the December 16, 1993 annual meeting, effective as of January 1, 1993.


         Incentive Stock Option Plan

Options to purchase common shares of the Company have been granted to certain officers and key employees under the 1982 Incentive Stock Option Plan ("the plan"), which initially reserved 250,000 shares of the Company's common stock. On December 19, 1990, the Company's stockholders approved an increase in the number of shares available for grant under the plan to 500,000. The plan expired in 1992. At December 31, 1995, options to purchase 4,500 shares of the Company's common stock at $5.00 per share were outstanding. The options expire June 9, 1998.

                      COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



         Summary of Options

         A summary of stock option transactions for the years ended December 31 is as follows:

                                               1995         1994         1993
                                            ---------    ---------    ---------
    Outstanding at January 1:
        Shares                                959,378    1,098,544       19,416
                                             $  1.125     $  1.125     $   5.00
        Prices                                     to           to           to
                                             $   5.00      $ 12.19     $  12.19
    Options granted:
        Shares                                    -            -      1,079,628
                                                                       $  1.125
        Prices                                    -            -             to
                                                                       $  3.125
    Options exercised:
        Shares                                    -         (2,500)        (500)
        Price                                     -       $   5.00     $   5.00

    Options canceled:
        Shares                                (19,250)    (136,666)         -
                                             $  3.125     $  3.125
        Prices                                     to           to          -
                                             $   5.00     $  12.19

    Outstanding at December 31:
        Shares                                940,128      959,378    1,098,544
                                            =========     ========    =========
                                             $  1.125     $  1.125     $  1.125
        Prices                                     to           to           to
                                             $   5.00     $   5.00     $  12.19

    Options exercisable at December 31        940,128      940,710       18,916
                                            =========     ========    =========
    Options available for future grant
        at December 31                        564,372      546,372      420,372
                                            =========     ========    =========

                      COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



         Warrants

At December 31, 1995, warrants were outstanding to purchase a total of 1,184,583 of the Company's common shares at prices ranging from $2.00 per share to $4.00 per share. The warrants expire five years from the date of issue at various dates through 2000.

The acquisition of COMFORCE Global was funded principally by private placements of approximately 1,950,000 of the Company's common shares at $3.00 per share (total proceeds of approximately $5,800,000) plus detachable warrants to purchase 973,333 Lori common shares at $3.375 per share. The warrants expire five years from the date of issue.

Principally during the second and third quarters of 1995, Lori entered into a series of agreements with certain unaffiliated investors that provided for $1,800,000 of short-term loans that provide for interest at 15%. As additional compensation certain lenders received an aggregate of 91,176 Lori common shares and certain lenders received warrants to an aggregate of 195,000 shares of the Company's common stock at prices ranging from $2.00 per share to $2.50 per share, the fair market value at the dates of grant. The warrants expire five years from the date of issue.

On November 23, 1988, Lori issued warrants to purchase 25,000 of its common shares, at $4.00 per share, to an investment banker as additional compensation for certain financial and advisory services. During 1993, the warrant holder exercised warrants to purchase 8,750 shares of the Company's common stock. At December 31, 1995, warrants to purchase 16,250 shares of the Company's common stock at $4.00 per share remained outstanding.


12.      COMMITMENTS AND CONTINGENCIES

The Company's COMFORCE Global subsidiary leases certain office space and equipment used in its telecommunications and computer technical staffing services business. At December 31, 1995, future minimum lease payments under operating leases that have an initial or remaining noncancellable term of more than one year (in thousands) are:


           Year
           1996                     $     62
           1997                           64
           1998                           65
           1999                           63
           2000                           38
                                     -------
                                    $    292
                                     =======


Rental expense from continuing operations was $17,000 in 1995.

The aggregate commitment for future salaries at December 31, 1995, excluding bonuses, during the remaining term of all management and employment agreements is approximately $700,000.

                      COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



13.      INCOME TAXES

A summary of the provision (credit) for income taxes relating to operations is as follows:

                                      1995           1994           1993
                                    --------       --------      -------
                                                (in thousands)

     Continuing operations:
         State                     $      35      $      10     $      33
                                    ========       ========      ========


The 1995 and 1994 extraordinary credits represent net gains from discharge of bank indebtedness under the loan agreements of Lori and its discontinued fashion costume jewelry subsidiaries. The 1993 extraordinary credit represents a gain from a net discharge of indebtedness at the Company's former New Dimensions subsidiary. No income tax expense is reflected in the Company's financial statements resulting from the extraordinary credits due to the utilization of tax loss carryforwards.

The difference between the statutory Federal income tax rate and the effective income tax rate is reconciled as follows:

                                                   % of Earnings (Loss)
                                                    Before Income Taxes
                                                ----------------------------
                                                 1995       1994       1993
                                                ------     ------     ------
     Statutory Federal tax rate
         Provision (Benefit)                     (34.0)     (34.0)      35.0
     State and local taxes,
         net of  Federal benefit                    .3         .1         .2
     Current year tax loss not utilized            4.7         -          -
     Amortization of goodwill                       .6        3.6         .8
     Impairment of goodwill                       30.0       38.6         -
     Previously unrecognized benefit from
         utilizing tax loss carryforwards           -        (8.2)     (35.8)
                                                 -----      -----      -----
                                                   1.6         .1         .2
                                                 =====      =====      =====

                      COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



13.      INCOME TAXES, Continued

The types of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to the deferred tax liabilities and deferred tax assets at December 31, 1995 and 1994 and their approximate tax effects (in thousands) are as follows:

                                                       1995                           1994
                                            ------------------------     ---------------------------
                                            Temporary        Tax           Temporary        Tax
                                            Difference    Difference       Difference    Difference
                                            ----------    ----------       ----------    ----------
  Trade accounts receivable                  $     500     $     200       $    1,300    $      500
  Inventories
                                                   700           300              300           100
  Accrued other
                                                   900           300              400           200
  Net operating loss                            42,000        16,400           54,000        21,100
                                                            --------                      ---------
     Total deferred tax asset                                 17,200                         21,900
                                                            --------                      ---------

  Machinery and equipment                         (200)         (100)             (400)        (200)
                                                            --------                       --------
     Total deferred tax liability
                                                                (100)                          (200)
                                                            --------                       --------
     Valuation allowance                                     (17,100)                       (21,700)
                                                            --------                       --------
     Net deferred tax asset                                $     -                        $     -
                                                            ========                       ========


The Company has recorded a valuation allowance with respect to the future tax benefits and the net operating loss reflected in deferred tax assets as a result of the uncertainty of their ultimate realization.

At December 31, 1995, the Company and its subsidiaries had Federal income tax loss carryforwards of approximately $42,000,000 available to be applied against future taxable income, if any, expiring principally in 1996 - 2010. Section 382 of the Internal Revenue Code of 1986 limits a corporation's utilization of its Federal income tax loss carryforwards when certain changes in the ownership of a corporation's common stock occurs. The Company has recently issued a significant number of shares of its common stock in conjunction with the COMFORCE Global acquisition and certain related transactions. Accordingly, the Company is currently subject to significant limitations regarding the utilization of its Federal income tax loss carryforwards.


14.      EARNINGS PER SHARE

Earnings (loss) per share is computed by dividing net earnings (loss) by the weighted average number of shares of common stock and common stock equivalents (options and warrants), unless anti-dilutive, outstanding during the year. Fully diluted earnings per share is not presented since the result is equivalent to primary earnings per share.

                      COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


15.      RELATED PARTY TRANSACTIONS

Effective July 4, 1995, Lori's management agreed to issue up to a 35% common stock interest in the Company to certain individuals to manage the Company's entry into the telecommunications and computer technical staffing business (approximatley 3,700,000 shares after ceratain anti-dilutive provisions). In October 1996, the Company issued approximately 3,100,000 shares of its common stock to the above individuals. The remaining common shares due the above individuals will be issued in 1996 after shareholder approval of an increase in Company's authorized common shares. The Company recognized a non-recurring charge of $3,425,000 related to this stock since these stock awards were 100% vested when issued, and were neither conditioned upon these individuals' service to the Company as employees nor the consumation of the COMFORCE Global acquisition. Accordingly, this compensation charge was fully recognized in 1995. The cost of the remaining common shares to be issued in 1996 ($550,000) is classified in the Company's consolidated balance sheet at December 31, 1995 as obligations expected to be settled by the issuance of common stock. The shares of the Company's common stock issued and to be issued in accordance with the above agreements were valued at $.93 per share. Management valued the Company based on its discussions with market makers and other advisors, taking into account (i) that the Jewelry Business, which was discontinued at the end of the second quarter of 1995, had a negligible value, and (ii) the value of the Company was principally related to the potential effect that a purchase of COMFORCE Global, if successfully concluded, would have market value of the Company's Common Stock. Management believes this value of $.93 per share to be a fair and appropriate value based upon the Company's financial condition as of the date the Company became obligated to issue these shares. After the issuance of these common shares, plus the effects of the issuance of common shares sold by private placements and other common shares issued in conjunction with the COMFORCE Global acquisition, ARTRA's common stock ownership interest in the Company was reduced to approximately 25% at December 31, 1995.

In December 1995 the Company made loans totaling $56,000 to the above named individuals to cover income tax liabilities relating to the issuances of shares of the Company's common stock. Subsequent to December 31, 1995, the Company made additional loans to these individuals totaling $289,000. All loans are evidenced by notes which bear interest at 6% per annum and mature December 10, 1997.

In connection with the COMFORCE Global acquisition, a $500,000 fee was earned by the above mentioned consultant, of which $250,000 was paid in 1995.

In conjunction with an agreement (see Note 7) to settle borrowings due a bank under the loan agreements of Lori and its fashion costume jewelry subsidiaries and Fill-Mor, ARTRA entered into a $1,850,000 short-term loan agreement with a non-affiliated corporation, the proceeds of which were advanced to Lori and used to fund amounts due Lori's bank. The loan, due June 30, 1995, was collateralized by 100,000 shares of Lori common stock. These 100,000 Lori common shares, originally issued to the bank under terms of the August 18, 1994 Settlement Agreement, were carried in the Company's consolidated balance sheet at December 31, 1994 as restricted common stock. In August, 1995 the loan was extended until September 15, 1995 and the lender received the above mentioned 100,000 Lori common shares as consideration for the loan extension. The loan was repaid by ARTRA in February, 1996. Accordingly, the carrying value of these 100,000 Lori common shares was transferred to ARTRA as reduction of amounts due to ARTRA.

In the fourth quarter of 1995, ARTRA exchanged its interest in the entire issue of the Company's Series C cumulative preferred stock for 100,000 newly issued shares of the Company's common stock. The issuance of these shares of the Company's common stock to ARTRA are subject to ratification by the Company's shareholders. During 1995, ARTRA received $399,000 of advances from the Company. In 1996, the Company advanced ARTRA an additional $54,000. ARTRA repaid the above advances and paid down $647,000 of the pre-existing Lori liabilities it assumed in conjunction with the COMFORCE Global acquisition as discussed in Note
9. The $399,000 advance to ARTRA and the $647,000 payment on pre-existing Lori liabilities made by ARTRA have been classified in the Company's consolidated financial statements at December 31, 1995 as amounts receivable from ARTRA.

During 1994, ARTRA made net advances to Lori of $2,531,000. The advances consisted of a $1,850,000 short-term note with interest at 10%, the proceeds of which were used to fund the $1,900,000 cash payment to the bank in conjunction with the Amended Settlement Agreement with Lori's bank lender, and certain non-interest bearing advances used to fund Lori working capital requirements.

                      COMFORCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



Effective December 29, 1994 ARTRA exchanged $2,242,000 of its notes and advances for additional Lori Series C preferred stock. Additionally, the August 18, 1994 Settlement Agreement required ARTRA to contribute cash of $1,500,000 and ARTRA common stock with a fair market value of $2,500,000 to Lori's capital account.

In February, 1993, ARTRA transferred all of its notes (with a principal value of $15,990,000) to Lori's capital account.

Through 1995, ARTRA had provided certain financial, accounting and administrative services for the Company's corporate entity. Additionally, the Company's corporate entity had leased its administrative office space from ARTRA. During 1995, 1994 and 1993 fees for these services amounted to $91,000, $151,000 and $115,000, respectively.


16.      LITIGATION

Prior to its entry into the Jewelry Business in 1985, the Company operated in excess of 20 manufacturing facilities for the production of, inter alia, photocopy machines, photographic chemical and paper coating. These operations were sold or discontinued in the late 1970s and early 1980s. Certain of these facilities may have used and/or generated hazardous materials and may have disposed of the hazardous substances, particularly before the enactment of laws governing the safe disposal of hazardous substances, at an indeterminable number of sites. Although the controlling stockholders and current management had no involvement in such prior manufacturing operations, the Company could be held to be responsible for clean-up costs if any hazardous substances were deposited at these manufacturing sites, or at off-site waste disposal locations, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), or under other Federal or state environmental laws now or hereafter enacted. However, except for the Gary, Indiana site described below, the Company has not been notified by the Federal Environmental Protection Agency (the "EPA") that it is a potentially responsible party for, nor is the Company aware of having disposed of hazardous substances at, any site.

In December 1994, the Company was notified by the EPA that it is a potentially responsible party under CERCLA for the disposal of hazardous substances at a site in Gary, Indiana. The alleged disposal occurred in the mid-1970s at a time when the Company conducted operations as APECO. In this connection, in December 1994, the Company was named as one of approximately 80 defendants in a case brought in the United States District Court for the Northern District of Indiana by a group of 14 potentially responsible parties who agreed in a consent order entered into with the EPA to clean-up this site. The plaintiffs have estimated the cost of cleaning up this site to be $45 million, and have offered to settle the case with the Company for $991,445. This amount represents the plaintiffs' estimate of the Company's pro rata share of the clean-up costs. The Company declined to accept this settlement proposal, which was subsequently withdrawn.

The plaintiffs have produced only limited testamentary evidence, and no documentary evidence, linking the Company to this site, and the Company has neither discovered any records which indicate, nor located any current or former employees who have advised, that the Company deposited hazardous substances at the site. Based on the foregoing, management of the Company does not believe that it is probable that the Company will have any liability for the costs of the clean-up of this site. The Company intends to vigorously defend itself in this case.

Under the terms of the Assumption Agreement, ARTRA agreed to pay and discharge substantially all of the Company's pre-existing liabilities and obligations, including environmental liabilities at any sites at which the Company allegedly operated facilities or disposed of hazardous substances, whether or not the Company is currently identified as a potentially responsible party therefor. Consequently, the Company is entitled to indemnification from ARTRA for any environmental liabilities associated with the Gary, Indiana site. No assurance can, however, be given that ARTRA will be financially capable of satisfying its obligations under the Assumption Agreement.

The Company is a party to routine contract and employment-related litigation matters in the ordinary course of its business. No such pending matters, individually or in the aggregate, if adversely determined, are believed by management to be material to the business, results of operations or financial condition of the Company. The Company maintains general liability insurance, property insurance, automobile insurance, employee benefit liability insurance, owner's and contractor's protective insurance and exporter's foreign operations insurance with coverage of $1 million on a per claim basis and $2 million aggregate (with $3 million umbrella coverage). The Company insures against workers' compensation in amounts required under applicable state law and in the amount of $500,000 in the case of foreign workers. The Company also maintains fidelity insurance in the amount of $25,000 per claim and directors' and officers' liability insurance in the amount of $2 million. The Company is presently soliciting quotations to obtain and errors and omissions coverage.

17.      SUBSEQUENT EVENTS

On March 1, 1996, COMFORCE Global, a wholly-owned subsidiary of COMFORCE, acquired substantially all of the assets of Williams Communication Services ("Williams"), a privately owned company engaged in the technical staffing, consulting and outsourcing business for consideration consisting of cash of $2,000,000 and contingent rights to future payments based on earnings over a four year period. The acquisition of Williams, funded principally by a $2.25 million revolving credit facility with a bank, will be accounted for by the purchase method.

The Company has entered into an agreement to acquire the assets and business of RRA Inc. ("RRA"), a provider of technical staffing services in the electronics, telecommunications and information technology business sectors. The completion of the acquisition of RRA is subject to certain contingencies which include the completion of and satisfaction with due diligence, as well as satisfactory financing to complete the acquisition.

                      COMFORCE CORPORATION AND SUBSIDIARIES
                 SCHEDULE II. VALUATION AND QUALIFYING ACCOUNTS
              for the years ended December 31, 1995, 1994 and 1993
                                 (in thousands)

              Column A                                 Column B             Column C             Column D        Column E
              --------                                 --------             --------             --------        --------
                                                                            Additions
                                                                     ----------------------
                                                                        (1)          (2)
                                                       Balance at    Charged to  Charged to
                                                      Beginning of   Costs and      Other       Deductions       Balance at
             Description                                 Period       Expenses     Accounts     (Describe)     End of Period
         -------------------                           ---------    ----------   -----------    ----------     -------------
For the year ended December 31, 1995:
    Deducted from assets to which they apply:
       Allowance for inventory valuation               $     207    $       25                    $    232         $    -
                                                        ========     =========                     =======          ========

       Allowance for markdowns                         $     835    $      291                    $  1,126 (A)     $    -
       Allowance for doubtful accounts                       503           424                         927 (A)          -
                                                        --------     ---------                     -------          --------
                                                       $   1,338    $      715                    $  2,053         $    -
                                                        ========     =========                     =======          ========

For the year ended December 31, 1994:
    Deducted from assets to which they apply:
       Allowance for inventory valuation               $   4,150    $      218                    $  4,161 (B)     $     207
                                                        ========     =========                     =======          ========

       Allowance for markdowns                         $   2,499    $    4,799                    $  6,463 (C)     $     835
       Allowance for doubtful accounts                       432           269                         198 (D)           503
                                                        --------     ---------                     -------          --------
                                                       $   2,931    $    5,068                    $  6,661         $   1,338
                                                        ========     =========                     =======          ========

For the year ended December 31, 1993:
    Deducted from assets to which they apply:
       Allowance for inventory valuation               $   4,900    $      172                    $    922 (B)     $   4,150
                                                        ========     =========                     =======          ========

       Allowance for markdowns                         $   5,280    $    5,722                    $  8,503 (C)     $   2,499
       Allowance for doubtful accounts                       557           335                         460 (D)           432
                                                        --------     ---------                     -------          --------
                                                       $   5,837    $    6,057                    $  8,963         $   2,931
                                                        ========     =========                     =======          ========

       (A)  Principally amounts reclassified to discontinued operations.
       (B)  Principally inventory written off, net of recoveries.
       (C)  Principally markdowns taken.
       (D)  Principally uncollectible accounts written off, net of recoveries.

                      COMFORCE CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 June 30, 1996
                            (Unaudited in thousands)


                             ASSETS

Current assets:
   Cash and equivalents                                          $2,228
   Restricted cash and equivalents                                   50
   Receivables including $487 of unbilled revenue                 6,709
   Prepaid expenses                                                 119
   Officer loans                                                    331
   Other                                                            218
                                                              ----------
               Total current assets                               9,655
                                                              ----------

Property, plant and equipment                                       420
Less accumulated depreciation and amortization                       68
                                                              ----------
                                                                    352
                                                              ----------

Other assets:
   Excess of cost over net assets acquired,
      net of accumulated amortization of $251                    12,051
   Other                                                             66
                                                              ----------
                                                                 12,117
                                                              ----------
                                                                $22,124
                                                              ==========



The  accompanying  notes  are an  integral  part of the  condensed  consolidated

                      COMFORCE CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 June 30, 1996
                            (Unaudited in thousands)


                              LIABILITIES

Current liabilities:
   Borrowings under revolving line of credit                       $1,500
   Accounts payable                                                   566
   Accrued expenses                                                 1,145
   Income taxes                                                       265
   Liabilities to be assumed by ARTRA GROUP Incorporated
   and net of liabilities of discontinued operations                1,794
                                                                ----------
               Total current liabilities                            5,270
                                                                ----------


Obligations expected to be settled by the
issuance of common stock                                              550
                                                                ----------

Commitments and contingencies


                 SHAREHOLDERS' EQUITY (DEFICIT)

Series  E  convertible  preferred  stock,
$.01  par  value; 10 authorized, 9 issued
and outstanding, liquidation
Value of  $100 per share ($887,100)                                     1
6%, Series D senior convertible preferred stock,
$.01 par value; 15 authorized, 7 issued and outstanding,
liquidation Value of $1,000 per share($7,002,000)                       1
Common stock, $.01 par value; authorized 10,000 shares;
   issued 9,632 shares                                                 96
Additional paid-in capital                                         15,754
Accumulated deficit                                                    -
Retained earnings since January 1, 1996                               452
                                                                ----------
                                                                   16,304
                                                                ----------
                                                                  $22,124
                                                                ==========


The accompanying notes are an integral part of the condensed consolidated financial statements.

                      COMFORCE CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                               Three Months            Six Months
                                                              Ended June 30,          Ended June 30,
                                                           -------------------     --------------------
                                                              1996        1995        1996        1995
                                                           --------    --------    --------    --------
Net sales                                                  $  9,893    $   --      $ 13,158    $   --
                                                           --------    --------    --------    --------

Costs and expenses:
   Cost of goods sold                                         8,424        --        11,002        --
   Selling, general and administrative                          731         144       1,173         227
   Depreciation and amortization                                151        --           228        --
                                                           --------    --------    --------    --------
                                                              9,306         144      12,403         227
                                                           --------    --------    --------    --------

Operating income (loss)                                         587        (144)        755        (227)
                                                           --------    --------    --------    --------

Other income (expense):
   Interest expense                                             (50)        (74)        (51)       (131)
   Other income, net                                             13          26          16          26
                                                           --------    --------    --------    --------
                                                                (37)        (48)        (35)       (105)
                                                           --------    --------    --------    --------

Earnings (loss) from continuing operations
   before income taxes                                          550        (192)        720        (332)
Provision for income taxes                                     (198)       --          (268)       --
                                                           --------    --------    --------    --------
Earnings (loss) from continuing operations                      352        (192)        452        (332)
                                                           --------    --------    --------    --------
Discontinued operations
Earnings from operations                                       --       (14,679)       --       (14,787)
Provision for income taxes                                     --            (1)       --            (3)
                                                           --------    --------    --------    --------

Loss from discontinued operations                              --       (14,680)       --       (14,790)
                                                           --------    --------    --------    --------

Earnings(loss) before extraordinary credit                      352     (14,872)        452     (15,122)
Extraordinary credit,
    net discharge of indebtedness                              --          --          --         6,657
                                                           --------    --------    --------    --------
Net earnings (loss)                                        $    352    ($14,872)   $    452    ($ 8,465)
                                                           ========    ========    ========    ========

Earnings (loss) per share:
 Earnings (loss) from continuing operations                $   0.03    ($  0.06)   $   0.03    ($  0.10)
 Loss from discontinued operations                             --         (4.50)       --         (4.54)
                                                           --------    --------    --------    --------
Earnings (loss) before extraordinary credit                    0.03       (4.56)       0.03       (4.64)
Extraordinary credit                                           --          --          --          2.04
                                                           --------    --------    --------    --------
     Net earnings (loss)                                   $   0.03    ($  4.56)   $   0.03    ($  2.60)
                                                           ========    ========    ========    ========

Weighted average number of shares of common stock
   and common stock equivalents outstanding                  13,921       3,163      13,819       3,257
                                                           ========    ========    ========    ========


The accompanying notes are an integral part of the condensed consolidated financial statements.

                      COMFORCE CORPORATION AND SUBSIDIARIES
  CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
                   (Unaudited in thousands, except share data)

                                                                                                            Retained
                                                      Series E          Series D                            Earnings       Total
                                  Common Stock     Prefered Stock    Prefered Stock  Additional              Since     Shareholders'

                                ----------------  ----------------- ---------------   Paid-in  Accumulated  January 1,     Equity
                                 Shares  Dollars   Shares  Dollars  Shares  Dollars   Capital   (Deficit)     1996       (Deficit)
                                -------  -------  -------  -------  ------- -------  --------  -----------  ---------    ---------
Balance at December 31, 1995    9,309,198   $92         -       -        -        -   $95,993    ($93,847)                $2,238
 Quasi -Reorganization
  as of January 1, 1996                -     -          -       -        -        -  ($93,847)    $93,847
 Net earnings                          -     -          -       -        -        -        -           -         $452        452
 Exercise of stock options          4,500     1         -       -        -        -        22          -           -          23
 Exercise of stock warrants       318,334     3         -       -        -        -       999          -           -       1,002
 Issuance of Series E
  convertible prefered stock           -     -       8,871       1       -        -     4,635          -           -       4,636
 Issuance of Series D senior
  convertible preferred stock          -     -          -       -     7,002       1     6,415          -           -       6,416
 Liabilities assumed by ARTRA          -     -          -       -        -        -     1,537          -           -       1,537
                                --------   ----   -------    -----   ------ -------  --------    --------   ---------    -------

Balance at June 30, 1996        9,632,032   $96      8,871      $1    7,002      $1   $15,754          $0        $452    $16,304
                                =========  ====   ========    ====   ====== =======  ========    ========   =========    =======

The accompanying notes are an integral part of the condensed consolidated financial statements.

                     COMFORCE CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Unaudited in thousands)


                                                                         Six Months Ended
                                                                             June 30,
                                                                       --------------------
                                                                         1996        1995
                                                                       --------    --------
Net cash flows used by operating activities                            ($ 3,318)   ($ 1,377)
                                                                       --------    --------
Cash flows from investing activities:
   COMFORCE Global and Williams direct acquisition costs                    (31)       --
   Acquisition of Williams Telecommunications                            (2,074)       --
   Acquisition of RRA                                                    (5,345)       --
   Officer loans                                                           (331)       --
   Payment of liabilities with restricted cash                             --           550
   Additions to property, plant and equipment                              (323)        (21)
   Retail fixtures                                                         --          (609)
                                                                       --------    --------
Net cash flows (used by) from  investing activities                      (8,104)        (80)
                                                                       --------    --------

Cash flows from financing activities:
   Proceeds from revolving line of credit                                 1,500       1,475
   Reduction of long-term debt                                             --          (750)
   Repayment of Note                                                       (500)       --
   Issuance of Preferred Stock Series E                                   4,636        --
   Issuance of Preferred Stock Series D                                   6,416        --
   Proceeds from stock warrants                                             999        --
   Other                                                                   --             1
                                                                       --------    --------
Net cash flows from financing activities                                 13,051         726
                                                                       --------    --------

Increase (decrease) in cash and cash equivalents                          1,629        (731)
Cash and equivalents, beginning of period                                   649         783
                                                                       --------    --------
Cash and equivalents, end of period                                    $  2,278    $     52
                                                                       ========    ========


Supplemental cash flow information: Cash paid during the period for:
      Interest                                                         $     51    $     80
      Income taxes paid, net                                               --             3

Supplemental schedule of noncash investing and financing activities:
   Common stock issued as consideration for debt restructuring             --           378

Net change in ARTRA receivables and liabilities                           1,537        --


The  accompanying  notes  are an  integral  part of the  condensed  consolidated financial statements.

                      COMFORCE CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


1.   BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements of COMFORCE Corporation ("COMFORCE" or the "Company"), formerly The Lori Corporation
("Lori"), are presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company currently operates in one industry segment as a provider of telecommunications and computer technical staffing and consulting services worldwide. As discussed in Note 4, in September 1995, the Company adopted a plan to discontinue its jewelry business ("Jewelry Business") conducted by its two wholly-owned subsidiaries Lawrence Jewelry Corporation ("Lawrence") and Rosecraft, Inc.("Rosecraft").

Effective January 1, 1996 the Company effected a quasi-reorganization through the application of $93,847,000 of its $95,993,000 Additional Paid in Capital account to eliminate its Accumulated Deficit. Under generally accepted accounting principles, when a business reaches a turnaround point and profitable operations seem likely, a quasi-reorganization may be appropriate to eliminate the accumulated deficit from past unprofitable operations. The Company's Board decided to effect a quasi-reorganization given that the Company achieved profitability following its entry into the technical staffing business and discontinuation of its unprofitable Jewelry Business. The Company's Accumulated Deficit at December 31, 1995 is primarily related to the discontinued operations and is not, in management's view, reflective of the Company's current financial condition.

At December 31, 1994, ARTRA GROUP Incorporated ("ARTRA"), a public company whose shares are traded on the New York Stock Exchange, owned, through its wholly-owned subsidiary Fill-Mor Holding, Inc. ("Fill-Mor"), approximately 62.9% of the common stock and all of the outstanding preferred stock of the Company. At June 30, 1996, ARTRA owned approximately 25% of the Company's stock.

On October 17, 1995 Lori acquired one hundred percent of the capital stock of COMFORCE Global Inc. ("COMFORCE Global"), formerly Spectrum Global Services, Inc, d/b/a YIELD Global, a wholly owned subsidiary of Spectrum Information Technologies, Inc. In connection with the re-focus of Lori's business, Lori changed its name to COMFORCE Corporation. See Note 2.

As discussed in Note 2, on May 10, 1996, the Company purchased all of the stock of Project Staffing Support Team, Inc. and substantially all of the assets of RRA Inc. and Datatech Technical Services, Inc. (collectively, "RRA"). RRA is in the business of providing contract employees to other businesses.

These condensed consolidated financial statements are presented in accordance with the requirements of Form 10-Q and consequently do not include all the disclosures required in the Company's annual report on Form 10-K. Accordingly, the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as filed with the Securities and Exchange Commission, should be read in conjunction with the accompanying consolidated financial statements. The condensed consolidated balance sheet as of December 31, 1995 was derived from the audited consolidated financial statements in the Company's Annual Report on Form 10-K.

Reported interim results of operations are based in part on estimates which may be subject to year-end adjustments. In addition, these quarterly results of operations are not necessarily indicative of those expected for the year.

2.       CERTAIN ACQUISITIONS

On September 11, 1995, Lori signed a stock purchase agreement to participate in the acquisition of one hundred percent of the capital stock of COMFORCE Global. On October 17, 1995, this transaction was completed. The price paid by the Company for the COMFORCE Global stock and related acquisition costs was approximately $6.4 million, net of cash acquired. This consideration consisted of cash to the seller of approximately $5.1 million, fees of approximately

$700,000, including a fee of $500,000 to a related party, and 500,000 shares of the Company's Common Stock issued at $843,000 (at a price per share of $1.68) issued as consideration for various fees and guarantees associated with the transaction. The 500,000 shares issued by the Company consisted of (i) 100,000 shares issued to an unrelated party for guaranteeing the purchase price to the seller, (ii) 100,000 shares issued to ARTRA, then the majority stockholder of the Company in consideration of its guaranteeing the purchase price to the seller and agreeing to enter into the Assumption Agreement, (iii) 150,000 issued to two unrelated parties for advisory services in connection with the acquisition, and (iv) 150,000 shares issued to Peter R. Harvey, then a Vice President and director of the Company for guaranteeing the payment of the purchase price to the seller and other guarantees to facilitate the transaction. Current management of the Company has questioned its obligation to deliver the 150,000 shares to Peter harvey and the 100,000 shares to ARTRA issued in consideration of their guarantees. However, for purposes of presenting earnings per share data, the Company is recognizing these shares as being issued and outstanding pending resolution of the disagreement among the parties. Additionally, in conjunction with the COMFORCE Global acquisition, ARTRA agreed to pay and discharge substantially all pre-existing Lori liabilities and indemnify COMFORCE in the event any future liabilities arise concerning pre-existing environmental matters and business related litigation.

COMFORCE Global provides telecommunications and computer technical staffing services worldwide to Fortune 500 companies and maintains an extensive, global database of technical specialists with an emphasis on wireless communications capability. The acquisition of COMFORCE Global was accounted for by the purchase method and, accordingly, the assets and liabilities of COMFORCE Global were included in the Company's financial statements at their estimated fair market value at the date of acquisition and COMFORCE Global's operations are included in the Company's statement of operations from the date of acquisition. The excess purchase price over the fair value of COMFORCE Global's net assets acquired (goodwill) of $4,852,000 is being amortized on a straight-line basis over 20 years.

The acquisition of COMFORCE Global was funded principally by private placements of approximately 1,950,000 shares of the Company's Common Stock at $3.00 per share plus detachable warrants to purchase approximately 970,000 shares of the Company's Common Stock at $3.375 per share. The warrants expire five years from the date of issue.

On March 3, 1996, the Company acquired all of the assets of Williams Communications Services, Inc. ("Williams"), a regional provider of telecommunications and technical staffing services. The purchase price for the assets of Williams was $2 million with a four year contingent payout based on earnings of Williams. The value of the contingent payouts will not exceed $2 million, for a total purchase price not to exceed $4 million. The acquisition of Williams was accounted for by the purchase method and, accordingly, Williams' operations are included in the Company's statement of operations from the date of acquisition. The excess purchase price over the fair value of Williams' net assets acquired (goodwill) of $2,000,000 plus related direct costs of the acquisition of $73,000 are being amortized on a straight-line basis over 20 years.

On May 10, 1996, the Company acquired RRA for an aggregate purchase price of $5,000,000, plus contingent payments payable over three years in an aggregate amount not to exceed $750,000. The acquisition of RRA was accounted for by the purchase method and, accordingly, RRA operations are included in the Company's statement of operations from the date of acquisition. The excess purchase price over the fair value of RRA net assets acquired (goodwill) of $5,410,000 plus related acquisition costs, are being amortized on a straight-line basis over 20 years. RRA is in the business of providing contract employees to other businesses. The Company's headquarters are located in Tempe, Arizona. The acquisition of RRA enables the Company, through its COMFORCE Technical Services, Inc. subsidiary, to provide specialists for supplemental staffing assignments as well as outsourcing and vendor-on-premises programs, primarily in the electronics, avionics, telecommunications and information technology business sectors.

The following unaudited pro forma condensed consolidated statements of operations for the three and six months ended June 30, 1996 and June 30, 1995 present the Company's results of operations as if the acquisition of COMFORCE Global, Williams, and RRA and the related revolving line of credit and private placement of the Company's Common Stock and Series D Preferred Stock and Series E Preferred Stock had been consummated as of January 1, 1995.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                    For the three months ended June 30, 1996
                                 (In thousands)

                                                                                          Pro Forma
                                                        Historical         RRA (A)        Adjustments         Pro Forma
                                                       -------------    -------------    -------------    -------------
Revenues                                                 $    9,893     $       7,649                        $   17,542
                                                         ----------     -------------                        ----------

Operating costs and expenses:
     Cost of revenues                                         8,424             6,670                            15,094
     Other operating costs and expenses                         882               683           $ 43 (B)          1,608
                                                         ----------     -------------    -----------         ----------
                                                              9,306             7,353             43             16,702
                                                         ----------     -------------    -----------         ----------
Operating earnings (loss)                                       587               296            (43)               840
                                                         ----------     -------------    -----------         ----------

Other income net                                                 13                                                  13
Interest and other non-operating expenses                       (50)              (14)            -                 (64)
                                                         ----------     -------------    -----------         ----------
                                                                (37)              (14)            -                 (51)
                                                         ----------     -------------    -----------         ----------

Earnings (loss) from continuing operations
     before income taxes                                        550               282            (43)               789
(Provision) credit for income taxes                            (198)             (113)            17               (294)
                                                         ----------       -----------    -----------         ----------
Income from continuing operations                        $      352       $       169           $(26)        $      495
                                                         ==========       ===========    ===========         ==========

Income per share from continuing operations              $      .03                                           $     .04
                                                         ==========                                           =========

Weighted average shares outstanding (E)                      13,921                                              13,921
                                                         ==========                                           =========

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     For the three months ended June 30, 1995
                                 (In thousands)

                                        Lori      COMFORCE                                  Pro Forma
                                     Historical   Global (A)    Williams(A)       RRA (A)   Adjustments           Pro Forma
                                     ----------  ------------   ----------   ------------  ------------         ------------
Revenues                             $       -   $      2,963   $    1,026   $     12,969                       $     16,958
                                     ----------  ------------   ----------   ------------                       ------------

Operating costs and expenses:
     Cost of Revenues                                   2,208          727         11,985                             14,830
     Spectrum corporate management
       fees (D)                                           357                                                            357
     Other operating costs and
        expenses                            144           484           68            713           139   (B)          1,548
                                     ----------  ------------   ----------   ------------  ------------         ------------
                                            144         3,049          795         12,608           139               16,735
                                     ----------  ------------   ----------   ------------  ------------         ------------
Operating earnings (loss)                  (144)          (86)         231            361          (139)                 223
                                     ----------  ------------   ----------   ------------  ------------         ------------

Other Income                                 26             2                           3                                 31
Interest and other non-operating
     expenses                               (74)                                      (44)          (40)  (C)           (158)
                                     ----------  ------------   ----------   ------------  ------------         ------------
                                            (51)            2                        (41)          (40)                 (127)
                                     ----------  ------------   ----------   ------------  ------------         ------------

Earnings (loss) from continuing
     operations before income taxes        (192)          (84)         231            320          (179)                  96
(Provision) credit for income taxes          (1)           (2)         (92)          (128)          179                   -
                                     ----------  ------------   ----------   ------------  ------------         ------------

Income (loss) from continuing
     operations                      $     (193) $        (86) $       139   $        192  $         -          $         96
                                     ==========  ============  ===========   ============  ============         ============
Loss per share from continuing
     operations                      $     (.06)                                                                $       (.01)
                                     ==========                                                                 ============
Weighted average shares
     outstanding (E)                      3,257                                                                        9,790
                                     ==========                                                                 ============

Pro forma adjustments to the unaudited condensed consolidated statement of operations:

     A) The pro forma data presented for COMFORCE Global's, Williams' and RRA's operations is for the periods prior to their acquisitions (i.e., in the case of COMFORCE Global, the period from April 1, 1995 through June 30, 1995, which precedes its October 17, 1995 acquisition; in the case of Williams, its period from April 1, 1995 through June 30, 1995, which precedes its March 3, 1996 acquisition; and, in the case of RRA, the periods from April 1, 1996 through May 2, 1996 and from April 1, 1995 through June 30, 1995, which precede its May 10, 1996 acquisition).

     B) Amortization of intangibles arising from the COMFORCE Global, Williams and RRA acquisitions. The table below reflects where the amortization of intangibles have been recorded.



                                      Three Months Three Months
                                       June 1996    June 1995
                                       ---------    ---------
          Historical COMFORCE               $137
          Historical COMFORCE Global                   $ 41
          Williams
          RRA
          Pro forma Adjustment               43         139
                                           ----        ----
          Adjusted Pro forma per
          Financial statement              $180        $180
                                           ====        ====


C) Interest expense incurred for the purchase of Williams assuming $1,900,000 outstanding under the line of credit at an interest rate of 8.5%.

D) Corporate management fees from COMFORCE Global's former parent, Spectrum Information Technologies, Inc. The amount of these management fees may not be representative of costs incurred by COMFORCE Global on a stand alone basis.

E) Pro forma weighted average shares outstanding includes shares of the Company's Common Stock issued in the private placement that funded the COMFORCE Global transaction, including 100,000 shares issued to ARTRA and 150,000 shares issued to Peter Harvey, then a Vice President of the Company, for guaranteeing the payment of the purchase price to the seller and other guarantees associated with the COMFORCE Global acquisition, shares issued to certain individuals to manage the Company's entry into and development of the telecommunications and computer technical staffing services business, and Series D and Series E Preferred Stock issued in conjunction with the purchase of RRA. Current management has questioned its obligation to deliver the 150,000 shares to Peter Harvey and the 100,000 shares to ARTRA issued in consideration of their guarantees. However, for purposes of presenting earnings per share data the Company is recognizing these shares as being issued and outstanding pending resolution of the disagreement among the parties.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     For the six  months ended June 30, 1996
                                 (In thousands)

                                                                               Pro Forma
                                     Historical    Williams(A)     RRA (A)    Adjustments           Pro Forma
                                     ----------    ----------   ------------  ------------         ------------
Revenues                             $   13,158    $      654   $     22,786                       $     36,598
                                     ----------    ----------   ------------                       ------------

Operating costs and expenses:
     Cost of Revenues                    11,002           281         20,762                             32,045
     Other operating costs and
        expenses                          1,401            38          1,491           154   (B)          3,084
                                     ----------    ----------   ------------  ------------         ------------
                                         12,403           319         22,253           154               35,129
                                     ----------    ----------   ------------  ------------         ------------
Operating earnings (loss)                   755           335            533          (154)               1,469
                                     ----------    ----------   ------------  ------------         ------------

Other Income                                 16                                                              16
Interest and other non-operating
     expenses                               (51)                         (36)          (30)  (C)           (117)
                                     ----------    ----------   ------------  ------------         ------------
                                            (35)                         (36)          (30)                (101)
                                     ----------    ----------   ------------  ------------         ------------

Earnings (loss) from continuing
     operations before income taxes         720           335            497          (184)               1,368
(Provision) credit for income taxes        (268)         (265)          (199)          131                 (601)
                                     ----------    ----------   ------------  ------------         ------------

Income (loss) from continuing
     operations                      $      452   $        70   $        298  $        (53)        $        767
                                     ==========   ===========   ============  ============         ============
Loss per share from continuing
     operations                      $      .03                                                    $        .06
                                     ==========                                                    ============
Weighted average shares
     outstanding (F)                     13,819                                                          13,819
                                     ==========                                                    ============

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     For the six months ended June 30, 1995
                                 (In thousands)

                                        Lori      COMFORCE                                  Pro Forma
                                     Historical   Global (A)    Williams(A)     RRA (A)    Adjustments           Pro Forma
                                     ----------  ------------   ----------   ------------  ------------         ------------
Revenues                             $       -   $      5,653   $    1,678   $     24,424                       $     31,755
                                     ----------  ------------   ----------   ------------                       ------------

Operating costs and expenses:
     Cost of Revenues                                   4,183        1,227         22,618                             28,028
     Spectrum corporate management
       fees (D)                                           625                                                            625
     Stock compensation (E)                                                                       3,425                3,425
     Other operating costs and
        expenses                            227           913          131          1,348           278   (B)          2,897
                                     ----------  ------------   ----------   ------------  ------------         ------------
                                            227         5,721        1,358         23,966         3,703               34,975
                                     ----------  ------------   ----------   ------------  ------------         ------------
Operating earnings (loss)                  (227)          (68)         320            458        (3,703)              (3,220)
                                     ----------  ------------   ----------   ------------  ------------         ------------

Other Income                                 26             2                           3                                 31
Interest and other non-operating
     expenses                              (131)                                      (60)          (80)  (C)           (271)
                                     ----------  ------------   ----------   ------------  ------------         ------------
                                           (105)            2                        (57)          (80)                 (240)
                                     ----------  ------------   ----------   ------------  ------------         ------------

Earnings (loss) from continuing
     operations before income taxes        (332)          (66)         320            401        (3,783)              (3,460)
(Provision) credit for income taxes          (3)          (19)        (128)          (160)        1,513                1,203
                                     ----------  ------------   ----------   ------------  ------------         ------------

Income (loss) from continuing
     operations                      $     (335) $        (85) $       192   $        241  $     (2,270)        $     (2,257)
                                     ==========  ============  ===========   ============  ============         ============
Loss per share from continuing
     operations                      $     (.07)                                                                $       (.23)
                                     ==========                                                                 ============
Weighted average shares
     outstanding (F)                      3,257                                                                        9,790
                                     ==========                                                                 ============

Pro forma adjustments to the unaudited condensed consolidated statement of operations:

    (A) The pro forma data presented for COMFORCE Global's, Williams' and RRA's operations is for the periods prior to their acquisitions (i.e., in the case of COMFORCE Global, the period from January 1, 1995 through June 30, 1995, which precedes its October 17, 1995 acquisition; in the case of Williams, the periods from January 1, 1996 through March 2, 1996 and from January 1, 1995 through June 30, 1995, which precede its March 3, 1996 acquisition; and, in the case of RRA, the periods from January 1, 1996 through May 9, 1996 and from January 1, 1995 through June 30, 1995, which precede its May 10, 1996 acquisition).


    (B) Amortization of intangibles arising from the COMFORCE Global, Williams and RRA acquisition. The table below reflects where the amortization of intangibles have been recorded


                                        Six Months     Six Months
                                        June 1996      June 1995
                                        ---------      ---------

             Historical COMFORCE        $    206
             Historical COMFORCE Global                 $     82
             Williams
             RRA
             Pro forma Adjustment            154             278
                                        --------        --------
             Adjusted Pro forma per
             Financial statement        $    360        $    360
                                        ========        ========


(C) To record interest expense incurred for the purchase of Williams for the pro forma six months ended June 30, 1995 and for the period January 1, 1996 through March 3, 1996. Interest expense represents interest on the line of credit assuming all $1,900,000 was outstanding for the six months ended June 30, 1995 and for the period January 1, 1996 through March 3, 1996 at the interest rate in effect of 8.5%.

(D) Represents a non-recurring compensation charge related to the issuance of the 35% common stock interest in the Company to certain individuals to manage the Company's entry into and development of the telecommunications and computer technical staffing business.

(E) Corporate management fees from COMFORCE Global's former parent, Spectrum Information Technologies, Inc. The amount of these management fees may not be representative of costs incurred by COMFORCE Global on a stand alone basis.

(F) Pro forma weighted average shares outstanding includes shares of the Company's Common Stock issued in the private placement that funded the COMFORCE Global transaction, Including 100,000 shares issued to a ARTRA, and 150,000 shares issued to Peter Harvey, then a Vice President of the Company, for guaranteeing the payment of the purchase price to the seller and other guarantees associated with the COMFORCE Global acquisition, shares issued to certain individuals to manage the Company's entry into and development of the telecommunications and computer technical staffing services business, and Series D and Series E Preferred Stock issued in conjunction with the purchase of RRA. Current management has questioned its obligation to deliver the 150,000 shares to Peter Harvey and the 100,000 shares to ARTRA issued in consideration of their guarantees. However, for purposes of presenting earnings per share data, the Company is recognizing these shares as being issued and outstanding pending resolution of the disagreement among the parties.

3.       NOTES PAYABLE

Notes payable and long-term debt (in thousands) consists of:

                                                                              June 30,      December 31,
                                                                                1996             1995
                                                                              -------          -------

   Notes payable
       Amounts due to a former related party,
       interest at the prime rate plus 1%                                     $    --          $   750

       Other, interest at 15%                                                     263            1,736

       Note payable to a bank under a revolving  line of credit,  due in        1,500               --
       March 1997,  with  interest  payable  monthly at the bank's prime rate plus a varying  percentage not to exceed 1% based on certain financial criteria. At June 30 the Company was
       paying prime (8.25%) plus 1%.

   Accounts Receivable credit facility, discontinued operations                    --            1,535

   Less:
       Liabilities to be assumed by ARTRA (see Note 7)                           (263)          (1,986)
       Liabilities included with discontinued operations                           --           (1,535)
                                                                              -------          -------
                                                                              $ 1,500          $   500
                                                                              =======          =======



The revolving line of credit agreement allowing for borrowings up to a maximum of $2,250,000 replaces the $800,000 revolving line of credit which was in place at December 31, 1995. Borrowings against the line can not exceed 80% of acceptable receivables as defined. The note is collateralized by accounts receivable and other assets of COMFORCE Global and guaranteed by COMFORCE. The fair value of the Company's notes payable is estimated based on the quoted market prices of the same or similar issues or on the current rates offered to the Company for notes of the same remaining maturity.

See Note 10 for discussion of the Company's new $10,000,000 credit facility.

ARTRA, Fill-Mor, Lori and Lori's fashion costume jewelry subsidiaries entered into an agreement with Lori's bank lender to settle obligations due the bank. As partial consideration for the debt settlement agreement, the bank received a $750,000 Lori note payable due March 31, 1995.

The $750,000 note due the bank was paid and the remaining indebtedness of Lori and Fill-Mor was discharged, resulting in an additional extraordinary gain to Lori of $6,657,000 in 1995. The $750,000 note payment was funded with the proceeds of a $850,000 short-term loan from a former director of the Company. The loan provided for interest at the prime rate plus 1%. As consideration for assisting with the debt restructuring, the former director received 150,000 shares of the Company's Common Stock valued at $337,500 ($2.25 per share) based upon the closing market value on March 30, 1995. The principal amount of the loan was reduced $750,000 at July 31, 1995. The remaining loan principal was not repaid on its scheduled maturity date of July 31, 1995. Per terms of the loan agreement, the former director received an additional 50,000 of the Company's Common Stock as compensation for the non-payment of the loan at its originally scheduled maturity date. At December 31, 1995, the $750,000 note was classified in the Company's consolidated balance sheet as liabilities to be assumed by ARTRA. The loan was paid in full in March 1996 by ARTRA as required by the Assumption Agreement discussed in Note 7.

During the second and third quarters of 1995, Lori entered into a series of agreements with certain unaffiliated lenders that provided for short-term loans with interest at 15%. As additional compensation certain lenders received an aggregate of 91,176 shares of the Company's Common Stock and certain lenders received warrants to purchase an aggregate of 195,000 shares of the Company's Common Stock at prices ranging from $2.00 per share to $2.50 per share, the fair market value at the dates of grant. The warrants expire five years from the date of issue. The proceeds from these loans were used to fund the September, 1995 $500,000 down payment on the COMFORCE Global acquisition, with the remainder used to fund working capital requirements of the Company's discontinued Jewelry Business. At June 30, 1996 and December 31, 1995, short-term loans with an aggregate principal balance of $886,000 and $1,236,000 respectively were classified in the Company's consolidated balance sheet as liabilities to be assumed by ARTRA. In the second quarter of 1996, the loans were paid in full by ARTRA as required by the Assumption Agreement discussed in Note 7.

In August 1995, Lori obtained a credit facility for the factoring of the accounts receivable of its discontinued Jewelry Business. The credit facility provides for advances of 80% of receivables assigned, less allowances for markdowns and other merchandise credits. The factoring charge, a minimum of 1.75% of the receivables assigned, increases on a sliding scale if the receivables assigned are not collected within 45 days. Borrowings under the credit facility are collateralized by the accounts receivable, inventory and equipment of Lori's discontinued fashion costume jewelry subsidiaries and guaranteed by Lori. At June 30, 1996, due to the sale of the Jewelry Business, this credit facility is no longer available. At December 31, 1995, outstanding borrowings under this credit facility of $1,535,000, along with other net liabilities of the discontinued Jewelry Business, were classified in the Company's consolidated balance sheet as liabilities to be assumed by ARTRA and net liabilities of the discontinued Jewelry Business. At June 30, 1996, there were no outstanding borrowings under this credit facility.

4.       EQUITY

In March 1996, 4,500 stock options were exercised at an average price of $5 per share.

In April 1996, 301,667 warrants were exercised at an average price of $3.12 per share.

In April 1996, in conjunction with the purchase of RRA, the Company sold 8,871 shares of Series E Preferred Stock at a selling price of $550 per share for 8,470 shares and $750 per share for 401 shares. Each share of Series E Preferred Stock will be automatically converted into 100 shares of Common Stock on the date the Company's Certificate of Incorporation is amended so that the Company has a sufficient number of authorized and unissued shares of Common Stock to effect the conversion and any accrued and unpaid dividends have been paid in full. Holders of shares of Series E Preferred Stock are entitled to dividends equal to those declared on the Common Stock, or if no dividends are declared on the Common Stock, nominal cumulative dividends payable only if the Series E Preferred Stock fails to be converted into Common Stock by September 1, 1996. The Series E Preferred Stock has a liquidation preference of $100 per share ($887,100 in the aggregate for all outstanding shares).

In May 1996, the Company sold 7,002 shares of Series D Preferred Stock at a selling price of $1,000 per share. The holder of each share of Series D Preferred Stock will have the right to convert such shares into 83.33 fully paid and nonassessable shares of Common Stock at any time subsequent to the date the Company's Certificate of Incorporation is amended so that the Corporation has sufficient number of authorized and unissued Common Stock to effect the conversion. Holders of the shares of Series D Preferred Stock are entitled to cumulative dividends of 6% per annum, payable quarterly in cash on the first day of February, May, August and November in each year. The Series D Preferred Stock has a liquidation preference of $1,000 per share ($7,002,000 in the aggregate for all outstanding shares).

5.       EARNINGS PER SHARE

Earnings (loss) per share is computed by dividing net earnings (loss) by the weighted average number of shares of Common Stock and Common Stock equivalents (stock options and warrants), unless anti-dilutive, outstanding during each period. Fully diluted earnings per share are not presented since the result is equivalent to primary earnings per share.

6.       INCOME TAXES

The 1995 extraordinary credit represents a net gain from discharge of bank indebtedness. No income tax expense is reflected in the Company's financial statements resulting from the extraordinary credit due to the utilization of tax loss carryforwards. In 1995, the Company issued a significant number of shares of its Common Stock in conjunction with the COMFORCE Global acquisition and certain related transactions. Accordingly, the Company is currently subject to significant limitations regarding the utilization of its Federal income tax loss carryforwards.

7. LIABILITIES TO BE ASSUMED BY ARTRA GROUP INCORPORATED AND NET LIABILITIES OF DISCONTINUED OPERATIONS

Under the Assumption Agreement between the parties in October, 1995 (the "Assumption Agreement") entered into in connection with the COMFORCE Global acquisition (see Note 2), ARTRA agreed to assume substantially all pre-existing Lori liabilities and indemnify COMFORCE in the event any future liabilities arise concerning pre-existing environmental matters and business related litigation. Additionally, ARTRA agreed to assume all of the assets and liabilities of the Company's discontinued Jewelry Business. In April 1996, ARTRA sold the business and certain assets of the Jewelry Business.

At June 30, 1996 and December 31, 1995, liabilities to be assumed by ARTRA and net liabilities of the discontinued Jewelry Business (in thousands) consist of:


                                                     June 30       December 31
Current:                                               1996             1995
                                                     -------         --------
     Liabilities to be assumed by ARTRA
           Notes payable                             $   263           $1,986
           Court ordered payments                      1,531              990
           Accrued expenses                               -               349
                                                     -------          -------
                                                       1,794            3,325
     Net liabilities of  the discontinued
           Jewelry Business                               -               374
                                                     -------          -------
                                                     $ 1,794          $ 3,699
                                                     =======          =======

     Noncurrent:
           Liabilities to be assumed by ARTRA
             Court ordered payments                  $    -           $   541
                                                     =======          =======


As noted in the table above, as of June 30, 1996, remaining pre-existing Lori liabilities assumed by ARTRA are $1,794,000. To the extent ARTRA is able to make subsequent payments, they will be recorded as additional paid-in capital. The ability of ARTRA to satisfy these obligations is uncertain. The financial statements of ARTRA include an explanatory paragraph indicating substantial doubt about the ability of ARTRA to continue as a going concern. The amounts receivable from ARTRA, exclusive of subsequent payments, have not been reflected in the Company's financial statements at June 30, 1996. No collateral has been provided in support of these obligations.

At December 31, 1995, liabilities to be assumed by ARTRA included $1,531,000 of court ordered payments arising from the May 3, 1993 reorganization of New Dimensions. As of August 7, 1996, the $541,000 installment payment due December 31, 1995 had not been paid.

8.       LITIGATION

Prior to its entry into the Jewelry Business in 1985, the Company operated in excess of 20 manufacturing facilities for the production of, inter alia, photocopy machines, photographic chemical and paper coating. These operations were sold or discontinued in the late 1970s and early 1980s. Certain of these facilities may have used and/or generated hazardous materials and may have disposed of the hazardous substances, particularly before the enactment of laws governing the safe disposal of hazardous substances, at an indeterminable number of sites. Although the controlling stockholders and current management had no involvement in such prior manufacturing operations, the Company could be held to be responsible for clean-up costs if any hazardous substances were deposited at these manufacturing sites, or at off-site waste disposal locations, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), or under other Federal or state environmental laws now or hereafter enacted. However, except for the Gary, Indiana site described below, the Company has not been notified by the Federal Environmental Protection Agency (the "EPA") that it is a potentially responsible party for, nor is the Company aware of having disposed of hazardous substances at, any site.

In December 1994, the Company was notified by the EPA that it is a potentially responsible party under CERCLA for the disposal of hazardous substances at a site in Gary, Indiana. The alleged disposal occurred in the mid-1970s at a time when the Company conducted operations as APECO. In this connection, in December 1994, the Company was named as one of approximately 80 defendants in a case brought in the United States District Court for the Northern District of Indiana by a group of 14 potentially responsible parties who agreed in a consent order entered into with the EPA to clean-up this site. The plaintiffs have estimated that the cost of cleaning up this site to be $45 million, and have offered to settle the case with the Company for $991,445. This amount represents the plaintiffs' estimate of the Company's pro rata share of the clean-up costs. The Company declined to accept this settlement proposal, which was subsequently withdrawn.

The plaintiffs have produced only limited testamentary evidence, and no documentary evidence, linking the Company to this site, and the Company has neither discovered any records which indicate, nor located any current or former employees who have advised, that the Company deposited hazardous substances at the site. Based on the foregoing, management of the Company does not believe that it is probable that the Company will have any liability for the costs of the clean-up of this site. The Company intends to vigorously defend itself in this case.

Under the terms of the Assumption Agreement, ARTRA agreed to pay and discharge substantially all of the Company's pre-existing liabilities and obligations, including environmental liabilities at any sites at which the Company allegedly operated facilities or disposed of hazardous substances, whether or not the Company is currently identified as a potentially responsible party therefor. Consequently, the Company is entitled to indemnification from ARTRA for any environmental liabilities associated with the Gary, Indiana site. No assurance can, however, be given that ARTRA will be financially capable of satisfying its obligations under the Assumption Agreement.

The Company is a party to routine contract and employment-related litigation matters in the ordinary course of its business. No such pending matters, individually or in the aggregate, if adversely determined, are believed by management to be material to the business, results of operations or financial condition of the Company. The Company maintains general liability insurance, property insurance, automobile insurance, employee benefit liability insurance, owner's and contractor's protective insurance and exporter's foreign operations insurance with coverage of $1 million on a per claim basis and $2 million aggregate (with $3 million umbrella coverage). The Company insures against workers' compensation in amounts required under applicable state law and in the amount of $500,000 in the case of foreign workers. The Company also maintains fidelity insurance in the amount of $25,000 per claim and directors' and officers' liability insurance in the amount of $2 million. The Company is presently soliciting quotations to obtain and errors and omissions coverage.

9.       RELATED PARTY TRANSACTIONS

The Company made a loan of $331,000 in the aggregate to Michael Ferrentino, the President and a Director of the Company, Christopher P. Franco, an Executive Vice President of the Company, Kevin W. Kiernan, an employee of the Company, and James L. Paterek, a consultant to the Company, to cover their tax liabilities resulting from the issuance of the Company's Common Stock to them. Of this amount, $55,000 was advanced in 1995, $38,000 was advanced in February 1996, and $238,000 was advanced in April 1996.

Yield Industries, Inc., a corporation wholly-owned by Messrs. Paterek and Ferrentino, earned a delivery fee of $500,000 in connection with the Company's acquisition of COMFORCE Global, $250,000 of which was paid in 1995 and the balance of which was paid in January 1996.

10.      SUBSEQUENT EVENTS

On July 22, 1996, the Company and certain subsidiaries entered into a $10 million Revolving Credit Agreement (the "Credit Agreement") with The Chase Manhattan Bank ("Chase") to provide working capital for the Company's operations. The Company, COMFORCE Global, and COMFORCE Technical Services, Inc. are co-borrowers under the Credit Agreement and Project Staffing Support Team, Inc. ("PSST") is a guarantor of the obligations. Principal outstanding under the Credit Agreement is due June 30, 1998. Chase agrees to make revolving credit loans outstanding as Prime Rate loans or LIBOR loans, provided that, during the occurrence and continuance of an event of default, the Company and its subsidiaries may not elect, and Chase shall have no obligation to make, LIBOR loans. Interest on LIBOR loans is payable in the amount of the LIBOR rate plus 2.0% per annum. Interest on the Prime Rate loans is payable in the amount of Chase's prime rate as announced from time to time.

Chase may also issue letters of credit, not to exceed $250,000 in the aggregate, to support offsite payroll services, as security in connection with operating leases, and for other general corporate purposes with the consent of Chase. Interest on drawings under letters of credit shall be calculated at the Prime Rate of interest. One percent of the face amount of each letter of credit is payable to Chase per annum and certain fees on each letter of credit issued, payable at the time of issuance.

Available advances under the Credit Agreement are based upon the amount equal to 80% of eligible receivables of COMFORCE Global and COMFORCE Technical Services, Inc., less the aggregate amount of accrued payroll taxes due by those companies.

The Credit Agreement contains certain affirmative and negative covenants, including restrictions on the creation of indebtedness or liens, the sale of assets, the acquisition of stock or assets of another entity, the payment of dividends, capital expenditures, and other financial covenants. Borrowings under the Credit Agreement are secured by all goods, equipment, inventory, accounts, contract rights, chattel paper, notes receivable, instruments, documents, general intangibles, credits, claims, and obligations of the Company and its subsidiaries. Additionally, all of the issued and outstanding stock of COMFORCE Global, COMFORCE Technical Services, Inc. and PSST are pledged as security.

Report of Independent Accountants


To the Board of Directors of COMFORCE Global, Inc.:

We have audited the accompanying balance sheets of COMFORCE Global, Inc. (formerly Spectrum Global Services, Inc., the "Company") as of September 30, 1995 and December 31, 1994, and the related statements of operations and retained earnings (accumulated deficit) and cash flows for the nine month period ended September 30, 1995 and the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of COMFORCE Global, Inc. as of September 30, 1995 and December 31, 1994, and the results of its operations and its cash flows for the nine month period ended September 30, 1995 and the year ended December 31, 1994, in conformity with generally accepted accounting principles.



                                             COOPERS & LYBRAND L.L.P.

Melville, New York
December 1, 1995

COMFORCE Global, Inc.
Balance Sheets
as of September 30, 1995 and December 31, 1994

                                                 September 30,    December 31,
                ASSETS:                              1995             1994
                                                 ------------    ------------
Current assets:
  Cash and cash equivalents                      $  1,186,868    $    426,334
  Accounts receivable                               1,602,659       1,456,583
  Unbilled accounts receivable                        279,626         158,793
  Prepaid expenses and other assets                    23,173          32,664
                                                 ------------    ------------
          Total current assets                      3,092,326       2,074,374


Property and equipment, net                            93,708          55,877
Intangible assets                                   2,149,661       2,272,890
Other assets                                           14,491          25,477
                                                 ------------    ------------
          Total assets                           $  5,350,186    $  4,428,618
                                                 ============    ============



   LIABILITIES AND STOCKHOLDERS'EQUITY(DEFICIENCY):

Current liabilities (deficiency):
  Accounts payable                               $     42,792    $     27,714
  Accrued liabilities                                 423,580         229,703
  Income taxes payable                                                 24,453
  Accounts payable - parent                           978,855         178,106
  Accounts payable - affiliates                        30,980          30,086
                                                 ------------    ------------
          Total current liabilities                 1,476,207         490,062
                                                 ------------    ------------

Stockholders' equity (deficiency):
  Capital stock                                             1               1
  Additional paid-in capital                        3,919,999       3,919,999
  Retained earnings (accumulated deficit              (46,021)         18,556
                                                 ------------    ------------
          Total stockholders' equity                3,873,979       3,938,556
                                                 ------------    ------------
          Total liabilities and
            stockholders' equity (deficiency)    $  5,350,186    $  4,428,618
                                                 ============    ============


The accompanying notes are an integral part of the financial statements.

COMFORCE Global, Inc.
Statements of Operations and Retained Earnings (Accumulated Deficit)


                                                  Nine month
                                                 period ended     Year ended
                                                 September 30,    December 31,
                                                     1995             1994
                                                 ------------    ------------

Sales                                            $  9,007,461    $  8,244,721
                                                 ------------    ------------


Direct costs and expenses:
  Cost of sales                                     6,764,942       6,417,395
  General and administrative expenses               1,159,168       1,133,298
  Overhead charges from parent (Note 9)             1,139,560         803,280
                                                 ------------    ------------
     Total costs and expenses                       9,063,670       8,353,973
                                                 ------------    ------------

                                                      (56,209)       (109,252)

Interest income                                         6,632           8,975
                                                 ------------    ------------
Loss before provision for income taxes                (49,577)       (100,277)

Income tax provision                                   15,000          14,740
                                                 ------------    ------------

     Net loss                                         (64,577)       (115,017)

Retained earnings, beginning of year                   18,556         133,573
                                                 ------------    ------------
     Retained earnings(accumulated deficit),
       end of period                             $    (46,021)   $     18,556
                                                 ============    ============


The accompanying notes are an integral part of the financial statements.

COMFORCE Global, Inc.
Statements of Cash Flows


                                                   Nine month
                                                  period ended    Year ended
                                                  September 30,   December 31,
                                                      1995            1994
                                                 ------------    ------------

Cash flows from operating activities:
 Net (loss) income                               $    (64,577)   $   (115,017)
 Adjustments to reconcile net income to cash
  flows provided by operating activities:
    Depreciation                                        18,836         10,173
    Amortization                                       123,229        164,305
    Changes in operating assets and liabilities:
     Accounts receivable                              (146,076)      (256,348)
     Unbilled accounts receivable                     (120,833)      (158,793)
     Prepaid expenses                                    9,491         (9,186)
     Deposits                                           10,986        (24,360)
     Accounts payable                                   15,078         22,645
     Accrued liabilities                               193,877        139,216
     Accounts payable - parent                         800,749        178,106
     Income taxes payable                              (24,453)       (18,657)
     Accounts payable - affiliate                          894         30,086
                                                  ------------   ------------
       Net cash provided by (used in)
         operating activities                          817,201        (37,830)
                                                  ------------   ------------

Cash flows from investing activities:
 Purchase of property and equipment                    (56,667)       (54,318)
                                                  ------------   ------------
       Net cash used in investing activities           (56,667)       (54,318)
                                                  ------------   ------------

       Net increase (decrease) in cash
         and cash equivalents                          760,534        (92,148)
                                                  ------------   ------------

Cash and cash equivalents, beginning of year           426,334        518,482
                                                  ------------   ------------

Cash and cash equivalents, end of period          $  1,186,868   $    426,334
                                                  ============   ============

Cash paid for:
 Income taxes                                     $     35,371   $     51,884
                                                  ============   ============


The accompanying notes are an integral part of the financial statements.

COMFORCE Global, Inc.
Notes to Combined Financial Statements


1.       Description of Business:

COMFORCE Global, Inc. (formerly Spectrum Global Services, Inc.) (the "Company"), a Delaware Corporation, became a wholly owned subsidiary of Spectrum Information Technologies, Inc. through an acquisition of the Company's assets on October 31, 1993. On October 17, 1995, 100% of the stock of Spectrum Global Services, Inc. was sold to Lori (Now known as COMFORCE Corporation), at which time the Company changed its name to COMFORCE Global, Inc.. The Company provides telecommunications and computing staffing and consulting services worldwide.

2.       Summary of Significant Accounting Policies:

Revenue Recognition

Revenue for providing staffing services is recognized at the time such services are rendered.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid short-term investments with an original maturity of three months or less. Cash equivalents consists primarily of money market funds.

Accounts Receivable and Unbilled Accounts  Receivable

Accounts receivable consists of those amounts due to the Company for staffing services rendered to various customers. Accrued revenue consists of revenues earned and recoverable costs for which billings have not yet been presented to the customers as of the balance sheet dates.

Property and Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to operations as incurred. Expenditures for betterments and major renewals are capitalized. The cost of assets sold or retired and the related amounts of accumulated depreciation are eliminated from the accounts in the year of disposal, with any resulting profit or loss included in income. Depreciation and amortization of assets are provided using the straight-line method over the estimated useful life of the asset.

Intangibles

Goodwill is amortized over 15 years on a straight line basis.

Income Taxes

Effective January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce deferred tax assets to their expected realizable value. The cumulative effect of implementing SFAS No.
109 as of January 1, 1994 was not significant.

3.       Purchase of Assets:

On October 31, 1993, Spectrum Information Technologies, Inc. purchased the assets and assumed the liabilities of the Company (then known as Yield Industries, Inc.) and Wintec Corporation ("Wintec"). Subsequent to this, the name was changed to Spectrum Global Services, Inc. The acquisition has been accounted for as a purchase. The fair value of the assets acquired, including goodwill, was $4,120,000 and liabilities assumed totaled $199,000. Goodwill of approximately $2,465,000 is being amortized over 15 years on a straight-line basis.

4.       Property and Equipment:

Property and equipment are summarized as follows:

                                            Life of
                                           equipment       1995         1994
                                           ---------    ---------   ---------


     Office equipment                      3-5 years    $  61,311   $  37,211
     Furniture and fixtures                 5-years        65,144      32,577
                                                        ---------   ---------
                                                          126,455      69,788
       Less, accumulated depreciation                      32,747      13,911
                                                        ---------   ---------
                                                        $  93,708   $  55,877
                                                        =========   =========

5.       Income Taxes:
The provision for income taxes of $15,000 for the nine months ended September 30, 1995 and $14,740 for the year ended December 31, 1994 reflects minimum state and local income taxes as the Company has state net operating losses on separate Company returns. The Company files its federal income tax return as part of its parent's consolidated return. Due to significant losses of the parent, the Company has provided a full valuation on the potential future benefit from its federal net operating losses. Net losses for financial reporting purposes do not differ significantly from net losses for income tax purposes.

6.       Concentration of Credit Risk:
The Company's accounts receivable as of September 30, 1995 and December 31, 1994 consist primarily of amounts due from telecommunication companies. As a result, the collectibility of these receivables is dependent, to an extent, upon the economic condition of the telecommunications industry. At September 30, 1995 and December 31, 1994, the Company had four customers with accounts receivable balances that aggregated 48% and 46%, respectively, of the Company's total accounts receivable. Percentages of total revenues from significant customers for the nine month period ended September 30, 1995 and the year ended December 31, 1994 are summarized as follows:

                                        September 30,  December  31,
                                            1995           1994
                                        ------------   ------------

          Customer 1                         19.2%         19.9%
          Customer 2                         12.9%         12.8%
          Customer 3                         10.5%          9.9%


The Company maintains cash in bank accounts which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes they are not exposed to any significant credit risk on their cash balances. The Company believes it mitigates such risk by investing its cash through major financial institutions.

7.      Accrued Expenses:

Accrued expenses consist of the following:
                                                  1995          1994
                                              ------------   ------------

  Payroll and payroll taxes                   $    274,864   $    143,449
  Workers' compensation                             70,000         70,000
  Professional fees                                 42,408          7,531
  Vacation                                          27,595          8,723
  Other                                              8,713
                                              ------------   ------------
                                              $    423,580   $    229,703
                                              ============   ============

8.       Commitments and Contingencies:

Leases

At  September  30,  1995,   future  minimum  annual  rental   commitments  under
noncancelable operating leases are as follows:

     1996                         $   57,388
     1997                             58,583
     1998                             60,703
     1999                             62,913
     2000                             54,111
                                  ----------
                                  $  293,698
                                  ==========

Total rent expense for the nine month period ended September 30, 1995 and the year ended December 31, 1994 was $25,627 and $46,498, respectively.

9.       Charges From Parent:

For the nine months ended September 30, 1995 and the year ended December 31, 1994, approximately $1,139,560 and $803,280, respectively, was charged to the Company by its parent, Spectrum Information Technologies, Inc. as a management charge which reflects an allocation of corporate overhead. Management expects that such charges will no longer continue as a result of the sale of the Company to Lori. Such charges may not represent expenses that would have been incurred had the Company operated as a stand-alone entity.

In addition, the Company was charged by its parent company for insurance, rent, payroll, professional fees, and other miscellaneous office expenses. Such charges amounted to $236,808 and $506,113 for the nine month period ended September 30, 1995 and for the year ended December 31, 1994, respectively, and are included in general and administrative expenses.

The Company purchased furniture and equipment and was charged miscellaneous office expenses from its affiliates. Such charges amount to $1,014 and $29,967 in 1995 and 1994, respectively.

10.      Other Matters:

On January 26, 1995, Spectrum Information Technologies, Inc., filed petition for relief under Chapter 11 of the Bankruptcy Code (the Company was not included in such filing). The sale of the stock of the Company to Lori on October 17, 1995 was formally approved by the bankruptcy court.

Report of Independent Accountants




To the Shareholder

Williams Communication Services, Inc.
Englewood, Florida

We have audited the accompanying balance sheet of Williams Communication Services, Inc. as of December 31, 1995 and the related statements of operations and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Williams Communication Services, Inc. as of December 31, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.





COOPERS & LYBRAND L.L.P.



Fort Myers, Florida
May 6, 1996

Williams Communication Services, Inc.
Balance Sheet
December 31, 1995


                                     ASSETS

CURRENT ASSETS

     Cash and cash equivalents                         $         0
     Accounts receivable                                   599,607
     Unbilled accounts receivable                          173,904
                                                        ----------

        Total current assets                               773,511


PROPERTY AND EQUIPMENT, net                                 25,329
                                                        ----------

        Total assets                                   $   798,840
                                                        ==========



                      LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES
     Accounts payable                                  $     1,500
     Accrued liabilities                                    14,486
     Bank overdraft                                         49,313
     Income tax payable                                    326,475
                                                         ---------

        Total current liabilities                          391,774
                                                         ---------


STOCKHOLDERS' EQUITY
     Common stock, 1,000 shares,
        issued and outstanding, $1 par value                 1,000
     Retained earnings                                     406,066
                                                         ---------

        Total stockholders' equity                         407,066
                                                         ---------

        Total liabilities and stockholders' equity      $  798,840
                                                         =========




The accompanying notes are an integral part of these financial statements.

Williams Communication Services, Inc.
Statement of Operations and Retained Earnings year ended December 31, 1995




Sales                                                   $   4,177,871
                                                          -----------

Direct costs and expenses:
     Cost of sales                                          3,021,251
     General and administrative expenses                      450,225
                                                          -----------

        Total direct costs and expenses                     3,471,476
                                                          -----------

        Income before provision for income taxes              706,395

Income tax provision                                          354,056
                                                          -----------

        Net income                                            352,339

Retained earnings, beginning of year                           53,727
                                                          -----------

Retained earnings, end of year                          $     406,066
                                                          ===========





The accompanying notes are an integral part of these financial statements.

Williams Communication Services, Inc.
Statement of Cash Flows
year ended December 31, 1995



CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                   $   352,339
     Adjustments to reconcile net income to net cash
          provided by operating activities
        Depreciation                                                      723
        Changes in assets and liabilities
          (Increase) decrease in:
             Accounts receivable                                     (293,361)
             Unbilled accounts receivable                             (68,761)
             Deposits                                                   3,000
             Other assets                                                 240
          Increase (decrease) in:
             Accounts payable                                            (256)
             Accrued liabilities                                      290,692
             Bank overdraft payable                                    49,313
                                                                   ----------
                Net cash provided by operating activities             333,929
                                                                   ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of property and equipment                               (25,299)
                                                                   ----------

CASH FLOWS FROM FINANCING ACTIVITIES
     Repayments of stockholder loan                                  (309,500)
                                                                   ----------

                Net decrease in cash and cash equivalents                (870)

                Cash and cash equivalents at beginning of year            870
                                                                   ----------

                Cash and cash equivalents at end of year          $         0
                                                                   ==========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

     Cash paid during the year for interest                       $     1,586
                                                                   ==========

     Cash paid during the year for income taxes                   $    27,580
                                                                   ==========


The accompanying notes are an integral part of these financial statements.

Williams Communication Services, Inc.
Notes to Financial Statements


  1.   Description of Business:

       Williams Communications Services, Inc. (the Company), a Florida corporation, provides a wide range of technical and consulting services to communication clients through the use of personnel who are designers, drafters, engineers, programmers and other types of technicians. The personnel are utilized by the clients on a temporary, project, or peak-period basis.



  2.   Summary of Significant Accounting Policies:

       Revenue Recognition: Revenue is recognized at the time such services are rendered to the client.

       Accounts Receivable and Unbilled Accounts Receivable: Accounts receivable consists of those amounts due to the Company for services rendered to various customers.

       Unbilled accounts receivable consists of revenues earned and recoverable costs for which billings have not yet been presented to the customers as of the balance sheet date.

       Property and Equipment: Property and equipment is recorded at cost. Expenditures for maintenance and repairs are charged to operations as incurred. Expenditures for betterments and major renewals are capitalized. The cost of assets sold or retired and the related amounts of accumulated depreciation are eliminated from the accounts in the year of disposal, with any resulting profit or loss included in income.

       Depreciation of assets have been computed using the straight-line method over the estimated useful lives of the assets.

       Income Taxes: The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109). Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       As of December 31, 1995, deferred tax assets and liabilities are immaterial in amount, and management has elected not to record them in the financial statements.

       The provision for income taxes does not bear the normal relationship to net income due to the deductibility of only a portion of the amount of meals reimbursed to employees.

       Management's Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


  3.   Property and Equipment:

       Property and equipment consisted of the following at December 31, 1995:


                 Office equipment                     $    15,000
                 Furniture and fixtures                     3,342
                 Vehicle                                   25,300
                                                       ----------
                                                           43,642

                 Less accumulated depreciation            (18,313)
                                                       ----------

                                                      $    25,329
                                                       ==========


  4.   Concentration of Credit Risk:

       Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. During the normal course of business, the Company extends credit to customers located throughout the United States. At December 31, 1995, the Company had approximately 90% or $699,000 of its billed and unbilled accounts receivable due from two customers. The payment history of each customer has been considered in determining the need for an allowance for doubtful accounts. Sales to these customers aggregated approximately $3,062,000, which represented approximately 74% of total sales for the year ended December 31, 1995. The Company maintains substantially all of its cash investments with what it believes to be high quality financial institutions. The Company's investment policy is to limit concentrations of credit risk.

  5.   Income Taxes:

       For the year ended  December 31,  1995,  the  provision  for income taxes
       represents   current  income  taxes.  The  components  of  the  Company's provision for income taxes are as follows:


                 Federal            $  302,556

                 State                  51,500
                                     ---------

                                    $  354,056
                                     =========



  6.   Subsequent Event:

       On February 29, 1996, all of the equipment and intangible assets used in the operation of the Company's business were acquired by COMFORCE Global, Inc.

To The Shareholders
RRA, Inc., Datatech Technical Services, Inc.
  and Project Staffing Support Team, Inc.

INDEPENDENT AUDITOR'S REPORT


We have audited the accompanying combined balance sheets of RRA, Inc., Datatech Technical Services, Inc., and Project Staffing Support Team, Inc. as of December 31, 1995 and 1994, and the related combined statements of income, changes in shareholder's equity, and cash flows for the years then ended. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RRA, Inc., Datatech Technical Services, Inc., and Project Staffing Support Team, Inc. as of December 31, 1995 and 1994, and the results of their operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic combined financial statements taken as a whole. The information included in the accompanying schedules is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


ALEXANDER & DEVOLEY, P.C.


Phoenix, Arizona
February 1, 1996

                  RRA, INC., DATATECH TECHNICAL SERVICES, INC.
                     AND PROJECT STAFFING SUPPORT TEAM, INC.

                             COMBINED BALANCE SHEET

                 For the Years Ended December 31, 1995 and 1994

                                     ASSETS

                                                          1995           1994
                                                        ----------    ----------
CURRENT ASSETS:
         Cash ......................................    $   53,662    $  426,312
         Accounts receivable - trade ...............     5,292,779     3,434,704
         Other accounts receivable .................         4,810        10,411
         Note receivable - employee, current
           portion (Note 2) ........................         9,440         1,810
         Note receivable - related parties,
           current portion (Note 2) ................       237,114       148,050
         Prepaid expenses ..........................        49,616        27,284
         Investments ...............................         4,925          --
                                                        ----------    ----------

     Total current assets ..........................     5,652,346     4,048,571
                                                        ----------    ----------


PROPERTY AND EQUIPMENT (NOTE 1):
         Office furniture and equipment ............       438,607       346,395
         Leasehold improvements ....................       131,325       114,435
         Vehicles ..................................        23,912       215,330
                                                        ----------    ----------
                                                           593,844       676,160
         Less accumulated depreciation and
           amortization ............................       329,890       321,003
                                                        ----------    ----------

                                                           263,954       355,157
                                                        ----------    ----------

OTHER ASSETS:
         Refundable deposits .......................         9,666        50,396
         Note receivable - employee, long-
           term portion (Note 2) ...................         8,829         7,412
         Note receivable - related parties,
           long-term portion (Note 2) ..............       216,000       216,000
         Deferred loan fee, less amortization
           of $3,333 in 1995 and $5,312 in 1994 ....         1,667         2,188
         Organizational costs, less accumulated
           amortization of $13,121 in 1995 and
           $9,841 in 1994 (Note 1) .................         3,280         6,560
         Client lists, less amortization of
           $14,625 in 1995 and $8,125 in 1994
           (Note 1) ................................         4,875        11,375
                                                        ----------    ----------

                                                           244,317       293,931
                                                        ----------    ----------

                                                        $6,160,617    $4,697,659
                                                        ==========    ==========


See accompanying notes to financial statements.

                  RRA, INC., DATATECH TECHNICAL SERVICES, INC.
                     AND PROJECT STAFFING SUPPORT TEAM, INC.

                             COMBINED BALANCE SHEET

                 For the Years Ended December 31, 1995 and 1994

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                          1995           1994
                                                        ----------    ----------

CURRENT LIABILITIES:
         Bank overdraft ............................    $  496,879    $  148,474
         Accounts payable ..........................        49,058        42,572
         Notes payable (Note 4) ....................        38,183        59,823
         Note payable - bank (Note 3) ..............     1,220,000     1,200,000
         Note payable - shareholder; due
           on demand at 9.5% .......................       100,000          --
         Current portion of long-term debt .........         6,657        62,978
         Accrued expenses:
           Wages, vacation, and holiday ............       756,096       817,041
           Payroll taxes and withholdings ..........       182,469       170,283
           Gross receipts tax ......................        78,141        64,565
           Self insurance claims (Note 1) ..........       140,000       120,000
           Interest ................................         9,483        10,999
           Pension plan contributions (Note 8) .....       720,000       285,287
                                                        ----------    ----------

         Total current liabilities .................     3,796,966     2,982,022
                                                        ----------    ----------




LONG-TERM DEBT (NOTE 5): ...........................          --          73,185
                                                        ----------    ----------




SHAREHOLDERS' EQUITY:

         Common stock (Note 7) .....................        19,560        19,560
         Additional paid-in capital ................       415,631       387,863
         Retained earnings .........................     1,928,460     1,235,029
                                                        ----------    ----------

                                                         2,363,651     1,642,452
                                                        ----------    ----------

                                                        $6,160,617    $4,697,659
                                                        ==========    ==========

                  RRA, INC., DATATECH TECHNICAL SERVICES, INC.
                     AND PROJECT STAFFING SUPPORT TEAM, INC.

                          COMBINED STATEMENT OF INCOME

                 For the Years Ended December 31, 1995 and 1994




                                                      1995             1994
                                                 ------------      ------------

REVENUE ....................................     $ 52,011,107      $ 38,559,163

COST OF REVENUE ............................       47,830,459        35,601,360
                                                 ------------      ------------

GROSS PROFIT ...............................        4,180,648         2,957,803

GENERAL AND ADMINISTRATIVE EXPENSES ........        2,991,540         2,287,394
                                                 ------------      ------------

INCOME FROM OPERATIONS .....................        1,189,108           670,409
                                                 ------------      ------------

OTHER INCOME (EXPENSE):
   Interest expense ........................         (175,338)         (167,780)
   Interest income .........................           37,044            24,993
   Gain (Loss) on abandonment and
     sale of fixed assets ..................            5,385            (2,067)
                                                 ------------      ------------

                                                     (132,909)         (144,854)
                                                 ------------      ------------


NET INCOME .................................     $  1,056,199      $    525,555
                                                 ============      ============











See accompanying notes to financial statements.

                  RRA, INC., DATATECH TECHNICAL SERVICES, INC.
                     AND PROJECT STAFFING SUPPORT TEAM, INC.

              COMBINED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                 For the Years Ended December 31, 1995 and 1994



                                                                             Additional
                                                             Common           Paid-in        Retained
                                                              Stock            Capital        Earnings        Total
                                                          -----------      -----------     -----------     -----------
BALANCE, DECEMBER 31, 1993 ......................         $    19,559      $   325,264     $   761,374     $ 1,106,197


ISSUANCE OF 100 SHARES OF
      COMMON STOCK (NOTE 7) .....................                   1             --              --                 1


CONTRIBUTIONS TO CAPITAL ........................                --             62,599            --            62,599


DISTRIBUTIONS TO SHAREHOLDERS ...................                --               --           (51,900)        (51,900)


NET INCOME - 1994 ...............................                --               --           525,555         525,555


BALANCE, DECEMBER 31, 1994 ......................              19,560          387,863       1,235,029       1,642,452

REDEMPTION OF STOCK AND
CAPITAL (NOTE 7) ................................                --            (25,000)           --           (25,000)

CONTRIBUTIONS TO CAPITAL (NOTE 7) ...............                --             52,768            --            52,768

DISTRIBUTIONS TO SHAREHOLDERS ...................                --               --          (362,768)       (362,768)

NET INCOME - 1995 ...............................                --               --         1,056,199       1,056,199
                                                          -----------      -----------     -----------     -----------

BALANCE, DECEMBER 31, 1995 ......................         $    19,560      $   415,631     $ 1,928,460     $ 2,363,651
                                                          ===========      ===========     ===========     ===========


See accompanying notes to financial statements.

                  RRA, INC., DATATECH TECHNICAL SERVICES, INC.
                     AND PROJECT STAFFING SUPPORT TEAM, INC.

                        COMBINED STATEMENT OF CASH FLOWS

                 For the Years Ended December 31, 1995 and 1994

                                                        1995             1994
                                                   ------------    ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
      Cash received from customers .............   $ 50,152,358    $ 37,544,620
      Cash paid to suppliers and employees .....    (50,220,197)    (36,842,673)
      Interest paid ............................       (176,854)        (98,437)
      Interest received ........................            674           3,544
                                                   ------------    ------------

NET CASH (USED IN) PROVIDED FROM OPERATING
      ACTIVITIES ...............................       (244,019)        607,054
                                                   ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Capital expenditures .....................       (109,101)       (321,652)
      Net receipts (advances) on related
     party loans ...............................         17,765         (17,845)
      Net receipts (advances) on employee loans           2,953          (9,222)
      Purchase of investment stock .............         (4,925)           --
                                                   ------------    ------------
NET CASH USED IN INVESTING ACTIVITIES ..........        (93,308)       (348,719)
                                                   ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Bank overdraft ...........................        348,405         148,474
      Net borrowings (payments) under line of
      credit agreements ........................         20,000         (41,660)
      Principal payments on notes payable-
        other ..................................        (21,640)       (117,649)
      Proceeds from stock issuance or
        capital contributions ..................         27,768          62,600
      Distributions to shareholders ............       (362,768)        (51,900)
      Proceeds from long-term debt .............           --           190,285
      Proceeds from sale of fixed assets .......         87,418
      Payments on long-term debt ...............       (129,506)        (54,122)
      Payment of deferred loan fee .............         (5,000)         (7,500)
                                                   ------------    ------------

NET CASH (USED IN) PROVIDED FROM
      FINANCING ACTIVITIES .....................        (35,323)        128,528
                                                   ------------    ------------

NET (DECREASE) INCREASE IN CASH ................       (372,650)        386,863

CASH AT BEGINNING OF YEAR ......................        426,312          39,449
                                                   ------------    ------------

CASH AT END OF YEAR ............................   $     53,662    $    426,312
                                                   ============    ============


See accompanying notes to financial statements.

                  RRA, INC., DATATECH TECHNICAL SERVICES, INC.
                     AND PROJECT STAFFING SUPPORT TEAM, INC.

                        COMBINED STATEMENTS OF CASH FLOWS

                 For the Years Ended December 31, 1995 and 1994


                                                        1995            1994
                                                   ------------    ------------

RECONCILIATION OF NET INCOME TO NET
      CASH (USED BY) PROVIDED FROM
      OPERATING ACTIVITIES:

NET INCOME .......................................   $ 1,056,199    $   525,555
                                                     -----------    -----------

ADJUSTMENTS TO RECONCILE NET INCOME
TO NET CASH (USED BY) PROVIDED FROM OPERATING
ACTIVITIES:
    Depreciation and amortization ................       114,743        133,454
    (Gain) Loss on abandonment and sale of
           fixed assets ..........................        (5,385)         2,067
    Increase in accounts receivable ..............    (1,858,075)    (1,010,999)
    Decrease in other receivables ................         5,601          6,883
    Decrease (Increase) in prepaid
           expenses and deposits .................        18,398        (19,887)
    (Decrease) Increase in accounts
           payable ...............................        (3,014)        23,764
    Increase in accrued expenses .................       427,514        946,217
                                                     -----------    -----------

         Total adjustments .......................    (1,300,218)        81,499
                                                     -----------    -----------

NET CASH (USED BY) PROVIDED FROM OPERATING
      ACTIVITIES .................................   $  (244,019)   $   607,054
                                                     ===========    ===========







See accompanying notes to financial statements.

                  RRA, INC., DATATECH TECHNICAL SERVICES, INC.
                     AND PROJECT STAFFING SUPPORT TEAM, INC.

                          NOTES TO FINANCIAL STATEMENTS

                 For the Years Ended December 31, 1995 and 1994


(1)           SIGNIFICANT ACCOUNTING POLICIES:

              Business organization

              RRA, Inc. (RRA) was incorporated in 1964 under the laws of the State of New York. Datatech Technical Services, Inc. (DTS) was
         incorporated in 1991 under the laws of the State of Arizona and commenced operations in 1992. Effective January 1, 1992, certain customer accounts and property and equipment of RRA were transferred to DTS in exchange for a down payment of $25,000 and a note for $150,000. The terms of the note call for 10 equal annual payments to RRA from DTS of $22,354, which includes principal and interest at 8%. The note receivable and note payable have been eliminated in combination. DTS charged RRA $225,350 in 1994 for a management fee. Any income or expense related to these transactions have been eliminated in combination. The Companies remain under common management and control. Ray Rashkin owns 100% of RRA. Stanley Rashkin owns 100% of DTS.

              Project Staffing support Team, Inc. (PSST) was incorporated under the laws of the State of Arizona and commenced operations in 1994. At inception, PSST was owned in equal shares by Ray Rashkin and Stanley Rashkin. PSST had no revenue in 1994, and absorbed $41,327 in costs.

              In 1995, RRA charged PSST $208,607 for a management fee. Ray Rashkin redeemed his shares during the year, leaving Stanley Rashkin as the sole shareholder of PSST (see note 7).

              Principles of combination

              These combined financial statements include the accounts of RRA, DTS, and PSST. All significant intercompany transactions and balances have been eliminated in combination.

              Nature of business

              The Companies provide highly trained individuals primarily to large corporate customers that contract with various governmental entities throughout the United States. The employees are provided on a temporary or semi-permanent basis. The individuals are employees of the Companies. The Companies maintain offices in Arizona, New York,
         Connecticut, New Mexico, Missouri, Washington, South Carolina, and California.

              The companies have two major contracts that are renewable. One of the contracts started early in 1994. Management is confident these contracts will continue. The largest of the two renewed for five years, and the other contract was extended for the second option year to January 1997.

              Property and equipment

              Property and equipment are stated at cost. Depreciation is provided using accelerated methods over the estimated useful lives of the assets. Amortization of leasehold improvements is provided using the straight-line method over the lesser of the lease term or the estimated useful lives of the assets. Depreciation expense was $99,442 and $118,362 in 1995 and 1994, respectively.

              Organizational costs, client lists and deferred loan fees

              Organizational costs for DTS are being amortized on a straight-line basis over five years. Client lists purchased for $19,500 are being amortized over three years. Deferred loan fees are being amortized over the term of the revolving line of credit agreement.

              Concentration of risks

              Periodically during the year, the Companies maintain cash in financial institutions in excess of the amounts insured by the Federal government.

              Income taxes

              The Companies have elected under applicable sections of the Internal Revenue Code to be treated as "S" Corporations for income tax purposes. Therefore, any income, loss and tax credits are reportable by the shareholders on their individual income tax returns. In 1995, the owners drew approximately $335,000 to pay estimated taxes on the earnings from these entities, with an additional $70,000 drawn in January 1996. Certain states in which the Companies do business do not recognize the "S" Corporation status or they impose minimum taxes. State income taxes are more of a license cost. They are included in administrative expenses in the accompanying combined statement of income. DTS reports to the Internal Revenue Service using the cash basis of accounting.

              Employee benefit plan

              The Companies maintain 401(k) plans and Section 125 cafeteria plans for the benefit of their employees. Employees elect to withhold specified amounts from their wages to contribute to the plans. The Companies have a fiduciary responsibility with respect to the plans.

              Estimated health self-insurance claims

              The Companies maintain a self-insurance plan for those employees who elect to participate. Under this plan, the Company is responsible for paying claims up to $40,000 annually per individual. There are provisions for reinsurance in the plan. The financial statements include an estimate for claims to be paid under this policy.

(2)           NOTES RECEIVABLE:

              Notes receivable - related parties consists of the following:

                                                         1995       1994
                                                       --------   --------

                  Note receivable - shareholder,
                  is an informal, unsecured
                  agreement due on demand with
                  interest at 8% ................      $  6,830   $ 57,604

                  Note receivable - shareholder,
                  is an informal, unsecured
                  agreement due on demand with
                  interest at 8% ................       213,737     81,705

                  Accrued interest on the above .        16,547      8,741
                                                       --------   --------

                  Total shown as a current asset       $237,114   $148,050
                                                       ========   ========
                  Note receivable - shareholder,
                  is an unsecured note which
                  requires monthly interest only
                  payments at prime plus 1.5%
                  through 2005 when all principal
                  and interest is due; 1995 and
                  1994 include $16,000 in accrued
                  interest receivable ...........      $216,000   $216,000
                                                       ========   ========

              Note receivable - employee consists of the following:

              Promissory note from one employee;
              payable weekly with interest at
              8%; note matures in July 1999;
              Upon termination, the note is
              immediatly due and payable.              $  7,374   $  9,222

              Promissory note from one employee;
              payable weekly with interest at
              9.5%; note matures in June 2000;
              secured by automobile.                     10,895         -
                                                       --------   --------
                                                         18,269      9,222
              Less current portion                        9,440      1,810
                                                       --------   --------
                                                       $  8,829   $  7,412
                                                       ========   ========


(3)  NOTE PAYABLE - BANK:

              Note payable - bank, consists of a revolving line of credit agreement which provides for borrowings up to the lesser of $4,000,000 or 80% of acceptable receivables as defined, payable in full May 1, 1996 with interest at prime plus .5%. The interest rate as of December 31, 1995 was 8.75%. The note is collateralized by accounts receivable, property and fixtures, and inventory, and is personally guaranteed by the shareholders. The line of credit agreement contains certain restrictive covenants regarding the financial position of the Companies. The Companies were in compliance with respect to the restrictive covenants as of December 31, 1995 and 1994.

(4)  NOTES PAYABLE - OTHER:

              Notes payable - other consists of the following:

                                                         1995       1994
                                                       --------   --------
              Unsecured note payable to an
              individual, due on demand with
              interest payable monthly at
              prime plus 1.5%.                         $     -    $  3,346

              Unsecured note payable to an
              individual, due on demand with
              interest payable monthly at
              prime plus 1.5%.                               -      56,477
                                                       --------   --------
                                                       $     -    $ 59,823
                                                       ========   ========



              A new agreement was entered at the end of 1995 with the party of the first note mentioned above . The note is due on demand with interest payable monthly at 11%. The balance on December 31, 1995 was $38,183.


(5)  LONG-TERM DEBT:

                                                        1995        1994
                                                      --------    --------


        6.75% notes payable to Toyota Motor
        Credit Corp; aggregate monthly payments
        of  $5,854,  including  interest;
        original amount of $190,285  beginning
        in January 1994; matures in January 1997;
        secured by vehicles.                          $   6,657   $ 136,163

        Less current portion                              6,657      62,978
                                                       --------    --------

                                                      $      -    $  73,185
                                                       ========    ========


              Eleven 1994 Toyota trucks were purchased in 1994 and were leased individually to a large customer for $550 per month. In 1995, ten of the vehicles were sold and the notes were paid off. The remaining note was paid off in January 1996.

(6)  COMMITMENTS:


              As of December 31, 1995, the Companies have the following commitments for operating facilities, which are accounted for as operating leases:

                                                                 Approximate
                                             Expiration          base monthly
                                              of lease               rent
                                           --------------        -----------

              Plainview, New York          Month-to-month          $  1,000
              Tempe, Arizona               January, 2000              4,380
              Albuquerque, New Mexico      October, 1996              1,185
              Stamford, Connecticut        Month-to-month               145
              Greenville, S. Carolina      June, 1996                   419
              Kennewick, Washington        October, 1996                705
              St. Louis, Missouri          December, 1996               554
              Carlsbad, New Mexico         December, 1996               450

              The Companies are responsible for property taxes, insurance and maintenance on certain leases.

              The Companies currently lease their office facilities in Tempe, Arizona from one of the shareholders. The lease contains a five-year renewal option. The rent on this office totalled $54,932 in 1995 and $47,938 in 1994.


              The following is a schedule by years of approximate future minimum
         rental  payments  on  operating   leases.   The  leases  in  New  York,
         Connecticut, and Arizona are included through 2000:


                         Year ended
                         December 31,
                         ------------

                             1996              $ 99,762
                             1997                66,300
                             1998                66,300
                             1999                66,300
                             2000                66,300
                                                -------
                                               $364,962
                                                =======


              Total rent expense was $98,822 for the year ended December 31, 1995, and $94,653 for 1994.

(7)  COMMON STOCK:

        Common stock consists of the following:
                                                         1995      1994
                                                       -------   -------

                  Common stock, RRA, no par;
                       authorized 200 shares;
                       issued and outstanding
                       100 shares .............        $19,558   $19,558

                  Common stock, DTS, $.01 par;
                       authorized 100 shares;
                       issued and outstanding
                       100 shares .............              1         1

                  Common stock, PSST, $.01 par;
                       authorized 100 shares;
                       issued and outstanding
                       100 shares (see below) .              1         1
                                                       -------   -------

                                                       $19,560   $19,560
                                                       =======   =======

              In July 1995, PSST redeemed Ray Rashkin's fifty shares upon his resignation as president of the corporation. The shares were retired by the corporation at fifty-percent of the net equity of the corporation as of June 30, 1995.

              This transaction had the effect of lowering the issued and outstanding shares to fifty. Paid in capital of PSST was reduced by $25,000. Ray Rashkin used the proceeds from the redemption as additional paid in capital of RRA, Inc.

(8)  MONEY PURCHASE PENSION PLAN:

              On June 1, 1993, the Company adopted a pension plan that contributes 10% to covered employees. This covered initially the Phoenix based administrative group. In December, 1993, the plan was amended to include employees at Lawrence Livermore National Laboratory effective January 1, 1994. In 1995, the administrative group was removed from the plan on January 1, and employees at Los Alamos were included as of May 1. The accrual as of December 31, 1995 and 1994 was $720,000 and $2855,287, respectively. Expense for 1995 and 1994 was $911,339 and $269,913, respectively.

(9)  SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

              For purposes of the Statement of Cash Flows, management considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

              Bank overdrafts are included as a financing activity because of their direct relation to line of credit funding.

              Cash paid during the years ended
              December 31, 1995 and 1994 was as follows:

                                                 1995         1994
                                             ----------    ----------
                 Interest                   $   176,854   $   163,210
                                             ==========    ==========

              Noncash investing and financing activities

              During 1994, the Washington and Texas offices were closed. Assets with a book value of $2,067 were written off.

                   A financing arrangement for the purchase of trucks was entered in 1994. Assets were capitalized and loans were obtained totalling $190,285 in connection with this transaction.

              Common stock and paid in capital for PSST were made in 1994 through adjustments to retained earnings and notes receivable from related parties. In relation to this, the redemption of stock in 1995 for $25,000 was an adjustment to paid in capital and notes receivable (see note 7).

              In 1995, a truck owned by the company was purchased by an employee for a note for $12,000. A truck was purchased by a shareholder as a note receivable for $6829.


(10) LITIGATION, CLAIMS, AND ASSESSMENTS:

              DTS complied with a client request to place a former client employee on the DTS payroll for the purpose of providing payrolling services. The individual was involved in an accident during his employment which resulted in the death of the individual, reported injuries to another individual, and damage to the client's property. A claim has been made against DTS on the theory that the company is vicariously liable for the individual's alleged negligence in the accident.

              The injured individual has filed a personal injury lawsuit against DTS and the client. A recent settlement demand was made for $1.2 million. In addition, the client has informally requested that DTS settle with it for the property damage that they approximate to be $1.58 million.

              DTS will vigorously defend the current lawsuit and any other legal action that is taken against it in relation to this occurence.

              Due to the facts described above, the amount of possible loss to DTS cannot be reasonably estimated , although it is possible that a loss may occur as a result of this legal action. Any potential loss has not been recorded on the accompanying financial statements.

                  RRA, INC., DATATECH TECHNICAL SERVICES, INC.
                     AND PROJECT STAFFING SUPPORT TEAM, INC.

                            COMBINED COST OF REVENUE

                 For the Years Ended December 31, 1995 and 1994


                                                 1995          1994
                                             -----------   -----------


          Salaries .......................   $38,288,202   $28,451,365

          Payroll Taxes ..................     3,335,931     2,493,840

          Per Diem .......................     1,524,415       714,387

          Healthcare Benefits ............     1,173,836       986,378

          Other ..........................        57,894       199,329

          Subcontractors .................          --          19,975

          Vacation and Holiday Pay .......     2,276,145     2,231,270

          Workman's Compensation Insurance       262,697       234,903

          Pension Plan ...................       911,339       269,913
                                             -----------   -----------
                                             $47,830,459   $35,601,360
                                             ===========   ===========

                  RRA, INC., DATATECH TECHNICAL SERVICES, INC.
                     AND PROJECT STAFFING SUPPORT TEAM, INC.

                  COMBINED GENERAL AND ADMINISTRATIVE EXPENSES

                 For the Years Ended December 31, 1995 and 1994



                                                  1995         1994
                                               ----------   ----------

          Salaries:
               Officers ....................   $  462,217   $  326,333
               Office ......................      897,526      619,640
          Payroll Taxes ....................       97,141       72,113
          Accounting .......................       23,221       10,850
          Advertising ......................       85,984       37,844
          Business Developments ............       66,241        5,587
          Commissions ......................       85,279       42,150
          Depreciation and Amortization ....      114,743      133,454
          Insurance ........................      129,973      105,860
          Legal Fees .......................       82,644       89,082
          Licenses and Fees ................       12,873        3,150
          Miscellaneous ....................       59,997      124,164
          Office Expense ...................      165,433      117,798
          Outside Services .................      159,348      147,220
          Property Taxes ...................       11,221        2,430
          Rent .............................      104,968       96,010
          Repairs and Maintenance ..........       25,242        9,821
          Telephone ........................      104,230       90,802
          Travel and Subsistence ...........      287,473      237,242
          Utilities ........................       15,786       15,844
                                               ----------   ----------
                                               $2,991,540   $2,287,394
                                               ==========   ==========

To The Shareholders
RRA, Inc., Datatech Technical Services, Inc.
  and Project Staffing Support Team, Inc.

INDEPENDENT AUDITOR'S REPORT


We have audited the accompanying combined balance sheets of RRA, Inc., Datatech Technical Services, Inc., and Project Staffing Support Team, Inc. as of December 31, 1994 and 1993, and the related combined statements of income, changes in shareholder's equity, and cash flows for the years then ended. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RRA, Inc., Datatech Technical Services, Inc., and Project Staffing Support Team, Inc. as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic combined financial statements taken as a whole. The information included in the accompanying schedules is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



ALEXANDER & DEVOLEY, P.C.


Phoenix, Arizona
February 1, 1995

                  RRA, INC., DATATECH TECHNICAL SERVICES, INC.
                     AND PROJECT STAFFING SUPPORT TEAM, INC.

                             COMBINED BALANCE SHEET

                 For the Years Ended December 31, 1994 and 1993

                                     Assets

                                                            1994          1993
                                                         ---------     ---------
CURRENT ASSETS:
         Cash ......................................    $  426,312    $   39,449
         Accounts receivable -
           Trade, less allowance for doubtful
           accounts of $10,000 in 1993 (Note 3) ....     3,434,704     2,423,705
         Other accounts receivable .................        10,411        17,294
         Note receivable - employee, current
           portion (Note 2) ........................         1,810          --
         Note receivable - related parties,
           current portion (Note 2) ................       148,050       130,205
         Prepaid expenses ..........................        27,284        32,724
                                                        ----------    ----------
           Total current assets ....................     4,048,571     2,643,377
                                                        ----------    ----------


PROPERTY AND EQUIPMENT (NOTE 1):
         Office furniture and equipment ............       346,395       283,571
         Leasehold improvements ....................       114,435        92,552
         Vehicles ..................................       215,330         2,300
                                                        ----------    ----------
                                                           676,160       378,423
         Less accumulated depreciation and
           amortization ............................       321,003       224,490
                                                        ----------    ----------

                                                           355,157       153,933
                                                        ----------    ----------

OTHER ASSETS:
         Refundable deposits .......................        50,396        25,069
         Note receivable - employee, long-
           term portion (Note 2) ...................         7,412          --
         Note receivable - related parties,
           long-term portion (Note 2) ..............       216,000       216,000
         Deferred loan fee, less amortization
           of $5,312 (Note 1) ......................         2,188          --
         Organizational costs, less accumulated
           amortization of $9,841 in 1994 and
           $6,560 in 1993 (Note 1) .................         6,560         9,841
         Client lists, less amortization of
           $8,125 in 1994 and $1,623 in 1993
           (Note 1) ................................        11,375        17,877
                                                        ----------    ----------
                                                           293,931       268,787
                                                        ----------    ----------

                                                        $4,697,659    $3,066,097
                                                        ==========    ==========

See accompanying notes to financial statements.

                 RRA, INC., DATATECH TECHNICAL SERVICES, INC.
                     AND PROJECT STAFFING SUPPORT TEAM, INC.

                             COMBINED BALANCE SHEET

                 For the Years Ended December 31, 1994 and 1993


                                   LIABILITIES

                                                           1994          1993
                                                         ---------     ---------

CURRENT LIABILITIES:
         Bank overdraft ............................    $  148,474    $     --
         Accounts payable ..........................        42,572        18,808
         Notes payable (Note 4) ....................        59,823       177,472
         Note payable - bank (Note 3) ..............     1,200,000     1,241,660
         Current portion of long-term debt .........        62,978          --
         Accrued expenses:
           Wages, vacation, and holiday ............       817,041       213,770
           Payroll taxes and withholdings ..........       170,283       205,544
           Gross receipts tax ......................        64,565        57,128
           Self insurance claims (Note 1) ..........       120,000        30,000
           Interest ................................        10,999         6,429
           Pension plan contributions (Note 8) .....       285,287         9,089
                                                        ----------    ----------
         Total current liabilities .................     2,982,022     1,959,900
                                                        ----------    ----------

LONG-TERM DEBT (NOTE 5): ...........................        73,185          --
                                                        ----------    ----------

SHAREHOLDERS' EQUITY:
         Common stock (Note 7) .....................        19,560        19,559
         Additional paid-in capital ................       387,863       325,264
         Retained earnings .........................     1,235,029       761,374
                                                        ----------    ----------
                                                         1,642,452     1,106,197
                                                        ----------    ----------

                                                        $4,697,659    $3,066,097
                                                        ==========    ==========

                  RRA, INC., DATATECH TECHNICAL SERVICES, INC.
                     AND PROJECT STAFFING SUPPORT TEAM, INC.

                          COMBINED STATEMENT OF INCOME

                 For the Years Ended December 31, 1994 and 1993



                                                      1994              1993
                                                  ------------      ------------


REVENUE ....................................     $ 38,559,163      $ 25,016,730

COST OF REVENUE ............................       35,601,360        23,313,171
                                                 ------------      ------------

GROSS PROFIT ...............................        2,957,803         1,703,559

GENERAL AND ADMINISTRATIVE EXPENSES ........        2,287,394         1,487,757
                                                 ------------      ------------

INCOME FROM OPERATIONS .....................          670,409           215,802
                                                 ------------      ------------

OTHER INCOME (EXPENSE):
         Interest expense ..................         (167,780)         (133,311)
         Interest income ...................           24,993            23,540
         Loss on abandonment and
             sale of fixed assets ..........           (2,067)             --
                                                 ------------      ------------
                                                     (144,854)         (109,771)
                                                 ------------      ------------

NET INCOME .................................     $    525,555      $    106,031
                                                 ============      ============







See accompanying notes to financial statements.

                  RRA, INC., DATATECH TECHNICAL SERVICES, INC.
                     AND PROJECT STAFFING SUPPORT TEAM, INC.

              COMBINED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                 For the Years Ended December 31, 1994 and 1993


                                               Additional
                                    Common      Paid-in       Retained
                                    Stock       Capital       Earnings         Total
                                -----------   -----------   -----------    -----------

BALANCE, DECEMBER 31, 1992 ..   $    19,559   $   240,264   $   662,843    $   922,666

CONTRIBUTION TO CAPITAL .....          --          85,000          --           85,000

DISTRIBUTION TO SHAREHOLDER .          --            --          (7,500)        (7,500)

NET INCOME - 1993 ...........          --            --         106,031        106,031
                                -----------   -----------   -----------    -----------
BALANCE, DECEMBER 31, 1993 ..        19,559       325,264       761,374      1,106,197


ISSUANCE OF 100 SHARES OF
      COMMON STOCK (NOTE 7) .             1          --            --                1

CONTRIBUTIONS TO CAPITAL ....          --          62,599          --           62,599

DISTRIBUTIONS TO SHAREHOLDERS          --            --         (51,900)       (51,900)

NET INCOME - 1994 ...........          --            --         525,555        525,555
                                -----------   -----------   -----------    -----------
BALANCE, DECEMBER 31, 1994 ..   $    19,560   $   387,863   $ 1,235,029    $ 1,642,452
                                ===========   ===========   ===========    ===========





See accompanying notes to financial statements.

                  RRA, INC., DATATECH TECHNICAL SERVICES, INC.
                     AND PROJECT STAFFING SUPPORT TEAM, INC.

                        COMBINED STATEMENT OF CASH FLOWS

                 For the Years Ended December 31, 1994 and 1993


                                                  1994             1993
                                             ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
      Cash received from customers .......   $ 37,544,620    $ 25,179,069
      Cash paid to suppliers and employees    (36,842,673)    (24,664,840)
      Interest paid ......................        (98,437)       (137,683)
      Interest received ..................          3,544              51
                                             ------------    ------------

NET CASH PROVIDED FROM OPERATING
      ACTIVITIES .........................        607,054         376,597
                                             ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Capital expenditures ...............       (321,652)        (55,553)
      Net advances on related party loans         (17,845)       (115,820)
      Net advances on employee loan ......         (9,222)           --
      Business list purchase .............           --           (19,500)
                                             ------------    ------------

NET CASH USED IN INVESTING ACTIVITIES ....       (348,719)       (190,873)
                                             ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Bank overdraft .....................        148,474            --
      Net payments under line of credit
        agreements .......................        (41,660)       (169,856)
      Principal payments on notes payable-
        other ............................       (117,649)        (69,251)
      Proceeds from stock issuance or
        capital contributions ............         62,600          85,000
      Distributions to shareholders ......        (51,900)         (7,500)
      Proceeds from long-term debt .......        190,285            --
      Payments on long-term debt .........        (54,122)           --
      Payment of deferred loan fee .......         (7,500)           --
                                             ------------    ------------

NET CASH PROVIDED FROM (USED IN)
      FINANCING ACTIVITIES ...............        128,528        (161,607)
                                             ------------    ------------

NET INCREASE IN CASH .....................        386,863          24,117

CASH AT BEGINNING OF YEAR ................         39,449          15,332
                                             ------------    ------------

CASH AT END OF YEAR ......................   $    426,312    $     39,449
                                             ============    ============




                See accompanying notes to financial statements.

                  RRA, INC., DATATECH TECHNICAL SERVICES, INC.
                     AND PROJECT STAFFING SUPPORT TEAM, INC.

                        COMBINED STATEMENTS OF CASH FLOWS

                 For the Years Ended December 31, 1994 and 1993


                                                 1994          1993
                                            ------------   ------------

RECONCILIATION OF NET INCOME TO NET
      CASH USED IN OPERATING ACTIVITIES:

NET INCOME ..............................   $   525,555    $   106,031
                                            -----------    -----------

ADJUSTMENTS TO RECONCILE NET INCOME
      TO NET CASH PROVIDED FROM OPERATING
      ACTIVITIES:
         Depreciation and amortization ..       128,142         57,819
         Amortization of loan fee .......         5,312           --
         Loss on abandonment and sale of
           fixed assets .................         2,067           --
         (Increase) decrease in accounts
           receivable ...................    (1,010,999)       162,339
         Decrease in other receivables ..         6,883          7,220
         (Increase) decrease in prepaid
           expenses and deposits ........       (19,887)            72
         (Increase) decrease in accounts
           payable ......................        23,764         (5,801)
         Increase in accrued expenses ...       946,217         48,917
                                            -----------    -----------

         Total adjustments ..............        81,499        270,566
                                            -----------    -----------

NET CASH PROVIDED FROM OPERATING
      ACTIVITIES ........................   $   607,054    $   376,597
                                            ===========    ===========




See accompanying notes to financial statements.

                  RRA, INC., DATATECH TECHNICAL SERVICES, INC.
                     AND PROJECT STAFFING SUPPORT TEAM, INC.

                          NOTES TO FINANCIAL STATEMENTS

                 For the Years Ended December 31, 1994 and 1993


(1)           SIGNIFICANT ACCOUNTING POLICIES:

              Business organization

              RRA,  Inc.  (RRA) was  incorporated  in 1964 under the laws of the
         State  of  New  York.  Datatech  Technical  Services,  Inc.  (DTS)  was
         incorporated in 1991 under the laws of the State of Arizona and commenced operations in 1992. Effective January 1, 1992, certain customer accounts and property and equipment of RRA were transferred to DTS in exchange for a down payment of $25,000 and a note for $150,000. The terms of the note call for 10 equal annual payments to RRA from DTS of $22,354 which includes principal and interest at 8%. The note receivable and note payable have been eliminated in combination. DTS charged RRA $225,350 in 1994 and $150,000 in 1993 for a management fee. Any income or expense related to these transactions have been eliminated in combination. The Companies remain under common management and control. Ray Rashkin owns 100% of RRA. Stanley Rashkin owns 100% of DTS.

              Project Staffing support Team, Inc. (PSST) was incorporated under the laws of the State of Arizona and commenced operations in 1994. PSST is owned in equal shares by Ray Rashkin and Stanley Rashkin. PSST had no revenue in 1994, and absorbed $41,327 in costs.

              Principles of combination

              These combined financial statements include the accounts of RRA, DTS, and PSST. All significant intercompany transactions and balances have been eliminated in combination.

              Nature of business

              The Companies provide highly trained individuals primarily to large corporate customers that contract with various governmental entities throughout the United States. The employees are provided on a temporary or semi-permanent basis. The individuals are employees of the Companies. The Companies maintain offices in Arizona, New York, Connecticut and New Mexico.

              The companies have two major contracts that are renewable. One of the contracts started early in 1994. Management is confident these contracts will continue. The largest of the two renewed for five years, and the other contract was extended for the first option year to January 1996.

              Property and equipment

              Property and equipment are stated at cost. Depreciation is provided using accelerated methods over the estimated useful lives of the assets. Amortization of leasehold improvements is provided using the straight-line method over the lesser of the lease term or the estimated useful lives of the assets. Depreciation and amortization expense was $118,362 and $52,914 in 1994 and 1993, respectively.

              Organizational costs, client lists and deferred loan fees

              Organizational costs for DTS are being amortized on a straight-line basis over five years. Client lists purchased for $19,500 are being amortized over three years. Deferred loan fees are being amortized over the term of the revolving line of credit agreement.

              Concentration of risks

              Periodically during the year, the Companies maintain cash in financial institutions in excess of the amounts insured by the Federal government.

              Income taxes

              The Companies have elected under applicable sections of the Internal Revenue Code to be treated as "S" Corporations for income tax purposes. Therefore, any income, loss and tax credits are reportable by the shareholders on their individual income tax returns. In 1995, the owners drew approximately $134,500 to pay the balance of estimated taxes on the earnings from these entities. Certain states in which the Companies do business do not recognize the "S" Corporation status or they impose minimum taxes. State income taxes are more of a license cost. They are included in administrative expenses in the accompanying combined statement of income. DTS reports to the Internal Revenue Service using the cash basis of accounting.

              Employee benefit plan

              The Companies maintain 401(k) plans and Section 125 cafeteria plans for the benefit of their employees. Employees elect to withhold specified amounts from their wages to contribute to the plans. The Companies have a fiduciary responsibility with respect to the plans.

              Estimated health self-insurance claims

              The Companies  maintain a self-insurance  plan for those employees who elect to participate. Under this plan, the Company is responsible for paying claims up to $30,000 annually per individual and approximately $300,000 in claims and premiums on a combined company-wide basis. There are provisions for reinsurance in the plan. The financial statements include an estimate for claims to be paid under this policy.

(2)           NOTES RECEIVABLE:

              Notes receivable - related parties consists of the following:

                                                           1994            1993
                                                        ---------     ---------

              Note receivable - shareholder,
              is an informal, unsecured
              agreement due on demand with
              interest at 8%                            $  57,604     $  69,685

              Note receivable - shareholder,
              is an informal, unsecured
              agreement due on demand with
              interest at 8%                               81,705        53,031

              Accrued interest on the above                 8,741         7,489
                                                        ---------     ---------

              Total shown as a current asset            $ 148,050     $ 130,205
                                                        =========     =========


              Note receivable - shareholder,
              is an unsecured note which requires
              monthly interest only payments at
              prime plus 1.5%  through 2005 when
              all principal and interest is due;
              1994 and 1993 include $16,000 in
              accrued interest receivable.              $ 216,000     $ 216,000
                                                        =========     =========

              Note receivable - employee consists of the following:

                                                           1994            1993
                                                        ---------     ---------

              Promissory note from one employee;
              payable weekly with interest at
              8%; note matures in July 1999.             $   9,222     $     -

              Less current portion                           1,810           -
                                                         ---------     ---------
                                                         $   7,412     $     -
                                                         =========     =========

(3)  NOTE PAYABLE - BANK:

              Note payable - bank, consists of a revolving line of credit agreement which provides for borrowings up to the lesser of $3,000,000 or 80% of acceptable receivables as defined, payable in full May 1, 1995 with interest at prime plus .75%. The interest rate as of December 31, 1994 was 8.0%. The note is collateralized by accounts receivable, property and fixtures, and inventory, and is personally guaranteed by the shareholders. The line of credit agreement contains certain restrictive covenants regarding the financial position of the Companies. The Companies were in compliance with respect to the restrictive covenants as of December 31, 1994.

              The agreement above replaced a similar agreement with another bank that matured in April 1994. This agreement, which was in effect at December 31, 1993, provided borrowings up to $2,000,000 with interest at prime plus 2%. Collateral, guarantees, and covenants were virtually the same as mentioned above.


(4)  NOTES PAYABLE - OTHER:

              Notes payable - other consists of the following:

                                                           1994          1993
                                                        ---------     ---------
              Unsecured note payable to an
              individual, due on demand with
              interest payable monthly at
              prime plus 1.5%.                          $   3,346     $  49,995

              Unsecured note payable to an
              individual, due on demand with
              interest payable monthly at
              prime plus 1.5%.                             56,477       127,477
                                                        ---------     ---------
                                                        $  59,823     $ 177,472
                                                        =========     =========


(5)  LONG-TERM DEBT:
                                                           1994          1993
                                                        ---------     ---------

        6.75% notes payable to Toyota Motor
        Credit Corp; aggregate monthly
        payments of $5,854, including interest;
        original amount of $190,285  beginning
        in January 1994; matures in January
        1997; secured by vehicles.                      $ 136,163     $     -

        Less current portion                               62,978           -
                                                        ---------     ---------

                                                        $  73,185     $     -
                                                        =========     =========

        Principal maturities are as follows:

                              1995                    $    67,364
                              1996                          5,821
                              1997                             -
                                                       ----------
                                                      $    73,185
                                                       ==========


              Eleven 1994 Toyota trucks were purchased and have been leased individually to a large customer for $550 per month.

(6)  COMMITMENTS:


              As of December 31, 1994, the Companies have the following commitments for operating facilities, which are accounted for as operating leases:

                                                            Approximate
                                           Expiration       base monthly
                                            of lease           rent
                                          --------------    ------------

              Farmingdale, New York       Month-to-month    $   1,700
              Tempe, Arizona              January, 1995         3,572
              Albuquerque, New Mexico     October, 1996         1,185
              Stamford, Connecticut       Month-to-month          320



              The Companies are responsible for property taxes, insurance and maintenance on certain leases.


              The Companies currently lease their office facilities in Tempe, Arizona from one of the shareholders. The lease contains two five-year renewal options which the Company intends to execute. The rent on this office totalled $47,938 in 1994 and $42,864 in 1993.


              The following is a schedule by years of approximate future minimum
         rental  payments  on  operating   leases.   The  leases  in  New  York,
         Connecticut, and Arizona are included through 1999:


                           Year ended
                          December 31,
                          ------------

                              1995          $ 93,492
                              1996            91,122
                              1997            79,272
                              1998            79,272
                              1999            79,272
                                             -------
                                            $422,430
                                             =======


              Total rent expense was $89,059 for the year ended December 31, 1993, and $94,653 for 1994.

(7)  COMMON STOCK:

          Common stock consists of the following:

                                                      1994           1993
                                                    --------      --------

          Common stock, RRA, no par;
               authorized 200 shares;
               issued and outstanding
               100 shares                          $  19,558     $  19,558

          Common stock, DTS, $.01 par;
               authorized 100 shares;
               issued and outstanding
               100 shares                                  1             1
          Common stock, PSST, $.01 par;
               authorized 100 shares;
               issued and outstanding
               100 shares                                  1             -
                                                    --------      --------

                                                   $  19,560     $  19,559
                                                    ========      ========


(8)  MONEY PURCHASE PENSION PLAN:

              On June 1, 1993, the Company adopted a pension plan that contributes 10% to covered employees. This covered initially the
         Phoenix based administrative group. The accrual for 1993 was approximately $9,000. In December, 1993, the plan was amended to include employees at Lawrence Livermore National Laboratory effective January 1, 1994. The Lawrence Livermore contract started on January 1, 1994. The accrual for 1994 was approximately $285,000. Expense for 1994 and 1993 was $269,913 and $9,089, respectively.


(9)  SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

              For purposes of the Statement of Cash Flows, management considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

              Cash paid during the years ended
              December 31, 1994 and 1993 was as follows:

                                              1994          1993
                                           ----------    ----------

                      Interest            $    98,437   $   137,683
                                           ==========    ==========

              Noncash investing and financing activities

              During 1994, the Washington and Texas offices were closed. Assets with a book value of $2,067 were written off.

                   A financing arrangement for the purchase of trucks was entered in 1994. Assets were capitalized and loans were obtained totalling $190,285 in connection with this transaction.

              Common stock and paid in capital for PSST were made in 1994 through adjustments to retained earnings and notes receivable from related parties.

                  RRA, INC., DATATECH TECHNICAL SERVICES, INC.
                     AND PROJECT STAFFING SUPPORT TEAM, INC.

                            COMBINED COST OF REVENUE

                 For the Years Ended December 31, 1994 and 1993


                                                       1994              1993
                                                   -----------       -----------


Salaries ...................................       $28,451,365       $18,864,072

Payroll Taxes ..............................         2,493,840         1,642,875

Per Diem ...................................           714,387           878,097

Healthcare Benefits ........................           986,378           348,047

Other ......................................           199,329           197,129

Subcontractors .............................            19,975             2,275

Vacation and Holiday Pay ...................         2,231,270         1,216,704

Workman's Compensation Insurance ...........           234,903           154,883

Pension Plan ...............................           269,913             9,089
                                                   -----------       -----------
                                                   $35,601,360       $23,313,171
                                                   ===========       ===========

                  RRA, INC., DATATECH TECHNICAL SERVICES, INC.
                     AND PROJECT STAFFING SUPPORT TEAM, INC.

                  COMBINED GENERAL AND ADMINISTRATIVE EXPENSES

                 For the Years Ended December 31, 1994 and 1993



                                                       1994              1993
                                                   -----------       -----------

Salaries:
     Officers ..............................        $  326,333        $  179,148
     Office ................................           619,640           468,159

Payroll Taxes ..............................            72,113            54,095

Accounting .................................            10,850            26,991

Advertising ................................            37,844            19,738

Business Developments ......................             5,587             6,608

Commissions ................................            42,150            27,763

Depreciation and Amortization ..............           128,142            57,819

Insurance ..................................           105,860            65,248

Legal Fees .................................            89,082            45,291

Licenses and Fees ..........................             8,462             5,182

Miscellaneous ..............................           124,164            57,037

Office Expense .............................           117,798            73,279

Outside Services ...........................           147,220            81,054

Property Taxes .............................             2,430             1,855

Rent .......................................            96,010            89,059

Repairs and Maintenance ....................             9,821             9,321

Telephone ..................................            90,802            82,997

Travel and Subsistence .....................           237,242           124,032

Utilities ..................................            15,844            13,081
                                                    ----------        ----------

                                                    $2,287,394        $1,487,757
                                                    ==========        ==========

          NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                 ______________

                               TABLE OF CONTENTS

                                           Page

Prospectus Summary.......................    2
Risk Factors.............................    4
The Company..............................    8
Selected Pro Forma
       Financial Information.............    8
Management's Discussion and Analysis
       of Financial Condition and
       Results of Operation..............   15
Description of Business..................   19
Market Price of the Company's
       Common Stock......................   28
Dividend Policy..........................   28
Description of the Company's Securities..   29
Management...............................   31
Certain Transactions.....................   36
Discontinued Operations..................   37
Principal Stockholders...................   40
Selling Stockholders.....................   44
Plan of Distribution.....................   50
Selected Historical Financial
       Information.......................   51
Legal Matters............................   52
Experts..................................   53
Additional Information...................   53
Index to Financial Statements............  F-1

             ----------------

       UNTIL ________________, 199_, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                              ____________ SHARES


                                    COMFORCE
                                  CORPORATION

                                  COMMON STOCK



                              ____________________

                                   PROSPECTUS

                                     , 1996
                              ____________________

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The expenses estimated to be incurred (other than the fees of the Commission which are actual) in connection with the offering, all of which are payable by the Registrant, are as follows:

            Description                 Amount
-------------------------------------------------
     SEC Registration Fee           $  43,712 *
     Printing Costs                    10,000 *
     Legal Fees                        40,000 *
     Accounting Fees                   20,000 *
     Blue Sky Fees and Expenses         5,000 *
     Miscellaneous                     11,288 *
                                    ---------
     Total                          $  30,000 *
                                    =========
     ----------
     * Estimate

     ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       The Registrant's Bylaws effectively provide that the Registrant, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 145"), shall indemnify all directors and officers of the Company and may indemnify all employees, representatives and other persons as permitted pursuant thereto.

       Section 145 permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by a third party if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

       The Company has no present intention of entering into separate indemnification agreements with its current directors, officers, or employees but may do so in the future. It may also enter into contracts with anyone else it is permitted to indemnify under Delaware law, but has no present intention of doing so.

       The Company maintains insurance against liabilities under the Securities Act of 1933 for the benefit of its officers and directors.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

       There have been no sales of unregistered securities by the Registrant within the past three years, except as follows. Unless specifically noted otherwise, the securities were not registered under the Securities Act of 1933, as amended, in reliance upon the exemption from registration provided by Section 4(2) of the Act. The factors that assured the availability of that exemption for each such transaction included the sophistication of the offerees and of the purchasers, their access to material information, the disclosures actually made to them by the Registrant and the absence of any general solicitation or advertising. Kwiatt, Silverman & Ruben, Ltd. previously advised the Company as to the availability of exemptions in certain cases.

       1. On December 28, 1993, 5,532 shares of the common stock of the Registrant were issued to Ross Llewelyn, Inc. in consideration of its discharge of $32,500 owed by the Registrant to it.

       2. The Registrant granted (i) to Nitsua, Ltd., a corporation wholly-owned by Austin A. Iodice, then the Chairman, President and Chief Executive Officer of the Registrant, an option to purchase 370,419 shares of the Registrant's common stock, and (ii) to Anthony Giglio, then a consultant to the Registrant, an option to purchase 185,209 shares of the Registrant's common stock, in each case at an exercise price of $1.125 per share, pursuant to written agreements with Messrs. Iodice and Giglio dated March 1993 whereby they agreed to provide management services to the Registrant when it was engaged in its discontinued jewelry business and known as The Lori Corporation. The options were delivered in February 1994 following the approval of the Registrant's Long-Term Incentive Plan by its stockholders in December 1993. Current management maintains that these options have expired. Mr. Iodice and Mr. Giglio dispute this claim.

       3. The Company, when operating as The Lori Corporation, did not have sufficient funds available to repay $750,000 due to a bank lender on March 31, 1995. Accordingly, on March 31, 1995, Alex Verde, a director of the Company, entered into an assignment agreement with the bank lender to purchase this indebtedness for $750,000, and advanced an additional $100,000 to the Company. In this connection, Mr. Verde and the Company also entered into an agreement whereby he reduced this indebtedness to $850,000 in consideration of the Company's issuance to him of 150,000 shares of its common stock valued at $337,500 ($2.25 per share) based upon closing market value of the shares on March 30, 1995. This loan, which was originally due July 31, 1995 (subsequently extended to September 15, 1995), was repaid in February 1996 by ARTRA, which had assumed the obligation to repay the loan under the terms of the Assumption Agreement. As compensation for agreeing to extend the maturity date of the loan, Mr. Verde received an additional 100,000 shares of the Company's Common Stock.

       4. On June 7, 1995, the Registrant issued 11,765 shares of its common stock to Manufacturers Indemnity and Insurance Co. of America and 5,882 shares of its common stock to each of Boeckman Investments, Matthew A. Gohd and Dobbins Partners, L.P., in each case as additional consideration for such persons agreeing to extend short-term loans to the Registrant.

       5. On October 17, 1995, the Company agreed to issue 500,000 shares of the Company's Common Stock as partial consideration for various fees and guarantees associated with its acquisition of all of the capital stock of COMFORCE Global. The 500,000 shares to be issued by the Company consisted of (i) 100,000 shares to be issued to an unrelated party for guaranteeing the payment of the purchase price to the seller, (ii) 100,000 shares to be issued to ARTRA, then the majority stockholder of the Company, in consideration of its guaranteeing the payment of the purchase price to the seller and agreeing to enter into the Assumption Agreement, (iii) 150,000 to be issued to two unrelated parties for advisory services in connection with the acquisition, and (iv) 150,000 shares to be issued to Peter

     R. Harvey, then a Vice President and director of the Company, for guaranteeing the payment of the $6.4 million purchase price to the seller. Current management has questioned its obligation to deliver the 150,000 shares to Peter R. Harvey and the 100,000 shares to ARTRA in consideration of their guarantees. However, for purposes of preparing the Company's earnings per share data for its financial statements, the Company is recognizing these shares as being issued and outstanding pending resolution of the disagreement among the parties. In addition, the Company issued 100,000 shares of the Company's Common Stock to ARTRA in exchange for all of the Series C Preferred Stock of the Company then held by it (9,701 shares) in order to facilitate the COMFORCE Global acquisition.

       6. On June 29, 1995, the Company entered into a letter agreement with Michael Ferrentino, the President and a Director of the Company, Christopher P. Franco, an Executive Vice President of the Company, and James L. Paterek, a consultant to the Company, subsequently amended as of October 6, 1995 (as amended, the "Letter Agreement"). Pursuant thereto, in exchange for their agreement to manage the Company's entry into and development of the telecommunications and computer technical staffing business, the Company agreed to issue to Messrs. Ferrentino, Franco and Paterek and Kevin W. Kiernan, Vice President of COMFORCE Global (collectively, the "Designated Individuals"), such number of shares of Common Stock equal to 35% of the total of the Company's then issued and outstanding Common Stock together with additional shares issued and warrants or options to purchase additional shares granted between October 6, 1995 and December 1, 1995 and to reserve for issuance to the Designated Individuals and other employees of the Company options or warrants to purchase 10% of the total of the Company's then issued and outstanding Common Stock together with additional shares issued and warrants or options to purchase additional shares granted between October 6, 1995 and December 1, 1995.

       On October 6, 1995, 3,091,302 shares of the Company's Common Stock in the aggregate were issued to the Designated Individuals and 796,782 additional shares are to be issued under the anti-dilution provisions of the Letter Agreement, all as follows:

                              Shares Issued   Shares to be Issued    Total
                                                                    Shares

    Michael Ferrentino           794,907              204,887        999,794
    Christopher P. Franco        794,907              204,887        999,794
    James L. Paterek           1,324,844              341,478      1,666,322
    Kevin W. Kiernan             176,644               45,530        222,174
                               ---------              -------      ---------
    Total                      3,091,302              796,782      3,888,084

       7. From July 1995 to October 1995, the Company issued to various creditors of the Company in consideration of extending credit to the Company or in payment of interest or fees due to such creditors under obligations of the Company (i) warrants to purchase 130,000 shares of the Company at exercise prices ranging from $2.00 to $2.062 per share and (ii) notes evidencing indebtedness aggregating $350,000 in original principal amount convertible into Common Stock of the Company based on a price of $2.00 per share.

       8. In October and November 1995, the Company sold 1,946,667 shares of its Common Stock in a private placement to certain accredited investors. The shares were offered in units consisting of one share of Common Stock and a detachable warrant to purchase one-half share of Common Stock (973,333 shares in the aggregate) for a selling price of $3.00 per unit. The gross proceeds from the offering were $5,840,000. The warrants have an exercise price of $3.375 per share and are exercisable for a period of five years from the date of grant commencing June 1, 1996 (except for certain warrants which were subsequently amended to provide for immediate exercise, as described in Item 9, below).

       9. In April 1996, the Company amended the warrants held by Manufacturers Indemnity and Insurance Company of America and Norman F. Siegel, both unaffiliated stockholders, to purchase 285,000 shares and 16,667 shares, respectively, of the Company's Common Stock at exercise prices ranging from $2.125 to $3.375 per share to permit immediate exercise (in the case of warrants to purchase 241,667 shares not immediately exercisable) and to provide for the issuance of one supplemental warrant at an exercise price of $9.00 per share for each warrant exercised on or before April 12, 1996. Warrants to purchase all 301,667 shares were exercised in April 1996 for an aggregate exercise price of $943,000.

       10. In April and May 1996, the Company sold 8,871 shares of its Series E Convertible Preferred Stock in a private placement to certain accredited investors. Of the shares offered, 8,470 were sold for $550.00 per share and 401 shares were sold for $750.00. The gross proceeds of the offering were $4,959,250. Under certain circumstances, each share of Series E Convertible Preferred Stock is convertible into 100 shares of Common Stock.

       11. In May 1996, the Company sold 7,002 shares of its Series D Convertible Preferred Stock in a private placement to certain accredited investors. The shares were sold for $1000.00 per share. The gross proceeds of the offering were $7,002,000. Under certain circumstances, each share of Series D Convertible Preferred Stock is convertible into
     83.33 shares of Common Stock.

     ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits

     3.1** Restated Certificate of Incorporation of the Company, as amended by Certificates of Amendment filed with the Delaware Secretary of State on June 14, 1987 and February 12, 1991.

     3.2 Certificate of Ownership (Merger) of COMFORCE Corporation into the Company (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

     3.3** Bylaws of the Company, as amended and restated effective as of May 9, 1996.

     3.4 Designation of Rights and Preferences of Series D Preferred Stock (included as an exhibit to the Company's Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996 and incorporated herein by reference).

     3.5 Designation of Rights and Preferences of Series E Preferred Stock (included as an exhibit to the Company's Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996 and incorporated herein by reference).

     5.1*   Opinion of Doepken Keevican & Weiss.

     10.1 Management Agreement dated as of April 9, 1993 between the Company and Nitsua, Ltd. (a corporation wholly-owned by Austin Iodice, formerly Lori's Chairman and Chief Executive Officer) (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1992 and incorporated herein by reference).

     10.2 Letter Agreement dated June 29, 1995, regarding employment or consulting services among the Company, ARTRA Group Incorporated, James L. Paterek, Michael Ferrentino and Christopher P. Franco (included as an exhibit to the Company's Current Report on Form 8-K dated September 11, 1995 and incorporated herein by reference).

     10.3 Stock Purchase Agreement dated September 11, 1995 among Spectrum Technologies, Inc., the Company, COMFORCE Corporation, ARTRA Group Incorporated, Peter R. Harvey, Marc L. Werner, James L. Paterek, Michael Ferrentino and Christopher P. Franco (included as an exhibit to the Company's Current Report on Form 8-K dated September 11, 1995 and incorporated herein by reference).

     10.4 Purchase Agreement among COMFORCE Global, Inc., Williams Communications Services, Inc. and Bruce Anderson (included as an exhibit to the Company's Current Report on Form 8-K dated March 13, 1996 and incorporated herein by reference).

     10.5 Loan Agreement between COMFORCE Global, Inc. and Chase Manhattan Bank (included as an exhibit to the Company's Current Report on Form 8-K dated March 13, 1996 and incorporated herein by reference).

     10.6 Amendment dated October 6, 1995 of Letter Agreement dated June 29, 1995, regarding employment or consulting services among the Company, ARTRA Group Incorporated, James L. Paterek, Michael Ferrentino and Christopher P. Franco (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

     10.7 Employment Agreement dated December 9, 1995 between the Company and Michael Ferrentino (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

     10.8 Employment Agreement dated December 9, 1995 between the Company and Christopher Franco (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

     10.9 Assumption Agreement dated October 17, 1995 between the Company and ARTRA GROUP Incorporated respecting ARTRA's assumption of substantially all of the Company's pre-existing liabilities (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

     10.10 Asset Purchase Agreement dated as of April 11, 1996 among Lawrence Jewelry Corporation, ARTRA GROUP Incorporated, the Company and Hanover Advisors, Inc. respecting the disposition of the assets of the Company's Jewelry Business (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

     10.11 Stock Purchase Agreement effective as of May 13, 1996 among the Company, COMFORCE Technical Services, Inc., Project Staffing Support Team, Inc., Raphael Rashkin and Stanley Rashkin (included as an exhibit to the Company's Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996 and incorporated herein by reference).

     10.12 Asset Purchase Agreement effective as of May 13, 1996 among the Company, COMFORCE Technical Services, Inc., DataTech Technical Services, Inc., Raphael Rashkin and Stanley Rashkin (included as an exhibit to the Company's Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996 and incorporated herein by reference).

     10.13 Asset Purchase Agreement effective as of May 13, 1996 among the Company, COMFORCE Technical Services, Inc., RRA, Inc., Raphael Rashkin and Stanley Rashkin (included as an exhibit to the Company's Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996 and incorporated herein by reference).

     10.14 Letter Agreement dated May 6, 1996 amending Asset Purchase Agreement effective as of May 13, 1996 among the Company, COMFORCE Technical Services, Inc., RRA, Inc., Raphael Rashkin and Stanley Rashkin (included as an exhibit to the Company's Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996 and incorporated herein by reference).

     10.15 Letter Agreement dated April 19, 1996 among CTS Acquisition Co. I, COMFORCE Technical Services, Inc., Project Staffing Support Team, Inc. and RRA, Inc. (included as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 and incorporated herein by reference).

     11.1 Computation of earnings per share and equivalent share of Common Stock for the three years ended December 31, 1995 (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

     11.2 Computation of earnings per share and equivalent share of Common Stock for the quarter ended March 31, 1996 (included as an exhibit to the Company's Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996 and incorporated herein by reference).

     21.1 List of Subsidiaries (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

     23.1*  Consent of Doepken Keevican & Weiss.

     23.2   Consent of Coopers & Lybrand L.L.P.

     23.3   Consent of Alexander & Devoley, P.C.

     24.1** Powers of Attorney (included on page II-7 of Amendment No. 1 to the
            Registration Statement).

     99.1** Consent of Kwiatt, Silverman & Ruben, Ltd.
     ________________
     *      To be filed by amendment.
     **     Previously filed.

     (b) Financial Statement Schedules. Set forth below is a list of the Financial Statement Schedules included as a part of the Registration Statement. Schedules not listed have been omitted because they are not applicable or the required information has been included in the financial statements or notes thereto.

        II.  Valuation and Qualifying Accounts


     ITEM 17.  UNDERTAKINGS.

     (a) The Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be filed on its behalf by the undersigned, thereupon duly authorized, in the City of Lake Success, State of New York, on October 16, 1996.

                                      COMFORCE Corporation
                                      (Registrant)

                                 By:  /s/  Michael Ferrentino
                                      ----------------------------------
                                      Michael Ferrentino,
                                      President



       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                                   President (Principal
/s/ Michael Ferrentino       *     Executive Officer) and
-------------------------------    Director                    October 16, 1996
Michael Ferrentino

/s/ Andrew Reiben            *    Chief Financial Officer
--------------------------------  (Principal Financial
Andrew Reiben                     and Accounting Officer)      October 16, 1996

/s/  Richard Barber          *    Director                     October 16, 1996
---------------------------------
Richard Barber

/s/ Keith Goldberg           *    Director                     October 16, 1996
---------------------------------
Keith Goldberg

/s/ Glen Miller              *    Director                     October 16, 1996
---------------------------------
Glen Miller



*  By: /s/ Christopher P. Franco
   ----------------------------------
       Christopher P. Franco, as
            Attorney-in-Fact

                                 EXHIBIT INDEX


     23.2   Consent of Coopers & Lybrand L.L.P.

     23.3   Consent of Alexander & Devoley, P.C.